Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TRUMP MEDIA & TECHNOLOGY GROUP CORP.,

T MEDIA SUB, INC.,

and

TAE TECHNOLOGIES, INC.

Dated as of December 18, 2025

Exhibits

Exhibit A – Parent Articles of Incorporation Amendment
Exhibit B – Parent Bylaws Amendment
Exhibit C – Parent Voting Support Agreement
Exhibit D – Company Voting Support Agreement
Exhibit E – Governance Matters
Exhibit F – Illustrative Fully Diluted Shares Certificates

Disclosure Letters

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2025 (this “Agreement”), is by and among Trump Media & Technology Group Corp., a Florida corporation (“Parent”), T Media Sub, Inc., a Florida corporation (“Merger Sub” and, together with Parent, the “Parent Parties” and each, a “Parent Party”), and TAE Technologies, Inc., a Delaware corporation (“Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).  Capitalized terms that are used but are not otherwise defined herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Merger Sub is a direct wholly owned Subsidiary of Parent, formed for the sole purpose of the Merger;

WHEREAS, the Parties intend that at the Effective Time, Merger Sub be merged with and into Company (the “Merger”), with Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Florida Business Corporations Act (the “FBCA”), that it is advisable and in the best interests of Parent and Parent Stockholders to effect the transactions contemplated by this Agreement, including the issuance of Parent Common Stock in the Merger on the terms and subject to the conditions of this Agreement (the “Parent Stock Issuance”) and the Parent Articles of Incorporation Amendment, (ii) approved and declared advisable this Agreement, the Parent Stock Issuance and the Parent Articles of Incorporation Amendment, (iii) resolved to submit and recommend the approval of the Parent Stock Issuance and the Parent Articles of Incorporation Amendment to Parent Stockholders, and (iv) directed that the Parent Stock Issuance and the Parent Articles of Incorporation Amendment be submitted to Parent Stockholders for approval;

WHEREAS, the board of directors of Company (the “Company Board”) has unanimously (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), that it is advisable and in the best interests of Company and Company Stockholders to consummate the transactions contemplated by this Agreement, including the Conversion, in which the outstanding shares of Company Preferred Stock will be converted into shares of Company Common Stock, and the Merger, in which the outstanding shares of Company Common Stock will be converted into the right to receive shares of Parent Common Stock, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Conversion and the Merger, (iii) resolved to submit and recommend the adoption of this Agreement and the approval of the transactions contemplated herein, including the Conversion and the Merger, to Company Stockholders and (iv) directed that this Agreement, the Conversion and the Merger be submitted to Company Stockholders for adoption and approval;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the FBCA, that it is advisable and in the best interests of Merger Sub and its sole stockholder to consummate the transactions contemplated by this Agreement, including the Merger, (ii) approved and declared advisable the adoption of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) resolved to submit and recommend the adoption of this Agreement and the approval of the Merger to Merger Sub’s sole stockholder;

WHEREAS, the Parties agree that (i) the Conversion and the Merger are intended to be treated for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”) as one or more “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Parent, Company and Merger Sub each will be a party to such reorganization or reorganizations within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, as an inducement to the willingness of Company to enter into this Agreement, the Supporting Stockholder shall execute and deliver to Company a voting support agreement, in the form set forth in Exhibit C (the “Parent Voting Support Agreement”), pursuant to which the Supporting Stockholder will agree to, among other things, vote its shares of Parent Common Stock in favor of the approval of the Parent Stock Issuance and the Parent Articles of Incorporation Amendment;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each Company Supporting Stockholder shall execute and deliver to Parent a voting support agreement, in the form set forth in Exhibit D (the “Company Voting Support Agreements”), pursuant to which each Company Supporting Stockholder will agree to, among other things, vote its shares of Company Stock in favor of the adoption and approval of this Agreement and the transactions contemplated herein, including the Conversion and the Merger;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, as a material inducement to the willingness of Company to enter into this Agreement, Parent and Company shall enter into that certain convertible promissory note (the “Convertible Promissory Note”), pursuant to which Parent will agree to fund within five (5) Business Days by wire transfer of immediately available funds $200 million to the Company and will agree to fund an additional $100 million to the Company upon the initial filing of the Registration Statement (as defined herein), in each case on the terms set forth in the Convertible Promissory Note;

WHEREAS, it is expected that, prior to the Effective Time, pursuant to Section 5.1(c) of the Company Certificate of Incorporation and subject to receipt of the Company Stockholder Approval, Company will cause each share of Company Preferred Stock that is issued and outstanding to be converted immediately prior to immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.1.1 and Section 4.2 of the Company Certificate of Incorporation; and

WHEREAS, each of the Parties hereto desires to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions.

(a)	As used in this Agreement, the following terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to those contained in the confidentiality provisions of the NDA.

“Action” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock equal to the number of Parent Fully Diluted Shares.

“Agreement” has the meaning set forth in the Preamble.

“AI Data Sets” means, with respect to artificial intelligence, machine learning or similar solutions, systems and technologies, any underlying training, validation, and test data-sets, scraped datasets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels.

“AI Models” means, with respect to artificial intelligence, machine learning or similar solutions, systems and technologies, any models, whether trained or untrained, including weights, parameters and structure or architecture.

“AI Solutions” means artificial intelligence, machine learning or similar solutions, systems and technologies, including (a) proprietary algorithms, technologies, software or systems, in each case that make use of or employ neural networks, natural language processing, statistical learning algorithms, or reinforcement learning, (b) proprietary embodied artificial intelligence and related hardware or technologies, (c) AI Data Sets, and (d) AI Models.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any other applicable Law concerning or relating to bribery, gratuities, or corruption.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.7(c).

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States or any other Governmental Entity of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any law, rule, or regulation requiring or permitting parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Articles of Merger” has the meaning set forth in Section 2.2(b).

“Assumed Warrant” has the meaning set forth in Section 3.5(d).

“Average Parent Stock Price” means the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq for each of the ten (10) consecutive trading days ending on the sixth trading day prior to the Closing Date.

“Board Designees” has the meaning set forth in Section 2.5(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by law or executive order to be closed.

“Capitalization Date” has the meaning set forth in Section 4.2(b).

“Certificates” or “Company Certificates” has the meaning set forth in Section 3.2(c).

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Tax Opinion” has the meaning set forth in Section 7.2(d).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state applicable Law.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.5(a).

“Company Alternative Proposal” means any bona fide proposal or offer made by any Person other than a Parent Party and its Affiliates for (a) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) or a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Company or any of its Subsidiaries and involving more than twenty percent (20%) of the assets of Company and its Subsidiaries, on a consolidated basis, (b) the direct or indirect acquisition by any Person of more than twenty percent (20%) of Company’s equity securities or of the voting power of the issued and outstanding shares of Company Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of Company’s equity securities or shares with twenty percent (20%) or more of the voting power of the issued and outstanding shares of Company Stock, or (c) any combination of the foregoing, in each case of clauses (a) and (b) whether in a single transaction or a series of related transactions.

“Company Audited Financial Statements” has the meaning set forth in Section 6.7(e).

“Company Benefit Plans” means any compensation and/or benefit plan, program, policy, agreement or other arrangement, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), or “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not subject to ERISA, and any bonus, incentive, retention, deferred compensation, severance, termination, vacation, stock purchase, stock option, restricted stock, stock appreciation right, equity compensation, employment, individual consulting, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan or (ii) plan mandated by Law to be contributed to by Company or any of its Subsidiaries that is maintained by any Governmental Entity), in each case, that is entered into, sponsored, maintained, contributed to or required to be contributed to, by Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Book-Entry Shares” or “Book-Entry Shares” has the meaning set forth in Section 3.2(c).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Company, dated as of August 22, 2022, as amended, supplemented or modified from time to time.

“Company Common Stock” has the meaning set forth in Section 3.2(b)(i).

“Company Contributor” has the meaning set forth in Section 4.15(b).

“Company Convertible Note” has the meaning set forth in the Recitals.

“Company Designee” has the meaning set forth in Section 2.5(b).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” means Company Options, Company RSUs and Company Restricted Shares.

“Company Equity Plan” means Company’s Amended and Restated 2002 Equity Incentive Plan, as amended from time to time.

“Company Existing Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Expenses” means a cash amount up to $30,000,000 to be paid in respect of Company’s reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Company Financial Statements” has the meaning set forth in Section 6.7(e).

“Company Fully Diluted Shares” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock resulting from the Conversion) plus (b) the number of shares of Company Common Stock issuable pursuant to all Company Equity Awards and Company Warrants, taking into account the consummation of the transactions contemplated by this Agreement and assuming the maximum number of shares of Company Common Stock that are or could become issuable thereunder and less (c) Disregarded Shares.

“Company Fully Diluted Shares Certificate” has the meaning set forth in Section 3.2(d)(ii).

“Company Indemnified Parties” has the meaning set forth in Section 6.13(a).

“Company Insurance Policies” has the meaning set forth in Section 4.18.

“Company Interim Financial Statements” has the meaning set forth in Section 6.7(e).

“Company Intervening Event” has the meaning set forth in Section 6.5(d).

“Company Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement among Company and the stockholders named therein, dated as of August 27, 2024, as amended, supplemented, modified or restated from time to time.

“Company Leased Real Property” has the meaning set forth in Section 4.16.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, development, condition or effect (collectively “Effects”) that has, individually or in the aggregate, a materially adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; provided that no Effect to the extent arising from any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:  (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit, Digital Asset or financial markets, including changes in interest, Digital Asset or exchange rates or prices, (ii) changes or developments in, or other Effects with respect to, the industries in which Company and its Subsidiaries operate, (iii) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated by this Agreement, including the impact thereof on the relationships of Company or any of its Subsidiaries with its or their employees, customers, suppliers, distributors, regulators or partners (it being agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement of this Agreement), or any litigation relating to the Merger or this Agreement (other than with respect to any representations and warranties of Company specifically addressing the impact of the Merger or this Agreement on such matters), (iv) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, or failure to take any action prohibited by this Agreement, (v) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (vi) any hurricane, tornado, fire, flood, earthquake, natural disaster, act of God or other comparable events, (vii) changes in Law or applicable regulations of any Governmental Entity, (viii) changes in GAAP or the interpretation thereof, (ix) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions or regulatory Action taken in respect thereof; provided that, with respect to clauses (i), (ii), (v), (vi), (vii), (viii) and (x), such Effects shall be taken into account to the extent they have a disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which Company and its Subsidiaries operate.

“Company Material Contract” means any Contract (including any amendment thereto) to which Company or any of its Subsidiaries is a party that:  (i) would be a “material contract” of Company (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of Company and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money by Company or its Subsidiaries from a third party lender in excess of $5,000,000 (in each case, whether incurred, assumed, guaranteed or secured by any asset); (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) which would require Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement; (v) contains any covenant that (A) limits the freedom of Company or its Subsidiaries or Affiliates to engage in or compete in any line of business, excluding clauses in commercial contracts entered into in the ordinary course of business consistent with past practice or (B) includes any provisions in respect of most favored nations pricing, minimum purchase or sale guarantees or similar concepts that restricts the business activity of Company or any of its Subsidiaries, in the case of subclause (B), to a degree that is material to Company and its Subsidiaries, taken as a whole; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $5,000,000 that has not been consummated prior to the date of this Agreement or pursuant to which Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement that would reasonably be expected to result in payments in excess of $1,000,000 for any 12-month period or other post-Closing indemnification obligations; or (B) gives any Person the right to acquire any assets of Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $5,000,000; (vii) is a Contract between any of Company or any of its Subsidiaries, on the one hand, and any Company Stockholder holding five percent (5%) or more of the issued and outstanding shares of Company Stock, on the other hand, within the last five (5) years; (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (ix) is a Contract under which any of Company or any of its Subsidiaries has advanced or loaned any amount of money to any Affiliate of Company or any of its Subsidiaries, including any loan extended to directors, executive officers or key employees of Company or any of its Subsidiaries; (x) contains any provision that requires the purchase of all of Company’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to Company and its Subsidiaries, taken as a whole; (xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by Company or any of its Subsidiaries in a total amount in excess of $5,000,000, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business; (xii) is a Contract with an independent contractor or other service provider for the provision of labor to Company or any of its Subsidiaries, which (A) is not cancellable without penalty or without more than sixty (60) days’ notice and (B) provides for an annual rate in excess of $100,000; (xiii) is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to Company or any of its Subsidiaries having a one-time or annual fee in excess of $250,000 excluding (A) non-exclusive licenses granted in the ordinary course of business, (B) commercially available “off the shelf” software, (C) non-disclosure agreements and (D) Open Source Software licenses; (xiv) is a Contract providing for indemnification or any guaranty by Company or any of its Subsidiaries, in each case that is material to Company and its Subsidiaries, taken as a whole, other than (X) any guaranty by Company or any of its Subsidiaries of any of the obligations of Company or any of its Subsidiaries that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (Y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business; (xv) is a Contract under which Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of Company or any of its Subsidiaries; (xvi) grants any third Person, or obligates Company or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to shares of common stock or other securities of Company; (xvii) is a Contract with any Governmental Entity during the preceding three (3) years; or (xviii) is a collective bargaining agreement; provided, however, that “Company Material Contract” shall not include any Company Benefit Plan.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Equity Plan.

“Company Permits” has the meaning set forth in Section 4.7(h).

“Company Personal Information” has the meaning set forth in Section 4.15(e).

“Company Preferred Approval” has the meaning set forth in Section 4.21.

“Company Preferred Stock” means, collectively, all shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock, Series 7 Preferred Stock, Series 8 Preferred Stock, Series 9 Preferred Stock, Series 10 Preferred Stock, Series 11 Preferred Stock and Series 12 Preferred Stock.

“Company Recommendation” has the meaning set forth in Section 4.3(a).

“Company Restricted Shares” means shares of Company Common Stock issued on exercise of a Company Option prior to vesting of such Company Option, which shares are not vested as of immediately prior to the Effective Time.

“Company Right of First Refusal Agreement” means that certain Amended and Restated Right of First Refusal among Company and the stockholders named therein, dated as of August 27, 2024, as amended, supplemented, modified or restated from time to time.

“Company RSU” means an award of restricted stock units that relates to shares of Company Common Stock granted under the Company Equity Plan.

“Company Series 1 Preferred Stock” means Company’s Series 1 Preferred Stock, par value $0.001 per share.

“Company Series 2 Preferred Stock” means Company’s Series 2 Preferred Stock, par value $0.001 per share.

“Company Series 3 Preferred Stock” means Company’s Series 3 Preferred Stock, par value $0.001 per share.

“Company Series 4 Preferred Stock” means Company’s Series 4 Preferred Stock, par value $0.001 per share.

“Company Series 5 Preferred Stock” means Company’s Series 5 Preferred Stock, par value $0.001 per share.

“Company Series 6 Preferred Stock” means Company’s Series 6 Preferred Stock, par value $0.001 per share.

“Company Series 7 Preferred Stock” means Company’s Series 7 Preferred Stock, par value $0.001 per share.

“Company Series 8 Preferred Stock” means Company’s Series 8 Preferred Stock, par value $0.001 per share.

“Company Series 9 Preferred Stock” means Company’s Series 9 Preferred Stock, par value $0.001 per share.

“Company Series 10 Preferred Stock” means Company’s Series 10 Preferred Stock, par value $0.001 per share.

“Company Series 11 Preferred Stock” means Company’s Series 11 Preferred Stock, par value $0.001 per share.

“Company Series 12 Preferred Stock” means Company’s Series 12 Preferred Stock, par value $0.001 per share.

“Company Stock” means Company Common Stock and Company Preferred Stock.

“Company Stockholders Agreement” means, collectively, the Company Investors’ Rights Agreement, the Company Right of First Refusal Agreement and the Company Voting Agreement.

“Company Stockholder Approval” has the meaning set forth in Section 4.21.

“Company Stockholders” or “Company Stockholder” means any Person (or the Persons, as applicable) that holds any shares of Company Stock of record.

“Company Superior Proposal” means a written Company Alternative Proposal (with all references to “twenty percent (20%)” in the definition of Company Alternative Proposal being treated as references to fifty percent (50%) for these purposes) which did not result from any material breach of Section 6.5, that the Company Board determines in good faith, after consultation with Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Company Alternative Proposal, and any other legal, financial and regulatory aspects of such Company Alternative Proposal and this Agreement that the Company Board considers relevant), and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Company Alternative Proposal pursuant to Section 6.5(d), to be more favorable from a financial point of view to holders of shares of Company Common Stock and Company Preferred Stock than the transactions contemplated by this Agreement.

“Company Supporting Stockholder” means each Company Stockholder set forth on Section 1.1(a) of the Company Disclosure Letter.

“Company Termination Fee” means an amount equal to $90,000,000.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement among Company and the stockholders named therein, dated as of August 27, 2024, as amended, supplemented, modified or restated from time to time.

“Company Voting Support Agreement” has the meaning set forth in the Recitals.

“Company Warrant” means warrants of Company that are convertible or exercisable into Company Common Stock pursuant to warrants by and between Company and the holders of Company Warrants.

“Company Written Consent” has the meaning set forth in Section 6.8(b).

“Contaminants” has the meaning set forth in Section 4.15(d).

“Continuing Employee” has the meaning set forth in Section 6.21(a).

“Contract” means any agreement, lease, license, contract, loan, guarantee of indebtedness, credit agreement, bond, note, mortgage, indenture, instrument, permit, concession, franchise, or other binding obligation, other than any Company Benefit Plan or any Parent Benefit Plan.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion” has the meaning set forth in Section 3.2(a).

“Convertible Promissory Note” has the meaning set forth in the Recitals.

“Debt” means indebtedness for borrowed money (including any deferred financing fees), capitalized leases and equivalents, all obligations in respect of letters of credit, performance bonds, bank guarantees and similar instruments, to the extent drawn or called upon, as applicable, and other obligations evidenced by promissory notes or similar instruments.

“DGCL” has the meaning set forth in the Recitals.

“Digital Assets” means crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents.

“Disregarded Shares” has the meaning set forth in Section 3.2(b)(ii).

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Dissenting Stockholders” has the meaning set forth in Section 3.3.

“Effective Time” has the meaning set forth in Section 2.2(c).

“Effects” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Eligible Shares” has the meaning set forth in Section 3.2(b)(i).

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Law” has the meaning set forth in Section 4.8(c).

“Environmental Permits” has the meaning set forth in Section 4.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“FBCA” has the meaning set forth in the Recitals.

“Financial Statement Deadline” has the meaning set forth in Section 6.7(e).

“Foreign Investment Authority” means any Governmental Entity of any jurisdiction with responsibility for enforcing any Foreign Investment Laws.

“Foreign Investment Laws” means any non-U.S. Laws that are designed or intended to prohibit, restrict, regulate, or screen acquisitions or investments involving foreign investors and/or acquisitions or investments in, or into, the sectors in which, (a) in the case of Company, Company or its Affiliates are active, or (b) in the case of Parent, Parent or its Affiliates are active, and any law, rule, or regulation requiring or permitting parties to submit any notification or filing to a Foreign Investment Authority regarding any transaction, merger, acquisition or joint venture.

“Former Company Holders” has the meaning set forth in Section 3.4(b)(i).

“Former Company Shares” has the meaning set forth in Section 3.4(b)(i).

“Fraud” means, of a Person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in this Agreement by such Person that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.

“GAAP” means United States generally accepted accounting principles or, when individually applicable to foreign Subsidiaries (as applicable), the generally accepted accounting principles applicable thereto.

“Governmental Entity” means (a) any supranational body, any nation or government, any state, province, or other political subdivision thereof, including all branches of the foregoing; (b) any government agency, department, board, tribunal, commission or instrumentality of the United States of America, any non-U.S. government, any state of the United States of America, or any municipality or other political subdivision thereof; and (c) any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 4.8(d).

“HSR Act” has the meaning set forth in Section 4.3(b).

“Intellectual Property” means all intellectual property rights of every kind and description arising under applicable Law in any jurisdiction throughout the world, including all U.S. and non-U.S.:  (i) patents, utility models and similar statutory rights with respect to the protection of inventions and any patent applications of any of the foregoing; (ii) trademarks, trade names, service marks, logos, domain names and other indicia of origin or source, all registrations and applications for all of the foregoing, and all goodwill associated with all of the foregoing; (iii) published and unpublished works of authorship, copyrights therein and thereto, software, and all registrations and applications for all of the foregoing; (iv) Trade Secrets; and (v) any other proprietary or intellectual property rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“International Trade Laws” means any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act (22 U.S.C. §§ 2778 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (c) the Export Control Reform Act of 2018 and the Export Administration Regulations (15 C.F.R. Parts 730-734.); (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) and the U.S. Department of the Treasury’s Internal Revenue Service; (e) any Law, executive order or implementing regulations of the U.S. Department of the Treasury Office of Foreign Assets Control (such implementing regulations set forth at 31 C.F.R. Parts 500-599), and Sanctions Laws; (f) Laws governing the handling, commission, de-commission, source materials, by-product materials, and technologies regulated by the Nuclear Regulatory Commission and Department of Energy (including implementing regulations set forth at 10 C.F.R. Part 110 and 810); and (g) and all other Laws concerning exports, imports, or other foreign access to U.S.-origin technology.

“IRS” has the meaning set forth in Section 4.9(a).

“IT Systems” has the meaning set forth in Section 4.15(d).

“Knowledge” means (a) with respect to Parent, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(a) of the Parent Disclosure Letter and (b) with respect to Company, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(b) of the Company Disclosure Letter.

“Latest Company Balance Sheet” has the meaning set forth in Section 4.4(a).

“Laws” and “Law” means any domestic or foreign, federal, state, provincial, or local statute, law (including common law), ordinance, rule, binding administrative interpretation, code, regulation, Order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity.

“Leases” means all leases and subleases (including all amendments, extensions, renewals and other agreements related thereto) of real property leased or subleased by Company or Parent, as landlord or tenant, as applicable, or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Merger” has the meaning set forth in the Recitals.

“Merger Materials” has the meaning set forth in Section 6.7(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Shares” has the meaning set forth in Section 3.2(b)(iii).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NDA” means the mutual confidentiality agreement, dated as of November 12, 2025, between Company and Parent.

“NYSE Texas” means NYSE Texas, Inc.

“Open Source Software” means all software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model or any other license described by the Open Source Initiative as set forth anywhere on www.opensource.org or that otherwise conditions any rights granted in such license upon the disclosure, distribution or licensing of any other software or the grant of a license to any patent.

“Order” means any order, judgment, writ, decree or injunction, whether temporary, preliminary or permanent, issued by any court, agency or other Governmental Entity.

“Other Designees” has the meaning set forth in Section 2.5(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a).

“Parent Alternative Proposal” means any bona fide proposal or offer made by any Person other than Company and its Affiliates for (a) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) or a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Parent or any of its Subsidiaries and involving more than twenty percent (20%) of the assets of Parent and its Subsidiaries, on a consolidated basis, (b) the direct or indirect acquisition by any Person of more than twenty percent (20%) of Parent’s equity securities or of the voting power of the issued and outstanding shares of Parent Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of Parent’s equity securities or shares with twenty percent (20%) or more of the voting power of the issued and outstanding shares of Parent Common Stock, or (c) any combination of the foregoing, in each case of clauses (a) and (b) whether in a single transaction or a series of related transactions.

“Parent Approvals” has the meaning set forth in Section 5.3(b).

“Parent Articles of Incorporation Amendment” has the meaning set forth in Section 2.4(a).

“Parent Benefit Plans” means any compensation and/or benefit plan, program, policy, agreement or other arrangement, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), or “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not subject to ERISA, and any bonus, incentive, retention, deferred compensation, severance, termination, vacation, stock purchase, stock option, restricted stock, stock appreciation right, equity compensation, employment, individual consulting, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan or (ii) plan mandated by Law to be contributed to by Parent or any of its Subsidiaries that is maintained by any Governmental Entity), in each case, that is entered into, sponsored, maintained, contributed to or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws Amendment” has the meaning set forth in Section 2.4(a).

“Parent Change of Recommendation” has the meaning set forth in Section 6.6(d).

“Parent Common Stock” has the meaning set forth in Section 3.2(b)(i).

“Parent Contributor” has the meaning set forth in Section 5.15(b).

“Parent Convertible Notes” means the 0.00% Convertible Senior Secured Notes due May 29, 2028, issued pursuant to the Parent Convertible Notes Indenture.

“Parent Convertible Notes Indenture” means that certain Indenture, dated as of May 29, 2025, among Parent, U.S. Bank Trust Company, National Association, as trustee and collateral agent, and the guarantors party thereto.

“Parent Designee” has the meaning set forth in Section 2.5(b).

“Parent Digital Assets” has the meaning set forth in Section 5.26(c).

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Equity Award” means an Award (as defined in the Parent Equity Plan).

“Parent Equity Plan” means Parent’s 2024 Equity Incentive Plan, as amended from time to time.

“Parent Expenses” means a cash amount up to $30,000,000 to be paid in respect of Parent’s reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Parent Fully Diluted Shares” means the sum of (a) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, excluding any treasury shares) plus (b) the number of shares of Parent Common Stock that are issuable pursuant to all Parent Equity Awards and Parent Warrants taking into account the consummation of the transactions contemplated by this Agreement and assuming the maximum number of shares of Parent Common Stock that are or could become issuable thereunder following Closing.

“Parent Fully Diluted Shares Certificate” has the meaning set forth in Section 3.2(d)(i).

“Parent Insurance Policies” has the meaning set forth in Section 5.18.

“Parent Intervening Event” has the meaning set forth in Section 6.6(d).

“Parent Leased Real Property” has the meaning set forth in Section 5.16.

“Parent Material Adverse Effect” means any Effect that has, individually or in the aggregate, a materially adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole; provided that no Effect to the extent arising from any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect:  (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit, Digital Asset or financial markets, including changes in interest, Digital Asset or exchange rates or prices, (ii) any decline in, or other Effects with respect to, the market price or change in the trading volume of shares of Parent Common Stock or Parent Digital Assets, including bitcoin or Cronos (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change or Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (iii) changes or developments in, or other Effects with respect to, the industries in which Parent and its Subsidiaries operate, (iv) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated by this Agreement, including the impact thereof on the relationships of Parent or any of its Subsidiaries with its or their employees, customers, suppliers, distributors, regulators or partners (it being agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement of this Agreement), or any litigation relating to the Merger or this Agreement (other than with respect to any representations and warranties of Parent specifically addressing the impact of the Merger or this Agreement on such matters), (v) the identity of Company or any of its Affiliates, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Company, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any hurricane, tornado, fire, flood, earthquake, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations of any Governmental Entity, (x) changes in GAAP or the interpretation thereof, (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (xii) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions or regulatory Action taken in respect thereof; provided that, with respect to clauses (i), (iii), (vii), (viii), (ix), (x) and (xii), Effects shall be taken into account to the extent they have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” means any Contract (including any amendment thereto) to which Parent or any of its Subsidiaries is a party that:  (i) would be a “material contract” of Parent (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of Parent and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money by the Parent or its Subsidiaries from a third party lender in excess of $5,000,000 (in each case, whether incurred, assumed, guaranteed or secured by any asset); (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) which would require Parent or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement; (v) contains any covenant that (A) limits the freedom of Parent or its Subsidiaries or Affiliates to engage in or compete in any line of business, excluding clauses in commercial contracts entered into in the ordinary course of business consistent with past practice or (B) includes any provisions in respect of most favored nations pricing, minimum purchase or sale guarantees or similar concepts that restricts the business activity of Parent or any of its Subsidiaries, in the case of subclause (B), to a degree that is material to Parent and its Subsidiaries, taken as a whole; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $5,000,000 that has not been consummated prior to the date of this Agreement or pursuant to which Parent or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement that would reasonably be expected to result in payments in excess of $1,000,000 for any 12-month period or other post-Closing indemnification obligations; or (B) gives any Person the right to acquire any assets of Parent or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $5,000,000; (vii) is a Contract between any of Parent or any of its Subsidiaries, on the one hand, and any Parent Stockholder holding five percent (5%) or more of the issued and outstanding shares of Parent Common Stock, on the other hand, within the last five (5) years; (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or Digital Assets or interest rates; (ix) is a Contract under which any of Parent or any of its Subsidiaries has advanced or loaned any amount of money to any Affiliate of Parent or any of its Subsidiaries, including any loan extended to directors, executive officers or key employees of Parent or any of its Subsidiaries; (x) contains any provision that requires the purchase of all of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to Parent and its Subsidiaries, taken as a whole, (xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by Parent or any of its Subsidiaries in a total amount in excess of $5,000,000, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business; (xii) is a Contract with an independent contractor or other service provider for the provision of labor to Parent or any of its Subsidiaries, which (A) is not cancellable without penalty or without more than sixty (60) days’ notice and (B) provides for an annual rate in excess of $100,000; (xiii) is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to Parent or any of its Subsidiaries having a one-time or annual fee in excess of $250,000 excluding (A) non-exclusive licenses granted in the ordinary course of business, (B) commercially available “off the shelf” software, (C) non-disclosure agreements and (D) Open Source Software licenses; (xiv) is a Contract providing for indemnification or any guaranty by Parent or any of its Subsidiaries, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (X) any guaranty by Parent or any of its Subsidiaries of any of the obligations of Parent or any of its Subsidiaries that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (Y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business; (xv) is a Contract under which Parent or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of Parent or any of its Subsidiaries; (xvi) grants any third Person, or obligates Parent or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to shares of common stock or other securities of Parent; (xvii) is a Contract with any Governmental Entity during the preceding three (3) years; or (xviii) is a collective bargaining agreement; provided, however, that “Parent Material Contract” shall not include any Parent Benefit Plan.

“Parent Meeting” has the meaning set forth in Section 6.8(a).

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Permits” has the meaning set forth in Section 5.7(h).

“Parent Personal Information” has the meaning set forth in Section 5.15(e).

 “Parent Products” means any products, content and services of Parent or its Subsidiaries.

“Parent Recommendation” has the meaning set forth in Section 5.3(a).

“Parent RSU” means a restricted stock unit granted under the Parent Equity Plan pursuant to which the holder has a right to receive a share of Parent Common Stock (or an equivalent amount in cash) after such unit vests based solely on the continued service of the holder.

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Parent Share” has the meaning set forth in Section 3.2(b)(i).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholder Approval” has the meaning set forth in Section 5.22.

“Parent Stockholders” or “Parent Stockholder” means any Person (or the Persons, as applicable) that holds any shares of Parent Common Stock.

“Parent Superior Proposal” means a written Parent Alternative Proposal (with all references to “twenty percent (20%)” in the definition of Parent Alternative Proposal being treated as references to fifty percent (50%) for these purposes) which did not result from any material breach of Section 6.6, that the Parent Board determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Parent Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Parent Alternative Proposal, and any other legal, financial and regulatory aspects of such Parent Alternative Proposal and this Agreement that the Parent Board considers relevant), and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Company in response to such Parent Alternative Proposal pursuant to Section 6.6(d), to be more favorable from a financial point of view to holders of shares of Parent Common Stock than the transactions contemplated by this Agreement.

“Parent Termination Fee” means an amount equal to $90,000,000.

“Parent Voting Support Agreement” has the meaning set forth in the Recitals.

“Parent Wallets” has the meaning set forth in Section 5.26(a).

“Parent Warrants” means warrants of Parent that are convertible or exercisable into Parent Common Stock pursuant to warrants by and between Parent and the holders of Parent Warrants, including any and all public warrants, private placement warrants, convertible note warrants and post-IPO warrants.

“Per Share Merger Consideration” has the meaning set forth in Section 3.2(b)(i).

“Personal Data” means all information that identifies, is capable of identifying (directly or indirectly, either alone or in combination with other data) or otherwise relates to an individual person or household, personal or personally identifiable data or information, including personal data (or the equivalent) as defined in any applicable Law.

“Privacy Laws” means all U.S., state and foreign Laws relating to Personal Data, including the European Union’s General Data Protection Regulation and ePrivacy Directive, the UK General Data Protection Regulation, the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act, the Children’s Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act 2000, the UK Data Protection Act of 2018, and any other Laws governing the privacy, security, integrity, accuracy, Processing or other protection of Personal Data.

“Privacy Policies” means all (i) policies, representations, and statements relating to Personal Data and/or the Processing thereof, including those posted or made publicly available or provided to end users, employees or business partners in any media by the Parent or its Subsidiaries and (ii) industry standards governing Personal Data or cybersecurity.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) inchoate, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens, arising in the ordinary course of business for amounts that are not delinquent and that will be paid in the ordinary course of business, (c) with respect to the Company Leased Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Company Leased Real Property that are not violated by the current use or occupancy of such Company Leased Real Property or the activities currently conducted thereon, in any material respect, (d) with respect to the Parent Leased Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Parent Leased Real Property which are not violated by the current use or occupancy of such Parent Leased Real Property or the activities currently conducted thereon, in any material respect, (e) Liens in favor of lessors arising in connection with any property leased to Company and its Subsidiaries or Parent and its Subsidiaries, (f) Liens that are disclosed on the most recent consolidated balance sheet of Company or Parent or notes thereto (or securing liabilities reflected on such balance sheet), (g) with respect to the Company Leased Real Property, inchoate Liens arising from the terms of the related Leases, (h) with respect to Parent Leased Real Property, inchoate Liens arising from the terms of the related Leases, (i) with respect to the Company Leased Real Property, easements, rights of way, restrictions and covenants, which, in each case of this clause (i), would not interfere with the present use of the properties or assets of the business of Company and its Subsidiaries, taken as a whole, (j) with respect to the Parent Leased Real Property, easements, rights of way, restrictions and covenants, which, in each case of this clause (j), would not materially impair the value or interfere with the present use of the properties or assets of the business of Parent and its Subsidiaries, taken as a whole, (k) export restrictions, non-exclusive licenses, non-disclosure agreements or covenants not to sue with respect to Intellectual Property granted by Company or its Subsidiaries or Parent and its Subsidiaries (i) in the ordinary course of business or (ii) to contractors, vendors or service providers solely for the purpose of performance of services for Company or any of its Subsidiaries or Parent or any of its Subsidiaries, where the license is ancillary to the purpose of the underlying contract; (l) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, tenders, trade contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business for amounts that are not delinquent and that will be paid in the ordinary course of business, (m) inchoate Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security obligations, and (o) inchoate Liens imposed by or in favor of a Governmental Entity to secure environmental, regulatory or other similar obligations with respect to the acquisition, use or disposal of Hazardous Substances in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Process” or “Processing” means, with respect to data (including Personal Data), the use, collection, creation, receipt, processing, aggregation, storage, maintenance, adaption, alteration, transfer, transmission, disclosure, dissemination, combination, erasure, destruction, de-identification, pseudonymizing or anonymizing of such data, any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Law.

“Proxy Statement/Prospectus” has the meaning set forth in Section 4.12.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, Orders, directives, guidelines or recommendations issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with any epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

“Registration Statement” has the meaning set forth in Section 6.7(a).

“Representatives” means, with respect to a Person, such Person’s investment bankers, consultants, attorneys, accountants, agents, advisors, Affiliates and other representatives.

“Rollover Option” has the meaning set forth in Section 3.5(a).

“Rollover Restricted Share” has the meaning set forth in Section 3.5(c).

“Rollover RSU” has the meaning set forth in Section 3.5(b).

“Sanctions” has the meaning set forth in Section 4.7(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Subsidiary” means, with respect to any Party, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such Party, or (b) such Party or any Subsidiary of such Party is a general partner (excluding partnerships in which such Party or any Subsidiary of such Party does not have a majority of the voting interests in such partnership).

“Successor Benefit Plan” has the meaning set forth in Section 6.21(b).

“Supporting Stockholder” means the Donald J. Trump Revocable Trust dated April 7, 2014.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Law” has the meaning set forth in Section 4.22.

“Tax Counsel” has the meaning set forth in Section 7.2(d).

“Tax Return” has the meaning set forth in Section 4.13(b).

“Taxes” has the meaning set forth in Section 4.13(b).

“Termination Date” has the meaning set forth in Section 6.1(a).

“Trade Secrets” means trade secrets, know-how, inventions, methods, processes, technology, data, databases and data collections, in each case, that derive independent economic value, actual or potential, from not being generally known to, or not readily ascertainable through proper means by, other Persons, but excluding any copyrights or patents that cover or protect any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code (including any successor regulations).

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such action or failure to take such action would be a breach of this Agreement.

Section 1.2   Headings.  Headings of the articles and sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3     Interpretation.  When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All references to “dollars” or “$” in this Agreement are to United States dollars.  Any agreement or contract defined or referred to herein means such agreement or contract as from time to time amended, modified or supplemented in accordance with the terms hereof and thereof, including by waiver or consent; provided that with respect to any agreement or contract listed on a schedule hereto, all such amendments, modifications, or supplements must also be listed on the appropriate schedule.  Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it were drafted by all of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.  Documents or other information or materials will be deemed to have been “made available” by Company or Parent, as applicable, if such documents, information or materials have been (i) posted to the “Project Lunar” virtual data room managed by Company hosted with Sharevault and the “Project Answer” virtual data room managed by Parent hosted by Sharepoint, in each case prior to 5:00 p.m. Eastern Time on the day prior to the date of this Agreement or (ii) filed with or furnished to the SEC and available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

ARTICLE II

THE MERGER

Section 2.1     The Merger.  On the terms and subject to the satisfaction or, to the extent permitted herein and by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the FBCA, at the Effective Time, Merger Sub will merge with and into Company, the separate corporate existence of Merger Sub will cease and Company will continue its corporate existence under the DGCL as the Surviving Corporation and a wholly owned Subsidiary of Parent.

Section 2.2     Effective Time of the Merger.  Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the following to occur:

(a)
Company shall execute and file a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and manner provided in the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger.

(b)
Company shall execute and file Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Florida, in such form and manner provided in the FBCA and shall make all other filings or recordings required under the FBCA to effect the Merger.

(c)
The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and when the Articles of Merger have been duly filed with the Secretary of State of the State of Florida, or at such later time as is provided in the Certificate of Merger and Articles of Merger as agreed between Parent and Company (such time as the Merger becomes effective, the “Effective Time”).

Section 2.3     Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the Party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the Party having the benefit of the applicable condition) of all conditions at the Closing), remotely through the electronic exchange of documents and consideration required to be delivered at the Closing, unless another place, date or time is agreed to in writing by Company and Parent.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.4     Articles of Incorporation and Bylaws of Parent and Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)
Subject to Section 6.6 and Section 6.8 and to the receipt of the Parent Stockholder Approval, Parent shall take all actions reasonably necessary such that at the Effective Time, the articles of incorporation and bylaws of Parent shall be amended in the form set forth in Exhibit A (the “Parent Articles of Incorporation Amendment”) and Exhibit B (the “Parent Bylaws Amendment”), respectively, and Parent shall cause the Parent Articles of Incorporation Amendment to be executed in accordance with the relevant provisions of the FBCA and filed with the Secretary of State of the State of Florida, and shall make any and all other filings or recordings required under the FBCA in connection therewith.

(b)
Subject to Section 6.13, at the Effective Time, the Company Certificate of Incorporation and bylaws of Company shall be amended and restated to read as the certificate of incorporation and bylaws of Merger Sub (except with respect to the name of the Surviving Corporation), and as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation, in each case, until thereafter amended as provided therein or by applicable Law.

Section 2.5     Governance Matters.

(a)
Parent shall take all actions reasonably necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Parent Board immediately prior to the Effective Time) so that, as of immediately following the Effective Time, the number of directors that will comprise the full Parent Board will be nine (9). Parent shall also take all actions reasonably necessary to create, following the Effective Time, an advisory panel for the benefit of the post-Closing Parent Board, to be comprised of individuals nominated and appointed by the post-Closing Parent Board.

(b)
The Parties hereto shall take all actions reasonably necessary to cause (i) the two (2) individuals designated by Company set forth on Exhibit E as the “Company Designees” (the “Company Designees”), (ii) the two (2) individuals designated by Parent set forth on Exhibit E as the “Parent Designees” (the “Parent Designees”) and (iii) the five (5) individuals selected pursuant to the process set forth on Exhibit E (or such number as results based on such process, the “Other Designees” and, together with the Company Designees and the Parent Designees, the “Board Designees”) to serve on the Parent Board (it being understood and agreed that prior to the Effective Time, the Board of Directors of Parent shall determine that each of the Board Designees is acceptable to Parent (including the Nominating and Corporate Governance Committee of Parent)) so that, as a result, as of immediately following the Effective Time, the Parent Board shall consist solely of the Board Designees until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified.  Each Board Designee identified as being “independent” on Exhibit E shall qualify as an “independent director” as such term is defined in the applicable rules and regulations of the SEC, the Nasdaq and the NYSE Texas.  In the event that (i) any Company Designee is unable or unwilling to serve, for any reason, as a director on the Parent Board at the Effective Time, Company shall have the right to designate another individual reasonably acceptable to Parent (such approval not to be unreasonably withheld, delayed or conditioned) to serve as a director on the Parent Board and to become a Company Designee in place of such Company Designee originally designated, provided, that if such director is a replacement for a director designated as “independent” on Exhibit E such replacement director shall meet the requirements for being an “independent” director under the applicable standards of the SEC, the Nasdaq and the NYSE Texas, (ii) any Parent Designee is unable or unwilling to serve, for any reason, as a director on the Parent Board at the Effective Time, Parent shall have the right to designate another individual reasonably acceptable to Company (such approval not to be unreasonably withheld, delayed or conditioned) to serve as a director on the Parent Board and to become a Parent Designee in place of such Parent Designee originally designated, provided, that if such director is a replacement for a director designated as “independent” on Exhibit E such replacement director shall meet the requirements for being an “independent” director under the applicable standards of the SEC, the Nasdaq and the NYSE Texas and (iii) any Other Designee is unable or unwilling to serve, for any reason, as a director on the Parent Board at the Effective Time, Parent and Company shall mutually agree (acting reasonably) on another individual to serve as a director on the Parent Board and to become an Other Designee in place of such Other Designee originally designated in accordance with the process set forth on Exhibit E.

(c)
The Parties hereto shall take all actions reasonably necessary such that, effective as of the Effective Time, (i) the current chief executive officers of Parent and Company shall each be appointed as co-chief executive officers of Parent and (ii) the officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

(d)	Parent shall take all actions necessary such that, at the Effective Time, Michael B. Schwab shall be appointed as Chairperson of the Parent Board.

(e)	Parent shall take all actions necessary such that each Board Designee specified on Exhibit E shall serve in the class of directors specified opposite each such person’s name on Exhibit E.

(f)
Concurrently with and following the selection of the Other Designees, each of Parent and Company shall consult with the selected Board Designees and use reasonable best efforts to agree on  (i) the other officers of Parent following the Effective Time, (ii) the composition of the committees of the Parent Board following the Effective Time and (iii) the class of directors for each of the Other Designees following the Effective Time.

(g)
The Parties will take all requisite action such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E, or as otherwise agreed in writing by the Parties prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.1   Effects.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DGCL and FBCA, as applicable.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, purposes, property and assets of each of Merger Sub and Company shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of each of Merger Sub and Company shall be assumed by the Surviving Corporation.

Section 3.2     Conversion of Securities.

(a)
Conversion of Company Preferred Stock. Prior to the Effective Time, pursuant to Section 5.1(c) of the Company Certificate of Incorporation and subject to receipt of the Company Stockholder Approval, the Company shall cause each share of Company Preferred Stock that is issued and outstanding prior to the Effective Time to be converted into, as of immediately prior to immediately prior to the Effective Time, a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.1.1 and Section 4.2 of the Company Certificate of Incorporation (the “Conversion”). After the Conversion and prior to immediately prior to the Effective Time, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the shares of Company Common Stock resulting from the Conversion).

(b)	Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, Company or the holders of any of the following securities:

(i)          Conversion of Company Common Stock.  Each share of common stock, par value $0.001 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued in the Conversion but excluding any Disregarded Shares and Dissenting Shares) (“Eligible Shares”) shall be converted automatically into and shall thereafter represent the right to receive a number of shares of validly issued common stock, par value $0.0001 per share, of Parent (such shares, collectively, the “Parent Common Stock” and, each, a “Parent Share”) equal to the quotient of (i) the Aggregate Merger Consideration divided by (ii) the Company Fully Diluted Shares (the portion of the Aggregate Merger Consideration payable per share of Company Common Stock, the “Per Share Merger Consideration”).  As of the Effective Time, all Eligible Shares shall cease to be outstanding, shall cease to exist, and shall be cancelled and thereafter represent only the right to receive the Per Share Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 3.4(c), in each case, to be issued or paid in accordance with Section 3.4, without interest and subject to any withholding of Taxes required by applicable Law.  In no event will Parent issue more shares of Parent Common Stock pursuant to this Section 3.2 and Section 3.5 than the Aggregate Merger Consideration.

(ii)        Company and Parent-Owned Company Shares.  Each share of Company Common Stock owned by Company, Merger Sub, Parent or any direct or indirect, wholly owned Subsidiary of Company or Parent (“Disregarded Shares”), in each case, immediately prior to the Effective Time, shall cease to be outstanding, shall cease to exist and shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(iii)       Conversion of Merger Sub Shares.  Each share of common stock of Merger Sub (the “Merger Sub Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)
Exchange of Certificates.  Certificates that immediately prior to the Effective Time represented the shares of Company Common Stock (the “Company Certificates” or “Certificates,” and the shares of Company Common Stock represented by book-entry, the “Company Book-Entry Shares” or “Book-Entry Shares”) shall be exchanged in accordance with Section 3.4.

(d)	Fully Diluted Shares Certificates.

(i)         Parent will prepare and deliver to Company at least three (3) Business Days prior to the Closing Date a certificate signed by the chief financial officer of Parent in a form reasonably acceptable to Company, setting forth, as of immediately prior to the Effective Time, a detailed report containing all data necessary to calculate the Parent Fully Diluted Shares (the “Parent Fully Diluted Shares Certificate”).

(ii)        Company will prepare and deliver to Parent at least three (3) Business Days prior to the Closing Date a certificate signed by the chief executive officer of Company, setting forth, as of immediately prior to the Effective Time a detailed report containing all data necessary to calculate, the Company Fully Diluted Shares (the “Company Fully Diluted Shares Certificate”).

(iii)       Exhibit F contains an illustrative Parent Fully Diluted Shares Certificate and Company Fully Diluted Shares Certificate assuming the Capitalization Date was the Closing Date.

Section 3.3    Dissenters’ Rights.  Except as otherwise waived pursuant to the Company Voting Agreement, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive such stockholder’s portion of the Aggregate Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Company Common Stock shall thereupon be treated as an Eligible Share, as of the Effective Time in accordance with Section 3.2(b)(i).  Company shall give Parent prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Company relating to Company Stockholders’ rights of appraisal.  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.4     Deposit of Aggregate Merger Consideration and Exchange Procedures.

(a)
Deposit of Aggregate Merger Consideration.  Parent shall at or immediately after the Effective Time, deposit, or cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and reasonably acceptable to Company to act as an exchange agent hereunder (the “Exchange Agent”), in trust for the benefit of Company Stockholders and other Persons entitled to receive part of the Aggregate Merger Consideration hereunder, (i) evidence of shares in book-entry form representing shares of Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to Section 3.2(b)(i), (ii) cash in dollars of immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to Section 3.4(d) and (iii) as necessary from time to time after the Effective Time, any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 3.4(c).  Such evidence of book-entry form representing shares of Parent Common Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

(b)	Exchange Procedures; Fractional Shares.

(i)         As soon as reasonably practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail or otherwise make available to each holder of record, as of the Effective Time, of shares of Company Common Stock (such holders, the “Former Company Holders,” and such shares, the “Former Company Shares”):  (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) held by such holder representing such Former Company Shares, shall pass, only upon proper delivery of the Company Certificate(s) or Company Book-Entry Share(s) to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificate(s) or Company Book-Entry Share(s) in exchange for the Per Share Merger Consideration therefor.  Such letter of transmittal shall be in such form and have such other provisions as Parent and Company may mutually agree prior to the Closing.

(ii)        Each Former Company Holder who surrenders to the Exchange Agent Company Certificate(s) or Company Book-Entry Share(s), as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor:  (A) the number of shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Company Certificate(s) or Company Book-Entry Share(s), as applicable, were converted in accordance with Section 3.2(b)(i), and such Company Certificate(s) or Company Book-Entry Share(s) so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars equal to (I) the amount of cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 3.4(d), plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.4(c).

(c)
Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock issuable with respect to shares of Company Common Stock pursuant to the Merger shall be paid to the holder of any unsurrendered Certificate(s) or Book-Entry Share(s), and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.4(d), until those Certificates or Book-Entry Shares are surrendered as provided in this Article III.  Upon surrender, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to such surrender.

(d)
No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Fractional share interests shall not entitle the holder thereof to vote or to any other rights of a Parent Stockholder or otherwise other than the right to receive cash as set forth in this Section 3.4.  In lieu of the issuance of any fractional share, each Company Stockholder who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash in dollars, without interest, rounded to the nearest cent, equal to the product of (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time) would otherwise be entitled and (ii) the Average Parent Stock Price.  The payment of cash in lieu of fractional share interests pursuant to this Section 3.4 is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of securities in connection with the Merger.  As soon as practicable after the determination of the amount of cash to be paid to such holders of Company Common Stock with respect to any fractional share interests in shares of Parent Common Stock, the Exchange Agent shall promptly pay such amounts, without interest, subject to customary rounding, to such holders of shares of Company Common Stock entitled to receive such cash subject to and in accordance with this Section 3.4.

(e)
Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed on the first anniversary of the Effective Time shall be delivered to Parent, upon demand by Parent, and any Company Stockholders who have not theretofore complied with this Article III shall thereafter (except to the extent representing Disregarded Shares or Dissenting Shares) look only to Parent for payment of their claim for any part of the Aggregate Merger Consideration, any cash in lieu of fractional Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f)
No Liability.  Anything herein to the contrary notwithstanding, none of Parent, Company, the Surviving Corporation or Merger Sub shall be liable to any holder of Company Common Stock or any other Person entitled to receive part of the Aggregate Merger Consideration for cash or Parent Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)
Closing of Transfer Books.  The Parent Common Stock issued and cash paid pursuant to this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and any other shares of capital stock of Company.  From and after the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of Company of shares of Company Common Stock or any other shares of capital stock of Company that were outstanding, respectively, immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent, Company or the Exchange Agent for transfer or any other reason, they shall be cancelled and exchanged pursuant to this Article III.

(h)
Lost, Stolen or Destroyed Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay and deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration for each Eligible Share represented thereby, any cash in respect of fractional shares and any dividends or distributions on the Certificate had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.

Section 3.5     Treatment of Company Equity Awards and Company Warrants.

(a)
At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall automatically be assumed by Parent and converted into an option to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.5(a) (each such resulting option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting and exercisability conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (i) each Rollover Option shall be exercisable solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Company Stock subject to the corresponding Company Option by the Per Share Merger Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Option, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 3.5(a) shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b)
At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, shall automatically be assumed by Parent and converted into a right to receive a number of shares of Parent Common Stock, in each case, as determined under this Section 3.5(b) (each such resulting right, a “Rollover RSU”). Each Rollover RSU shall be subject to the same terms and conditions as were applicable to the corresponding Company RSU immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover RSUs. Accordingly, effective as of the Effective Time: (i) each Rollover RSU shall represent the right to receive solely shares of Parent Common Stock; and (ii) the number of shares of Parent Common Stock subject to each Rollover RSU shall be determined by multiplying the number of shares of Company Stock subject to the corresponding Company RSU by the Per Share Merger Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock.

(c)
Each Company Restricted Share that is converted into Parent Shares pursuant to Section 3.2(b)(i) (each, a “Rollover Restricted Share”) shall be subject to the same terms and conditions as were applicable to such Company Restricted Share immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Shares.

(d)
Pursuant to the terms of each non-compensatory Company Warrant, it is expected that the Merger will cause such Company Warrant to expire at the Effective Time. At the Effective Time, each non-compensatory Company Warrant, if any, that is outstanding immediately prior to the Effective Time that is not scheduled to expire at the Effective Time pursuant to its terms, and each compensatory Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will automatically be converted into a warrant to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.5(d) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting and exercisability conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Assumed Warrants. Accordingly, effective as of the Effective Time: (a) each such Assumed Warrant shall be exercisable solely for shares of Parent Common Stock; (b) the number of shares of Parent Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Common Stock subject to the Company Warrant by the Per Share Merger Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (c) the per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Warrant shall be determined by dividing the per share exercise price for the shares of Company Common Stock subject to the Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent. Prior to the Effective Time, the Company shall, if applicable, deliver any notices and obtain any consents required in order to effect the treatment of the Company Warrants described in this Section 3.5(d) pursuant to the terms of the Company Warrants and any plan or similar document governing the Company Warrants.

(e)
Prior to the Effective Time, Parent and Company, as applicable, will adopt such resolutions of the Parent Board or Company Board (or any appropriate committee thereof) as are required to effectuate the actions contemplated by this Section 3.5.  Without limiting the generality of the foregoing, as soon as reasonably practicable (but in no event later than twenty (20) Business Days) after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Rollover Option, Rollover RSU, Assumed Warrant or Rollover Restricted Share an appropriate notice setting forth such holder’s rights pursuant thereto.  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Rollover Options or Assumed Warrants, settlement of Rollover RSUs and conversion of Rollover Restricted Shares pursuant to the terms set forth in this Section 3.5.  As of the Effective Time, the shares of Parent Common Stock subject to the Rollover Options, Rollover RSUs, compensatory Assumed Warrants and Rollover Restricted Shares, shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Rollover Options, Rollover RSUs, compensatory Assumed Warrants and Rollover Restricted Shares remain outstanding.

Section 3.6    Withholding.  Each of Parent, the Exchange Agent, Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as each is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any applicable provision of U.S. state or local tax law or non-U.S. tax law.  To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the relevant Party.

Section 3.7     Adjustments.  If, after the date hereof and prior to the Effective Time, either (i) Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any share of Parent Common Stock, or (ii) Company pays a distribution in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Company Common Stock, then the Per Share Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence; provided that nothing in this Section 3.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any provision of this Agreement.

Section 3.8    Intended Tax Treatment.  The relevant Parties will (a) file and retain such information as will be required under Treasury Regulations Section 1.368-3 and (b) file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law.  Each of the Parties agrees to use its respective reasonable best efforts (i) to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity, and (ii) to provide such information as their relevant equity holders who qualify as “significant holders” may require to file a statement with their U.S. federal income tax return in accordance with Section 1.368-3(b) of the Treasury Regulations.  None of the Parties or their respective Affiliates will knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment.  In the event that the Conversion and Merger would reasonably be likely to fail to qualify for the Intended Tax Treatment, the Parties agree (x) to cooperate in good faith to explore such modifications to the structure or alternative structures as would permit the Conversion and Merger to qualify for the Intended Tax Treatment and (y) to the extent the Parties agree to pursue any such modification or alternative structure in the exercise of their reasonable discretion, the Parties will enter into an appropriate amendment to this Agreement to reflect such modification or alternative structure; provided, however, that any actions taken pursuant to this Section 3.8 will not prevent, delay or impede the Closing or impose any unreimbursed cost on any Party without the consent of such Party.  Each of Parent, Merger Sub and Company will notify the other Parties promptly after becoming aware of any reason to believe that the Conversion or Merger may not qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and Company will (and will cause its respective Affiliates to) use reasonable best efforts and will cooperate with one another to obtain (i) the Closing Tax Opinion and (ii) at the request of Parent or Company, any other opinion(s) of counsel to be issued in connection with the declaration of the effectiveness of the Registration Statement by the SEC, in each case, regarding the U.S. federal income tax treatment of the transactions contemplated by this Agreement, which cooperation shall include, for the avoidance of doubt, the delivery by Parent, Merger Sub and Company of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s), in each case, at such time as Tax Counsel shall reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed  in the disclosure letter delivered by Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all Sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), Company represents and warrants to Parent as follows:

Section 4.1     Qualification, Organization, Subsidiaries, etc.

(a)
Company is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, (x) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Company to perform its obligations under this Agreement or to consummate the Conversion or the Merger, or prevent or materially delay the consummation of any of the Conversion, the Merger and the other transactions contemplated by this Agreement.  Company has made available to Parent true and complete copies of the Company Certificate of Incorporation and bylaws (or similar organizational documents) of Company, each as amended through the date of this Agreement.

(b)
Each of Company’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite limited liability company, corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company, corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority (x) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Company to perform its obligations under this Agreement or to consummate the Conversion or the Merger, or prevent or materially delay the consummation of any of the Conversion, the Merger and the other transactions contemplated by this Agreement.  Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of each of Company’s Subsidiaries.  Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of Company and each Subsidiary’s jurisdiction of incorporation.  Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Subsidiaries is duly authorized, validly issued, fully paid (to the extent required by applicable Laws and the organizational documents of such Subsidiary) and nonassessable and owned, directly or indirectly, by Company or by a direct or indirect, wholly owned Subsidiary of Company, free and clear of any Liens.  No direct or indirect Subsidiary of Company owns any shares of Company Stock or Company Equity Awards.

Section 4.2     Capitalization.

(a)
The authorized share capital of Company consists of (i) 76,936,079 shares of Company Common Stock, (ii) 1,200,000 shares of Company Series 1 Preferred Stock, (iii) 228,900 shares of Company Series 2 Preferred Stock, (iv) 1,958,592 shares of Company Series 3 Preferred Stock, (v) 5,021,835 shares of Company Series 4 Preferred Stock, (vi) 3,200,000 shares of Company Series 5 Preferred Stock, (vii) 4,530,998 shares of Company Series 6 Preferred Stock, (viii) 5,080,000 shares of Company Series 7 Preferred Stock, (ix) 2,402,104 shares of Company Series 8 Preferred Stock, (x) 4,420,303 shares of Company Series 9 Preferred Stock, (xi) 2,361,438 shares of Company Series 10 Preferred Stock, (xii) 3,072,312 shares of Company Series 11 Preferred Stock, and (xiii) 16,012,110 shares of Company Series 12 Preferred Stock.

(b)
As of the close of business on December 15, 2025 (the “Capitalization Date”), there were (A)(i) 15,337,960 shares of Company Common Stock issued and outstanding, (ii) 374,961 shares of Company Series 1 Preferred Stock issued and outstanding, (iii) 101,208 shares of Company Series 2 Preferred Stock issued and outstanding, (iv) 1,578,733 shares of Company Series 3 Preferred Stock issued and outstanding, (v) 4,108,755 shares of Company Series 4 Preferred Stock issued and outstanding, (vi) 3,137,591 shares of Company Series 5 Preferred Stock issued and outstanding, (vii) 3,072,691 shares of Company Series 6 Preferred Stock issued and outstanding, (viii) 3,555,575 shares of Company Series 7 Preferred Stock issued and outstanding, (ix) 1,582,956 shares of Company Series 8 Preferred Stock issued and outstanding, (x) 1,640,469 shares of Company Series 9 Preferred Stock issued and outstanding, (xi) 2,046,138 shares of Company Series 10 Preferred Stock issued and outstanding, (xii) 2,076,503 shares of Company Series 11 Preferred Stock issued and outstanding, and (xiii) 4,155,469 shares of Company Series 12 Preferred Stock issued and outstanding; (B)(i) 366,624 Company Warrants issued and outstanding that entitle the holder to purchase Company Series 8 Preferred Stock at a price of $40.00 per share on the terms and conditions set forth in the applicable warrant agreement, (ii) 2,000 Company Warrants issued and outstanding that entitle the holder to purchase Company Series 9 Preferred Stock at a price of $1.00 per share on the terms and conditions set forth in the applicable warrant agreement, (iii) 81,486 Company Warrants issued and outstanding that entitle the holder to purchase Company Series 9 Preferred Stock at a price of $50.00 per share on the terms and conditions set forth in the applicable warrant agreement, (iv) 1,150,000 Company Warrants issued and outstanding that entitle the holder to purchase Company Series 9 Preferred Stock at a price of $65.00 per share on the terms and conditions set forth in the applicable warrant agreement, (v) 136,598 Company Warrants issued and outstanding that entitle the holder to purchase Company Series 11 Preferred Stock at a price of $100.00 per share on the terms and conditions set forth in the applicable warrant agreement, and (vi) 5,229,725 Company Warrants issued and outstanding that entitle the holder to purchase Company Series 12 Preferred Stock at a price of $0.01 per share on the terms and conditions set forth in the applicable warrant agreement; (C)(i) Company Equity Awards in respect of an aggregate of 9,603,667 shares of Company Common Stock, 8,872,167 of which are issuable upon exercise of Company Options, 631,500 of which are issuable upon exercise of Company Warrants, 100,000 of which are issuable upon vesting and settlement of Company RSUs, and 0 of which are Company Restricted Shares.  As of the Capitalization Date, there were 1,332,454 shares of Company Common Stock available for issuance under the Company Equity Plan.  All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  Since the Capitalization Date through the date of this Agreement, Company has not issued any shares of Company Common Stock, Company Preferred Stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of Company Stock, voting securities or other equity interests other than upon settlement or issuance in respect of Company Equity Awards outstanding as of the Capitalization Date.

(c)
Except as set forth in subsection (b) above and Section 4.2(c) of the Company Disclosure Letter, as of the date of this Agreement, (i) Company does not have any shares of Company Common Stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Capitalization Date upon the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards and which were reserved for issuance as of such date, as set forth in subsection (b) above or in Section 4.2(c) of the Company Disclosure Letter, (ii)  there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares of Company Common Stock (or other property in respect of the value thereof) to which Company or any of Company’s Subsidiaries is a party obligating Company or any of Company’s Subsidiaries to (A) issue, transfer or sell any shares of Company Common Stock or other equity interests of Company or any Subsidiary of Company or securities convertible into or exchangeable for such shares of Company Common Stock or other limited liability company interests, voting securities or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of Company or any Subsidiary of Company to make any payment based on the price or value of any capital stock or other equity securities of Company or any of its Subsidiaries.

(d)
Neither Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Company Stockholders on any matter.

(e)
Except as set forth in the Company Stockholders Agreement, there are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting of Company Common Stock or company interests, voting securities or other equity interests of Company or any of its Subsidiaries.

(f)
Section 4.2(f) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name or identification number of the holder of such Company Equity Award or Company Warrant; (ii) whether such Company Equity Award or Company Warrant is a Company Option, Company RSU, Company Restricted Share or Company Warrant; (iii) the number of shares of Company Stock subject to such Company Equity Award or Company Warrant; (iv) the exercise or purchase price of such Company Equity Award or Company Warrant; (v) the date on which such Company Equity Award or Company Warrant was granted; (vi) the date on which such Company Equity Award or Company Warrant expires; (vii) the applicable vesting schedule, including the number of vested and unvested shares; (viii) with respect to Company Options, whether such Company Option is “early exercisable”; and (ix) with respect to Company Options, whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Company has made available to Parent accurate and complete copies of the Company Equity Plan and all forms of stock and stock-based grant notices and award agreements evidencing the Company Equity Awards or Company Warrants. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(g)
Except as set forth on Section 4.2(g)(i) of the Company Disclosure Letter, no Company Option was granted with an exercise price per share that is less than the fair market value of a share of Company Common Stock as of the date such Company Option was granted. Except as specified in Section 4.2(g)(ii) of the Company Disclosure Schedule, Company has received, from each service provider or former service provider of Company or any of its Subsidiaries who held or currently holds shares of Company Common Stock that were at any time after the date of issuance subject to a substantial risk of forfeiture and who made an election under Section 83(b) of the Code with respect to such shares, a copy of such election and, to the Knowledge of Company, such election was validly made and timely filed with the Internal Revenue Service. Section 4.2(g)(iii) of the Company Disclosure Schedule sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company Equity Awards.

(h)
Except as set forth on Section 4.2(h) of the Company Disclosure Letter, the treatment of Company Equity Awards under Section 3.5 is permitted under the Company Equity Plan, applicable Law, and the underlying individual agreements for such Company Equity Awards without obtaining the consent of the holders thereof.

(i)
Section 4.2(i) of the Company Disclosure Letter sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Article 4 of the Company Certificate of Incorporation. After the Conversion and prior to the Effective Time, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Company Preferred Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by Company.

Section 4.3     Authority Relative to this Agreement; No Violation.

(a)
Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The Company Board has unanimously (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable and in the best interests of Company and Company Stockholders to consummate the transactions contemplated by this Agreement, including the Conversion and the Merger, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Conversion and the Merger, (iii) resolved to submit and recommend the adoption of this Agreement and the approval of the transactions contemplated herein, including the Conversion and the Merger, to Company Stockholders (the “Company Recommendation”) and (iv) directed that this Agreement, the Conversion and the Merger be submitted to Company Stockholders for adoption and approval.  No other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing and recordation of the Articles of Merger with the Secretary of State of the State of Florida and, with respect to the Conversion, obtaining the Company Preferred Approval.  This Agreement has been duly and validly executed and delivered by Company and, assuming this Agreement constitutes the valid and binding agreement of each Parent Party, constitutes the valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)
The execution, delivery and performance by Company of this Agreement and the consummation of the Conversion and the Merger and the other transactions contemplated by this Agreement by Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger and the Articles of Merger, (ii) (A) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) any filings under any other Antitrust Laws or Foreign Investment Laws set forth on Section 4.3(b) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of any applicable stock exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents from and/or notices to Governmental Entities set forth on Section 4.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification from or to a Governmental Entity the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)
The execution, delivery and performance by Company of this Agreement and the consummation by Company of the Conversion and the Merger and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Company Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of Company or any of its Subsidiaries, or (ii) assuming compliance with the matters referenced in Section 4.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Company or any of its Subsidiaries or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any Contract to which Company or any of its Subsidiaries or by which they or any of their respective properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Company or any of its Subsidiaries, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (x) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Company to perform its obligations under this Agreement or to consummate the Conversion or the Merger, or prevent or materially delay the consummation of any of the Conversion, the Merger and the other transactions contemplated by this Agreement.

Section 4.4     Reports and Financial Statements.

(a)
Attached to Section 4.4(a) of the Company Disclosure Letter are:  (i) Company’s unaudited condensed consolidated balance sheet as of September 30, 2025 (the “Latest Company Balance Sheet”) and the related condensed consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the six (6) months ended September 30, 2025, and (ii) Company’s unaudited consolidated balance sheets as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive, changes in stockholders’ equity and cash flows for the fiscal years ended March 31, 2025 and 2024 (collectively, the “Company Existing Financial Statements”).  Except as set forth on Section 4.4(a) of the Company Disclosure Letter, the Company Existing Financial Statements present fairly in all material respects, in accordance with GAAP, the consolidated financial condition and results of operations of Company and its Subsidiaries as of the dates and for the periods referred to therein applied on a consistent basis during the periods presented, except as subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end audit adjustments, none of which are expected to be material.

(b)
The books of account and other financial records of Company and its Subsidiaries have been kept accurately, in all material respects, in the ordinary course of business consistent with applicable Laws, and the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Company have been properly recorded therein in all material respects.

(c)
No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries or Company’s or any of its Subsidiaries’ properties or assets, and there is no basis therefor.  Each of Company’s and its Subsidiaries is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.

Section 4.5     Internal Controls and Procedures.

(a)
Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) maintain accountability for assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of Company and its Subsidiaries. Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)
To the Knowledge of Company, from April 1, 2023 through the date of this Agreement, (i) neither Company nor any of its Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting practices, procedures or methodologies of Company or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in unlawful accounting practices and (ii) there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of Company that is not described in the Company Existing Financial Statements. Since April 1, 2023, Company and its Subsidiaries have not identified any fraud or allegation of fraud, whether or not material, that involves management or other employees of Company or any of its Subsidiaries who have a role in Company’s or any of its Subsidiaries internal controls over financial reporting.

Section 4.6    No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the Latest Company Balance Sheet or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since April 1, 2024 and (d) for liabilities or obligations that have been discharged or paid in full, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable, or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Company and its Subsidiaries, other than liabilities that do not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7     Compliance with Law; Permits.

(a)
Each of Company and its Subsidiaries is, and since April 1, 2023 (in the case of Company) and the later of April 1, 2023 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Anything contained in this Section 4.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of Anti-Corruption Laws, Anti-Money Laundering Laws, International Trade Laws, environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article IV.

(b)
Company and its Subsidiaries comply, and have at all times within the past five (5) years complied, with Anti-Corruption Laws in all material respects.  None of Company, any of its Subsidiaries, nor to the Knowledge of Company, any Person acting in their capacity for or on behalf of Company or any of its Subsidiaries, has within the past five (5) years, directly or indirectly, violated any provision of any Anti-Corruption Law in any material respect.

(c)
The operations of Company and its Subsidiaries are and for the past five (5) years have been conducted at all times in material compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the jurisdictions in which Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulation or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).

(d)
Each of Company and its Subsidiaries, including their respective directors, officers and, to the Knowledge of Company, employees or any Person acting in their capacity for or on behalf of Company or any of its Subsidiaries, are, have been for the past five (5) years, and continue to be in compliance in all material respects with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws in violation of International Trade Laws in any material respect.

(e)
Neither Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Knowledge of Company, employees, are currently or subsequent to April 24, 2019 have been: (i) the target of any economic or financial sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, (ii) during the past five (5) years the target of any economic or financial sanctions administered or enforced by the U.S. Department of Commerce, the U.S. Department of State, the European Union, the United Kingdom (including His Majesty’s Treasury), or the United Nations Security Council (the matters described in clauses (i) and (ii) referred to collectively as “Sanctions”), (iii) located, organized, or resident in a country or territory that is, or at the relevant times was, the target of comprehensive United States Sanctions (currently or during the past five (5) years, Cuba, Iran, North Korea, Crimea, the Donetsk and Luhansk regions of Ukraine, and prior to July 1, 2025, Syria), or (iv) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clauses (i) or (ii) above so that it would be subject to the same Sanctions as such Person.

(f)
Company and its Subsidiaries have instituted, and maintain, policies and procedures reasonably designed to promote and achieve continued compliance with applicable International Trade Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(g)
There is no threatened or pending investigation or review by any Governmental Entity concerning or relating to any potential or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws by Company, any of its Subsidiaries or (to the to the Knowledge of Company) any of Company’s employees, or any Person acting in their capacity for or on behalf of Company or any of its Subsidiaries.

(h)
Each of Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Company, threatened, except where such suspension or cancellation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Company and its Subsidiaries are not, and since April 1, 2023 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8     Environmental Laws.

(a)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries are, and since April 1, 2023 have been, in compliance with applicable Environmental Laws, (ii) neither Company nor any of its Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that Company or any of its Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, except in each clauses (A) and (B), for such matters that have been fully resolved and are not a source of ongoing obligations or requirements, (iii) neither Company nor any of its Subsidiaries has handled, treated, stored, transported, disposed of, arranged for or permitting the disposal of, or released any Hazardous Substances, or owned or operated any property or facility (and, to the Knowledge of Company, there have been no releases of Hazardous Substances to or from any property or facility owned, operated or otherwise used by Company or any of its Subsidiaries), in each case, in a manner that has given or would reasonably be expected to give rise to liability of Company or any of its Subsidiaries pursuant to any Environmental Law, (iv) neither Company nor any of its Subsidiaries is subject to any outstanding Order or pending Action or, to the Knowledge of Company, threatened Action pursuant to any Environmental Law, (v) to the Knowledge of Company, neither Company nor any of its Subsidiaries has owned, leased or operated a site or disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, (vi) each of Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity (“Environmental Permits”) required by Environmental Law for Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, and all such Environmental Permits are in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them, and (vii) neither Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(b)
To the Knowledge of Company, Company has delivered or made available to Parent all material third-party environmental audits and reports relating to Company’s facilities or operations including the Company Leased Real Property and any other real property previously owned or operated by Company, that are in its possession, custody or under its reasonable control.

(c)
As used in this Agreement, “Environmental Law” means any Law relating to (i) the preservation, remediation, restoration or protection of the environment, natural resources or, to the extent related to exposure to Hazardous Substances, human health and safety or (ii) the manufacture, production, use, storage, recycling, testing, treatment, generation, transportation, handling, release, disposal, cleanup or control of Hazardous Substances.

(d)
As used in this Agreement, “Hazardous Substance” means substance, material or waste which is regulated by any Environmental Law based on its effect or potential effect on human health and safety or the environment, including any substance, material or waste listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic under any Environmental Law.  Hazardous Substance includes asbestos, or asbestos-containing material, petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, radioactive material, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

Section 4.9     Employee Benefit Plans.

(a)
Section 4.9(a) of the Company Disclosure Letter lists each material Company Benefit Plan (other than (i) any offer letter or other employment contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for any severance, retention, change of control, transaction or similar bonuses (other than severance payments required to be made by Company or any of its Subsidiaries pursuant to the statutory requirements of applicable Law), (ii) any individual consulting services contract that is terminable upon thirty (30) days’ notice or less or (iii) any individual equity award grant notices and agreements and other equity award agreements that do not materially deviate from the representative forms of such grant notices and agreements made available to Parent).  No Company Benefit Plan is maintained primarily in respect of any current or former employees, officers, directors or consultants of Company or its Subsidiaries who are located outside of the United States.  Company has, prior to the date of this Agreement, made available to Parent true and complete copies of each material Company Benefit Plan required to be listed on Section 4.9(a) of the  Company Disclosure Schedule and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all material amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Company Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan within the past three years.

(b)
Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides, and neither Company nor any of its Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no events have occurred that could result in a payment by or assessment against Company or any of its Subsidiaries of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code; (v) all premiums and contributions or other amounts payable by Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); and (vi) there are no pending, or, to the Knowledge of Company, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Company Benefit Plans.

(c)
Neither Company nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) or, within the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to, or has any liability with respect to:  (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA (including any Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  Neither Company nor any of its ERISA Affiliates have any material liability as a result of a failure to comply with the continuing coverage requirements of COBRA.

(d)
Each Company Benefit Plan that is a “nonqualified deferred compensation plan” complies in all material respects with the requirements of Section 409A of the Code by its terms and has been operated in all material respects in accordance with such requirements.

(e)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Company or any of its Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer, (iii) limit or restrict the right of Company to merge, amend or terminate any Company Benefit Plan, or (iv) result in an “excess parachute payment” within the meaning of Section 280G of the Code to any current or former employee or service provider of Company or any of its Subsidiaries.

(f)
Neither Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

Section 4.10   Absence of Certain Changes or Events.

(a)
From April 1, 2025 through the date of this Agreement, other than the transactions contemplated by this Agreement, Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b)	Since April 1, 2025, there has not been any event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation.  There is no investigation or review pending (or, to the Knowledge of Company, threatened) by any Governmental Entity with respect to Company or any of its Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no Actions pending (or, to the Knowledge of Company, threatened) against or affecting Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12  Disclosure Documents.  None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Merger Materials will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to Parent Stockholders, at the time the Consent Solicitation Statement is first issued to Company Stockholders, at the time of any amendment or supplement thereto, or at the time of the Parent Meeting, (i) in the case of the Registration Statement or any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) in the case of the Proxy Statement/Prospectus or Consent Solicitation Statement or any amendment or supplement thereto, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Company with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of Company.

Section 4.13   Tax Matters.

(a)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all material respects; (ii) Company and each of its Subsidiaries have timely paid in full all Taxes required to be paid whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to Company or any of its Subsidiaries; (iii) Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) to the Knowledge of Company, there are no outstanding, pending or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of Company or any of its Subsidiaries; (v) neither Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of Company or any of its Subsidiaries, except for Permitted Liens; (vii) neither Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement; (viii) neither Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); (ix) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Company or any of its Subsidiaries, which agreement will be binding on such entity after the Closing Date; (x) neither Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) neither Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes, and (B) any agreement or arrangement solely between or among Company and/or any of its Subsidiaries; (xii) no written claim has been made by any Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns of a certain type that any such entity is or may be subject to Taxes in that jurisdiction of such type; (xiii) neither Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was Company; and (xiv) neither Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Conversion and the Merger from qualifying as one or more “reorganizations” within the meaning of Section 368(a) of the Code.

(b)
As used in this Agreement, (i) “Taxes” means any and all (A) U.S. federal, state, local or non-U.S. taxes, social security contributions, customs, duties or other governmental assessments of any kind whatsoever (whether payable directly or by withholding) (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, disability, net worth, excise, withholding, ad valorem, value added, gains, transfer, environmental (including taxes under prior Section 59A of the Code), license, stamp, occupation, severance, premium, registration, estimated, alternative or add-on minimum tax, (B) any liability for payments of amounts described in clause (A) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law, and (C) any liability for any payments of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity, tax reimbursement, tax receivable, tax allocation or similar contract or arrangement, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or statement related to Taxes.

Section 4.14   Labor Matters.

(a)
None of the employees of Company or any of its Subsidiaries is represented in his or her capacity as an employee of Company or any Subsidiary by any union or other labor organization.  Neither Company nor any Subsidiary is, or has been during the period from April 1, 2024 to the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization.  As of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of Company or any of its Subsidiaries, (ii) to the Knowledge of Company, there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, formal union organizing effort pending against Company or any of its Subsidiaries, and (iii) there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries has a duty to bargain with any union or other labor organization, nor is Company or any of its Subsidiaries party to a collective bargaining agreement.

(b)
Neither Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Company or any of its Subsidiaries with respect to such matters and, to the Knowledge of Company, no such investigation is in progress or threatened.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries are, and during the two (2)-year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or employees, nor have any such Actions been pending or settled during the past two (2) years.

(c)
Neither Company nor any of its Subsidiaries has any liability under the Worker Adjustment and Retraining Act of 1988 or any similar state, local or other applicable Laws (“WARN Act”) related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by Company or any of its Subsidiaries, nor have Company or any of its Subsidiaries engaged in any actions in the past three (3) years that would trigger obligations or liabilities under the WARN Act.

Section 4.15   Intellectual Property.

(a)
Except as set forth on Section 4.15(a) of the Company Disclosure Letter or as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries either own, free and clear of any and all Liens (other than Permitted Liens), or have a valid and enforceable right to use all Intellectual Property necessary to conduct the business of Company and its Subsidiaries as currently conducted by Company and its Subsidiaries.  All Intellectual Property owned by or licensed to Company is sufficient for the continued conduct of the Company’s business after the Closing in the same manner as it has been conducted for the past twelve (12) months and as presently proposed to be conducted. All Intellectual Property owned by Company and its Subsidiaries is, to the Knowledge of Company, valid, subsisting and enforceable.  Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Company and its Subsidiaries.  Without limiting the foregoing, Company and Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential acquirer to execute proprietary information and confidentiality agreements before access to such information is granted or have otherwise taken measures to obligate each employee, consultant, contractor and potential acquirer to keep all such proprietary and confidential information disclosed to such person confidential.  To the Knowledge of Company, except under binding confidentiality obligations, no confidential information related to the business has been disclosed by Company or any of its Subsidiaries to any Person.  To the Knowledge of Company, there has been no breach of security or confidentiality involving any such Trade Secrets or confidential information, and no such Trade Secrets or confidential information is subject to any adverse claim or has been challenged or threatened by any Person. To the Knowledge of Company, (i) neither Company nor any of its Subsidiaries is currently infringing, misappropriating or violating, or has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or licensed to Company or any of its Subsidiaries.  Except as listed on Section 4.15(a) of the Company Disclosure Letter, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of Company, threatened that (A) challenge or question Company’s ownership or right to use Intellectual Property of Company or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by Company or any of its Subsidiaries of any Intellectual Property of a third party.  Neither Company nor any of its Subsidiaries (i) has disclosed, distributed, licensed or made available to any Person any source code for any software owned by Company or any of its Subsidiaries, or (ii) is subject to any duty or obligation to disclose, distribute, license or make available to any Person any such source code, including under any escrow arrangement, except, in each case, pursuant to confidentiality or non-disclosure agreements that reasonably protect the interest of Company and its Subsidiaries in and to such source code.  Except as set forth on Section 4.15(a) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has used Open Source Software in a manner that obligates Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary software of Company or any of its Subsidiaries to any third party or otherwise affects Company’s or any of its Subsidiaries’ freedom of action with respect to the use or distribution of such software.  It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 4.15.

(b)
Each Person who is or was involved in the creation, generation, conception, delivery or development of any Intellectual Property for or on behalf of Company or any of its Subsidiaries (each such Person, a “Company Contributor”) has executed a valid and enforceable written agreement irrevocably assigning (through a present assignment) all such Intellectual Property, without exclusion or reservation of any Claim, right or interest therein to Parent. To the Knowledge of Company, no Company Contributor is in breach of any such agreement.  Company does not have any obligation and no proceeding has been brought to compensate any Company Contributor (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product) for the development, use, manufacture, sale or exploitation of any such Intellectual Property.

(c)
The consummation of the transactions contemplated by this Agreement, will not (i) result in the loss or impairment of any Intellectual Property right of Company or any of its Subsidiaries as of immediately following the Closing, (ii) require the payment of any additional amounts or the notification or authorization, or consent, waiver, permission, authorization or approval of, or exemption by, any other Person, with respect to any such Intellectual Property or (iii) conflict with, result in a violation of, result in a loss of a benefit or right under, result in a breach of, give to others any rights of termination, acceleration, payment, modification or cancellation under, or constitute (with or without due written notice or lapse of time or both) a default (or give rise to any right of written notice, termination, acceleration, payment, modification or cancellation) under, any of the terms, conditions or provisions of any Intellectual Property.

(d)
Company and its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the conduct of the business of Company and its Subsidiaries (“IT Systems”) from Contaminants.  As used in this Agreement, “Contaminants” means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “spyware,” “malware,” (in each case, as such terms are commonly understood in the software industry) or other software routines or code or hardware components designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.  Company and its Subsidiaries own or have rights to access and use all IT Systems.  To the Knowledge of Company, (i) there have been no material unauthorized intrusions or breaches of the security of Company’s or any of its Subsidiaries’ IT Systems, and (ii) Trade Secrets, the data and information which they store or Process has not been corrupted in any material discernible manner or accessed or used without Company’s or any of its Subsidiaries’ authorization.

(e)
Except as set forth on Section 4.15(e) of the Company Disclosure Letter or as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures (which are in conformance with reputable industry practice), relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Company or any of its Subsidiaries (“Company Personal Information”) and (ii) all Contracts under which Company or any of its Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Company or any of its Subsidiaries.  Since January 1, 2023, no Company Personal Information has been the subject of any unauthorized access, use, or hacking.

(f)
Company has implemented commercially reasonable administrative, technical, and organizational safeguards and policies for deploying any products or services that incorporate AI Solutions and maintains commercially reasonable access control protocols and procedures that secure access to such products or services using AI Data Sets and there has been (i) no unauthorized access to any AI Solutions used in any such products or services, or to the AI Data Sets owned or purported to be owned by Company, nor any other AI Data Sets, used to train or improve any such product or service; (ii) no use of AI Data Sets by or on behalf of Company that violates any such safeguards, policies or any Privacy Laws or requirements of any Contracts to which Company or any of its Subsidiaries is bound and (iii) no unauthorized access to the Company software or IT Systems used in the development or operation of AI Solutions used in any such product or service.  No open or open-loop AI Models used in connection with any such Company products or services contain, as inputs provided by Company or otherwise, any information that is intended to remain proprietary and confidential to Company.

(g)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, where required under applicable Privacy Laws or Privacy Policies, each of Company and its Subsidiaries has valid consents from users of Company products and services or other valid legal bases for the Parent or its contractors to Process their Personal Data in connection with such Company products and services and to transfer such information for Processing in connection with other products, services, solutions or platforms of the Company or its Subsidiaries.

(h)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, where required under applicable Privacy Laws or Privacy Policies, each of Company and its Subsidiaries responds in a timely and proper manner to all valid requests and complaints by individuals under applicable Privacy Laws or Privacy Policies with respect to their Personal Data, and there are no claims or legal proceedings alleging otherwise.

Section 4.16  Real Property; Personal Property.  Section 4.16 of the Company Disclosure Letter lists each real property leased by Company or its Subsidiaries (the “Company Leased Real Property”), which comprises all of the real property occupied or otherwise used in the operation of Company’s business. None of the Company or any of its Subsidiaries own any real property. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company or a Subsidiary of Company owns and has good title to all of its owned personal property, or, in the case of the Company Leased Real Property and leased personal property, has a valid leasehold or subleasehold interests in, all of the Company Leased Real Property and leased personal property used or held for use in their businesses or operations or purported to be owned by Company or a Subsidiary, in each case free and clear of all Liens (except for Permitted Liens).  Except as disclosed on Section 4.16 of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has subleased or otherwise granted to any Person (other than a Subsidiary) the right to use or occupy any of the Company Leased Real Property or any material portion thereof and there are no outstanding options, rights of first offer or rights of first refusal to purchase, or other contractual obligations granted to third parties under which third parties have any right or obligation to acquire or lease and interest in such Company Leased Real Property or any portion thereof or interest therein.  Neither Company nor any of its Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of Company, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease is a valid and binding obligation of Company or the Subsidiary of Company which is party thereto and, to the Knowledge of Company, of each other party thereto, and is in full force and effect, except that enforcement of the Lease may be subject to the Enforceability Exceptions.

Section 4.17   Material Contracts.  A true and complete copy of each Company Material Contract (including any amendments thereto) has been made available to Parent prior to the date of this Agreement.  Neither Company nor any Subsidiary of Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of Company or the Subsidiary of Company which is party thereto and, to the Knowledge of Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of Company, a breach or default on the part of Company or any of its Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 4.18 Insurance Policies.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering Company and its Subsidiaries and their respective assets, properties and operations (collectively, the “Company Insurance Policies”) provide insurance in such amounts and against such risks as is commercially reasonable and (b) all of the Company Insurance Policies are in full force and effect.  The Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Company and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All premiums payable under Company Insurance Policies have been duly paid, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Merger and the other transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. Since April 1, 2023 through the date of this Agreement, neither Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Company Insurance Policies.  There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of Company or any of its Subsidiaries.

Section 4.19  Affiliate Transactions.  Except for the Company Benefit Plans or as set forth on Section 4.19 of the Company Disclosure Letter, (a) there are no Contracts or understandings that are in existence as of the date of this Agreement, nor are there any currently proposed Contracts or understandings, between, on the one hand, Company or any of its Subsidiaries and, on the other hand, any (i) present executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company or any of its Subsidiaries or any person that has served as an executive officer or director of Company or any of its Subsidiaries within the last five (5) years or any of such officer’s or director’s immediate family members, (ii) any person who owns of record or beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the shares of Company Common Stock outstanding as of the date of this Agreement or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in the foregoing clause (ii), to the Knowledge of Company) (other than Company or its Subsidiaries) and (b) there are no material properties, rights or assets that are used in the business of Company or any of its Subsidiaries and owned by any current or former director or executive officer of the Company or any of its Subsidiaries or any person who beneficially owns five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or Affiliates) (other than Company or its Subsidiaries).

Section 4.20   Finders or Brokers.  Except as set forth on Section 4.20 of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.21  Required Vote or Written Consent of Company Stockholders.  The affirmative vote or written consent of (a) the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting as a single class on an as-converted to Company Common Stock basis (the “Company Preferred Approval”), is the only vote of holders of securities or other equity interests of Company which is required to approve the Conversion and (b) (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, on an as-converted to Company Common Stock basis, voting together as a single class, and (ii) the Company Preferred Approval are the only votes of holders of securities or other equity interests of Company which are required to approve and adopt this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (the votes or written consents specified in clauses (a) and (b), the “Company Stockholder Approval”).

Section 4.22   Certain Arrangements.  To the Knowledge of Company, except as set forth on Section 4.22 of the Company Disclosure Letter, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Company or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Parent Common Stock or any member of Parent’s management or Parent Board, on the other hand, relating in any way to Parent, Parent’s securities, the transactions contemplated by this Agreement or to the operations of Parent after the Effective Time.

Section 4.23  Ownership of Parent Shares.  Except as set forth on Section 4.23 of the Company Disclosure Letter, neither Company nor any of its Subsidiaries or its or their Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent, and none of Company, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Parent Common Stock except pursuant to this Agreement.

Section 4.24  Takeover Laws.  Assuming the representations and warranties of Parent set forth in Section 5.27 are true and correct, the Company Board has taken all necessary actions such that no restriction under any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law (each, a “Takeover Law”) or any similar provisions of the Company Certificate of Incorporation and bylaws is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.25  Pending Transactions.  Except as set forth in Section 4.25 of the Company Disclosure Letter, none of Company or any Subsidiary of Company is a party to any pending equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Conversion, the Merger or the expiration of termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the Conversion or the Merger, (c) delay the consummation of the Conversion or the Merger, or (d) otherwise result, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.26  No Additional Representations.  Except for the representations and warranties contained in this Article IV, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of Company or any of its Affiliates.  Company acknowledges that none of Parent, Merger Sub or any other Person has made any representation or warranty, express or implied except as expressly set forth in Article V, and Company has not relied on any representation other than those expressly set forth in Article V.  Without limiting the foregoing, Company makes no representation or warranty to Parent with respect to any business or financial projection or forecast relating to Company or any of its Subsidiaries, whether or not included in the data room or any management presentation.  Company, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Parent has specifically disclaimed any express or implied representation or warranty made by any Person, other than those set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as disclosed (a) in the Parent SEC Documents filed prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section or forward-looking statements section or statements that are otherwise forward-looking, predictive, nonspecific or cautionary in nature) or (b) in the disclosure letter delivered by Parent to Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all Sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), the Parent Parties, jointly and severally, represent and warrant to Company as follows:

Section 5.1     Qualification, Organization, Subsidiaries, etc.

(a)
Each Parent Party is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, (x) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.  Each Parent Party has made available to Company true and complete copies of the articles of incorporation and bylaws (or similar organizational documents) of the Parent Parties.

(b)
Each of Parent’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite limited liability company, corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company, corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority (x) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.  Parent has made available to Company true and complete copies of the charter and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries.  Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent and each Subsidiary’s jurisdiction of incorporation.  Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Subsidiaries is duly authorized, validly issued, fully paid (to the extent required by applicable Laws and the organizational documents of such Subsidiary) and nonassessable and owned, directly or indirectly, by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Liens.

Section 5.2     Capital Stock.

(a)
(i) The authorized share capital of Parent consists of (A) 999,000,000 shares of Parent Common Stock and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share; and (ii) the authorized share capital of Merger Sub consists of 1,000 Merger Sub Shares.

(b)
As of the close of business on the Capitalization Date, there were (i) 276,497,911 shares of Parent Common Stock issued and outstanding, (ii) 3,390,413 shares of Parent Common Stock issuable upon vesting and settlement of Parent RSUs, (iii) no Parent Equity Awards outstanding other than Parent RSUs, (iv) 4,279,691 shares of Parent Common Stock held by Parent in its treasury and (v) 11,019,513 shares of Parent Common Stock issuable upon exercise of the Parent Warrants.  As of the Capitalization Date, there were 7,943,951 shares of Parent Common Stock available for issuance under the Parent Equity Plan.  As of the Capitalization Date, there were 100 Merger Sub Shares issued and outstanding.  As of the Capitalization Date, there were $983,505,000 aggregate principal amount of Parent Convertible Notes issued and outstanding, which are convertible, as of the Capitalization Date, into 28.8 shares of Parent Common Stock per $1,000 principal amount of Parent Convertible Notes on the terms and conditions set forth in the Parent Convertible Notes Indenture.  All outstanding shares of Parent Common Stock and Merger Sub Shares are duly authorized, validly issued, fully paid (to the extent required by applicable Laws and the organizational documents of each relevant entity) and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  Since the Capitalization Date through the date of this Agreement, Parent has not issued any shares of its capital stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or other equity interests, and Merger Sub has not issued any shares of its capital stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or other equity interests other than upon settlement or issuance in respect of Parent Equity Awards outstanding as of the Capitalization Date.

(c)
Except as set forth in subsection (b) above and Section 5.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, (i) none of the Parent Parties has any shares of its capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock and Merger Sub Shares that have become outstanding after the Capitalization Date upon the exercise, vesting or settlement, as applicable, of Parent Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Parent Equity Awards and which were issued or reserved for issuance as of such date, as set forth in subsection (b) above, (ii) other than this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares of Parent Common Stock or other limited liability company interests, voting securities or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) other than this Agreement, there are no outstanding obligations of Parent or any Subsidiary of Parent to make any payment based on the price or value of any capital stock or other equity securities of Parent or any of its Subsidiaries.

(d)
Other than the Parent Convertible Notes, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter.

(e)
Other than as contemplated under this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of voting securities, the capital stock or other equity interests of Parent or any of its Subsidiaries.

(f)
Subject to the receipt of the Parent Stockholder Approval, the shares of Parent Common Stock to be issued as part of the Aggregate Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

Section 5.3     Authority Relative to this Agreement; No Violation.

(a)
Parent has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement.  Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The Parent Board at a duly held meeting has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the FBCA, that it is advisable and in the best interests of Parent and Parent Stockholders to effect the transactions contemplated by this Agreement, including the Parent Stock Issuance and the Parent Articles of Incorporation Amendment, (ii) approved and declared advisable this Agreement, the Parent Stock Issuance and the Parent Articles of Incorporation Amendment, (iii) resolved to submit and recommend the approval of the Parent Stock Issuance and the Parent Articles of Incorporation Amendment to Parent Stockholders (the “Parent Recommendation”) and (iv) directed that the Parent Stock Issuance and the Parent Articles of Incorporation Amendment be submitted to Parent Stockholders for approval.  The Merger Sub Board at a duly held meeting has unanimously (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the FBCA, that it is advisable and in the best interests of Merger Sub and its sole stockholder to consummate the transactions contemplated by this Agreement, including the Merger, (ii) approved and declared advisable the adoption of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) resolved to submit and recommend the adoption of this Agreement and the approval of the Merger to Merger Sub’s sole stockholder. No other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for obtaining the Parent Stockholder Approval and the filing of the Parent Articles of Incorporation Amendment with the Secretary of State of the State of Florida.  No other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for obtaining the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of Florida.  This Agreement has been duly and validly executed and delivered by each Parent Party and, assuming this Agreement constitutes the valid and binding agreement of Company, this Agreement constitutes the valid and binding agreement of each Parent Party, enforceable against each Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)
The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the Merger, as applicable, and the other transactions contemplated by this Agreement by the Parent Parties do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, the Articles of Merger and the Parent Articles of Incorporation Amendment, (ii) (A) the filing of a pre-merger notification and report form under the HSR Act and (B) any filings under any other Antitrust Laws or Foreign Investment Laws set forth on Section 5.3(b) of the Parent Disclosure Letter, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus with the SEC, (iv) compliance with the rules and regulations of any applicable stock exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents from and/or notices to Governmental Entities set forth on Section 5.3(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification from or to a Governmental Entity the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)
The execution, delivery and performance by each Parent Party of this Agreement and the consummation by the Parent Parties of the Merger, as applicable, and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Parent Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries or (ii) assuming compliance with the matters referenced in Section 5.3(b), receipt of the Parent Approvals and the receipt of the Parent Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Parent or any of its Subsidiaries or by which they or any of their respective properties or assets may be bound or affected or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (x) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 5.4     Reports and Financial Statements.

(a)
Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC since January 1, 2023 (as amended and supplemented from time to time, the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any Parent SEC Document that is a registration statement, or included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any Parent SEC Document that is not a registration statement.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b)
The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, and except that the unaudited statements may not contain footnotes and are subject to normal year-end adjustments), were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  None of the Subsidiaries of Parent is required to file periodic reports with the SEC.

(c)
With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Documents filed since January 1, 2023, the principal executive officer and principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates (except for such certifications contained in a Parent SEC Document that was subsequently amended).

(d)
Since January 1, 2023, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Parent’s financial statements except as described in the Parent SEC Documents or except as may be required by any regulatory authority.  The reserves reflected in Parent’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(e)
Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq and the NYSE Texas.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since January 1, 2023, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(f)
No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or Parent’s or any of its Subsidiaries’ properties or assets, and there is no basis therefor.  Each of Parent’s and its Subsidiaries is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.

Section 5.5     Internal Controls and Procedures.

(a)
Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that, except as disclosed in Section 5.5 of the Parent Disclosure Letter, such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of financing reporting and the preparation of financial statements for external purposes in accordance with GAAP (including (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that would materially affect Parent’s financial statements).

(b)
To the Knowledge of Parent, from January 1, 2023 through the date of this Agreement, (i) neither Parent nor any of its Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Parent or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in unlawful accounting or auditing practices and (ii) there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad Debts, contingent liabilities or otherwise) of Parent that is not described in the consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents.  Since January 1, 2023, Parent and its Subsidiaries have not identified and have not been advised in writing by the auditors of Parent and its Subsidiaries of any fraud or allegation of fraud, whether or not material, that involves management or other employees of Parent or any of its Subsidiaries who have a role in Parent’s or any of its Subsidiaries internal controls over financial reporting.

Section 5.6     No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in Parent’s consolidated balance sheet as of December 31, 2024 (or the notes thereto) or Parent’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2025, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since January 1, 2024 and (d) for liabilities or obligations that have been discharged or paid in full, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable, or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than liabilities that do not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7     Compliance with Law; Permits.

(a)
Each of Parent and its Subsidiaries is, and since January 1, 2023 (in the case of Parent) and the later of January 1, 2024 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Anything contained in this Section 5.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 5.7(a) in respect of Anti-Corruption Laws, Anti-Money Laundering Laws, International Trade Laws, environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article V.

(b)
Parent and its Subsidiaries comply, and have at all times within the past five (5) years complied, with Anti-Corruption Laws in all material respects.  None of Parent, any of its Subsidiaries, nor to the Knowledge of Parent, any Person acting in their capacity for or on behalf of Parent or any of its Subsidiaries, has within the past five (5) years, directly or indirectly, violated any provision of any Anti-Corruption Law in any material respect.

(c)	The operations of Parent and its Subsidiaries are and for the past five (5) years have been conducted at all times in material compliance with the requirements of Anti-Money Laundering Laws.

(d)
Each of Parent and its Subsidiaries, including their respective directors, officers, and, to the Knowledge of Parent, employees or any Person acting in their capacity for or on behalf of Parent or any of its Subsidiaries, are, have been for the past five (5) years, and continue to be in compliance in all material respects with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws in violation of International Trade Laws in any material respect.

(e)
Neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Knowledge of Parent, employees, are currently or subsequent to April 24, 2019 have been: (i) the target of any economic or financial Sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, (ii) during the past five (5) years the target of any Sanctions, (iii) located, organized, or resident in a country or territory that is, or at the relevant times was, the target of comprehensive United States Sanctions (currently or during the past five (5) years, Cuba, Iran, North Korea, Crimea, the Donetsk and Luhansk regions of Ukraine, and prior to July 1, 2025, Syria), or (iv) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clauses (i) or (ii) above so that it would be subject to the same Sanctions as such Person.

(f)
Parent and its Subsidiaries have instituted, and maintain, policies and procedures reasonably designed to promote and achieve continued compliance with applicable International Trade Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.

(g)
There is no threatened or pending investigation or review by any Governmental Entity concerning or relating to any potential or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws by Parent, any of its Subsidiaries or (to the to the Knowledge of Parent) any of Parent’s employees, or any Person acting in their capacity for or on behalf of Parent or any of its Subsidiaries.

(h)
Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries are not, and since January 1, 2024 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8     Environmental Laws.

(a)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with applicable Environmental Laws, (ii) neither Parent nor any of its Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, except in each clauses (A) and (B), for such matters that have been fully resolved and are not a source of ongoing obligations or requirements, (iii) neither Parent nor any of its Subsidiaries has handled, treated, stored, transported, disposed of, arranged for or permitting the disposal of, or released any Hazardous Substances, or owned or operated any property or facility (and, to the Knowledge of Parent, there have been no releases of Hazardous Substances to or from any property or facility owned, operated or otherwise used by Parent or any of its Subsidiaries), in each case, in a manner that has given or would reasonably be expected to give rise to liability of Parent or any of its Subsidiaries pursuant to any Environmental Law, (iv) neither Parent nor any of its Subsidiaries is subject to any outstanding Order or pending Action or, to the Knowledge of Parent, threatened Action pursuant to any Environmental Law, (v) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has owned, leased or operated a site or disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, (vi) each of Parent and its Subsidiaries is in possession of all Environmental Permits required by Environmental Law for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, and all such Environmental Permits are in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them, and (vii) neither Parent nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(b)
To the Knowledge of Parent, Parent has delivered or made available to Company all material third-party final environmental audits and reports relating to Parent’s facilities or operations including the Parent Leased Real Property and any other real property previously owned or operated by Parent, that are in its possession, custody or under its reasonable control.

Section 5.9     Employee Benefit Plans.

(a)
Section 5.9(a) of the Parent Disclosure Letter lists each material Parent Benefit Plan (other than (i) any offer letter or other employment contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for any severance, retention, change of control, transaction or similar bonuses (other than severance payments required to be made by Parent or any of its Subsidiaries pursuant to the statutory requirements of applicable Law), (ii) any individual consulting services contract that is terminable upon thirty (30) days’ notice or less or (iii) any individual equity award grant notices and agreements and other equity award agreements that do not materially deviate from the representative forms of such grant notices and agreements made available to the Company).  No Parent Benefit Plan is maintained primarily in respect of any current or former employees, officers, directors or consultants of Parent or its Subsidiaries who are located outside of the United States.  Parent has, prior to the date of this Agreement, made available to Company true and complete copies of each material Parent Benefit Plan required to be listed on Section 5.9(a) of the Parent Disclosure Schedule and certain related documents, including (i) each writing constituting a part of such Parent Benefit Plan, including all material amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Parent Benefit Plan; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Parent Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Parent Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Parent Benefit Plan within the past three years.

(b)
Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:  (i) each Parent Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Parent Benefit Plan provides, and neither Parent nor any of its Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of Parent or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no events have occurred that could result in a payment by or assessment against Parent or any of its Subsidiaries of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code; (v) all premiums and contributions or other amounts payable by Parent or its Subsidiaries as of the date of this Agreement with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); and (vi) there are no pending, or, to the Knowledge of Parent, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Parent Benefit Plans.

(c)
Neither Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) or, within the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to, or has any liability with respect to:  (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA (including any Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  Neither Parent nor any of its ERISA Affiliates have any material liability as a result of a failure to comply with the continuing coverage requirements of COBRA.

(d)
Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” complies in all material respects with the requirements of Section 409A of the Code by its terms and has been operated in all material respects in accordance with such requirements.

(e)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer, (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan or (iv) result in an “excess parachute payment” within the meaning of Section 280G of the Code to any current or former employee or service provider of Parent or any of its Subsidiaries.

(f)
Neither Parent nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

Section 5.10   Absence of Certain Changes or Events.

(a)
From January 1, 2025 through the date of this Agreement, other than the transactions contemplated by this Agreement, Parent and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b)	Since January 1, 2025, there has not been any event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11  Investigations; Litigation.  There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12  Disclosure Documents.  None of the information supplied or to be supplied by or on behalf of any of the Parent Parties for inclusion or incorporation by reference in the Merger Materials will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to Parent Stockholders, at the time the Consent Solicitation Statement is first issued to Company Stockholders, at the time of any amendment or supplement thereto, or at the time of the Parent Meeting, (i) in the case of the Registration Statement or any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) in the case of the Proxy Statement/Prospectus or Consent Solicitation Statement or any amendment or supplement thereto, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by the Parent Parties with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of the Parent Parties.

Section 5.13  Tax Matters.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all material respects; (ii) Parent and each of its Subsidiaries have timely paid in full all Taxes required to be paid whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to Parent or any of its Subsidiaries; (iii) Parent and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) to the Knowledge of Parent, there are no outstanding, pending or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries; (v) neither Parent nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of Parent or any of its Subsidiaries, except for Permitted Liens; (vii) neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement; (viii) neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); (ix) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Parent or any of its Subsidiaries, which agreement will be binding on such entity after the Closing Date; (x) neither Parent nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) neither Parent nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes, and (B) any agreement or arrangement solely between or among the Parent and/or any of its Subsidiaries; (xii) no written claim has been made by any Governmental Entity in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns of a certain type that any such entity is or may be subject to Taxes in that jurisdiction of such type; (xiii) neither Parent nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was Parent; and (xiv) neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Conversion and the Merger from qualifying as one or more “reorganizations” within the meaning of Section 368(a) of the Code.

Section 5.14   Labor Matters.

(a)
None of the employees of Parent or any of its Subsidiaries is represented in his or her capacity as an employee of Parent or any Subsidiary by any union or other labor organization.  Neither Parent nor any Subsidiary is, or has been during the period from January 1, 2024 to the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization.  As of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of Parent or any of its Subsidiaries, (ii) to the Knowledge of Parent, there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, formal union organizing effort pending against Parent or any of its Subsidiaries, and (iii) there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries has a duty to bargain with any union or other labor organization, nor is Parent or any of its Subsidiaries party to a collective bargaining agreement.

(b)
Neither Parent nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Parent or any of its Subsidiaries with respect to such matters and, to the Knowledge of Parent, no such investigation is in progress or threatened.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and during the two (2)-year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective officers or employees, nor have any such Actions been pending or settled during the past two (2) years.

(c)
Neither Parent nor any of its Subsidiaries has any liability under the WARN Act related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by Parent or any of its Subsidiaries, nor have Parent or any of its Subsidiaries engaged in any actions in the past three (3) years that would trigger obligations or liabilities under the WARN Act.

Section 5.15   Intellectual Property.

(a)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries either own, free and clear of any and all Liens (other than Permitted Liens), or have valid and enforceable right to use all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries as currently conducted by Parent and its Subsidiaries.  All Intellectual Property owned by or licensed to the Parent Parties is sufficient for the continued conduct of the Parent Parties’ business after the Closing in the same manner as it has been conducted for the past twelve (12) months and as presently proposed to be conducted.  All Intellectual Property owned by Parent and its Subsidiaries is, to the Knowledge of Parent, valid, subsisting and enforceable.  Parent and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Parent and its Subsidiaries.  Without limiting the foregoing, Parent and Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential acquirer to execute proprietary information and confidentiality agreements before access to such information is granted or have otherwise taken measures to obligate each employee, consultant, contractor and potential acquirer to keep all such proprietary and confidential information disclosed to such Person confidential.  To the Knowledge of Parent, except under binding confidentiality obligations, no confidential information related to the business has been disclosed by Parent or its Subsidiaries to any Person.  To the Knowledge of Parent, there has been no breach of security or confidentiality involving any such Trade Secrets or confidential information, and no such Trade Secrets or confidential information is subject to any adverse claim or has been challenged or threatened by any Person.  To the Knowledge of Parent, (i) neither Parent nor any of its Subsidiaries is currently infringing, misappropriating or violating, or has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or licensed to Parent or any of its Subsidiaries.  Except as listed on Section 5.15(a) of the Parent Disclosure Letter, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of Parent, threatened that (A) challenge or question Parent’s ownership or right to use Intellectual Property of Parent or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by Parent or any of its Subsidiaries of any Intellectual Property of a third party.  Neither Parent nor any of its Subsidiaries (i) has disclosed, distributed, licensed or made available to any Person any source code for any software owned by Parent or any of its Subsidiaries, or (ii) is subject to any duty or obligation to disclose, distribute, license or make available to any Person any such source code, including under any escrow arrangement, except, in each case, pursuant to confidentiality or non-disclosure agreements that reasonably protect the interest of Parent and its Subsidiaries in and to such source code.  Neither Parent nor any of its Subsidiaries has used Open Source Software in a manner that obligates Parent or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary software of Parent or any of its Subsidiaries to any third party or otherwise affects Parent’s or any of its Subsidiaries’ freedom of action with respect to the use or distribution of such software.  It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 5.15.

(b)
Each Person who is or was involved in the creation, generation, conception, delivery or development of any Intellectual Property for or on behalf of Parent or any of its Subsidiaries (each such Person, a “Parent Contributor”) has executed a valid and enforceable written agreement irrevocably assigning (through a present assignment) all such Intellectual Property, without exclusion or reservation of any Claim, right or interest therein to Parent. To the Knowledge of Parent and Merger Sub, no Parent Contributor is in breach of any such agreement.  Parent does not have any obligation and no proceeding has been brought to compensate any Parent Contributor (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product) for the development, use, manufacture, sale or exploitation of any such Intellectual Property.

(c)
The consummation of the transactions contemplated by this Agreement, will not (i) result in the loss or impairment of any Intellectual Property right of Parent or any of its Subsidiaries as of immediately following the Closing, (ii) require the payment of any additional amounts or the notification or authorization, or consent, waiver, permission, authorization or approval of, or exemption by, any other Person, with respect to any such Intellectual Property or (iii) conflict with, result in a violation of, result in a loss of a benefit or right under, result in a breach of, give to others any rights of termination, acceleration, payment, modification or cancellation under, or constitute (with or without due written notice or lapse of time or both) a default (or give rise to any right of written notice, termination, acceleration, payment, modification or cancellation) under, any of the terms, conditions or provisions of any Intellectual Property.

(d)
Parent and its Subsidiaries have taken commercially reasonable steps to protect their respective IT Systems from Contaminants.  Parent and its Subsidiaries own or have rights to access and use all IT Systems.  To the Knowledge of Parent, (i) there have been no material unauthorized intrusions or breaches of the security of Parent’s or any of its Subsidiaries’ IT Systems, and (ii) Trade Secrets, the data and information which they store or Process has not been corrupted in any material discernible manner or accessed or used without Parent’s or any of its Subsidiaries’ authorization.

(e)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures (which are in conformance with reputable industry practice), relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Parent or any of its Subsidiaries (“Parent Personal Information”) and (ii) all Contracts under which Parent or any of its Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Parent or any of its Subsidiaries.  Since January 1, 2024, no Parent Personal Information has been the subject of any unauthorized access, use, or hacking.

(f)
Parent has implemented commercially reasonable administrative, technical, and organizational safeguards and policies for deploying any products or services that incorporate AI Solutions and maintains commercially reasonable access control protocols and procedures that secure access to such products or services using AI Data Sets and there has been (i) no unauthorized access to any AI Solutions used in any such products or services, or to the AI Data Sets owned or purported to be owned by Parent, nor any other AI Data Sets, used to train or improve any such product or service; (ii) no use of AI Data Sets by or on behalf of Parent that violates any such safeguards, policies or any Privacy Laws or requirements of any Contracts to which Parent or any of its Subsidiaries is bound and (iii) no unauthorized access to the Parent software or IT Systems used in the development or operation of AI Solutions used in any such product or service. No open or open-loop AI Models used in connection with any such Parent Products or services contain, as inputs provided by Parent or otherwise, any information that is intended to remain proprietary and confidential to Parent.

(g)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, where required under applicable Privacy Laws or Privacy Policies, each of the Parent and its Subsidiaries has valid consents from users of Parent Products or other valid legal bases for the Parent or its contractors to Process their Personal Data in connection with such Parent Product and to transfer such information for Processing in connection with other products, services, solutions or platforms of the Parent or its Subsidiaries.

(h)
Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, where required under applicable Privacy Laws or Privacy Policies, each of the Parent and its Subsidiaries responds in a timely and proper manner to all valid requests and complaints by individuals under applicable Privacy Laws or Privacy Policies with respect to their Personal Data, and there are no claims or legal proceedings alleging otherwise.

Section 5.16  Real Property; Personal Property.  Section 5.16 of the Parent Disclosure Letter lists each real property leased by Parent or its Subsidiaries (the “Parent Leased Real Property”), which comprises all of the real property occupied or otherwise used in the operation of Parent’s business.  None of Parent or any of its Subsidiaries own any real property. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned personal property, or, in the case of the Parent Leased Real Property and leased personal property, has a valid leasehold or subleasehold interests in, all of the Parent Leased Real Property and leased personal property used or held for use in their businesses or operations or purported to be owned by Parent or a Subsidiary, in each case free and clear of all Liens (except for Permitted Liens).  Neither Parent nor any of its Subsidiaries has subleased or otherwise granted to any Person (other than a Subsidiary) the right to use or occupy any of the Parent Leased Real Property or any material portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase, or other contractual obligations granted to third parties under which third parties have any right or obligation to acquire or lease and interest in such Parent Leased Real Property or any portion thereof or interest therein.  Neither Parent nor any of its Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of Parent, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Lease is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that enforcement of the Lease may be subject to the Enforceability Exceptions.

Section 5.17  Material Contracts.  A true and complete copy of each Parent Material Contract (including any amendments thereto) has been made available to Company prior to the date of this Agreement.  Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of Parent, a breach or default on the part of Parent or any of its Subsidiaries under a Parent Material Contract, and (ii) no party to any Parent Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 5.18   Insurance Policies.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material insurance policies covering Parent and its Subsidiaries and their respective assets, properties and operations (collectively, the “Parent Insurance Policies”) provide insurance in such amounts and against such risks as is commercially reasonable and (b) all of the Parent Insurance Policies are in full force and effect.  The Parent Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All premiums payable under Parent Insurance Policies have been duly paid, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Merger and the other transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Parent Insurance Policies. Since January 1, 2024 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any Parent Insurance Policies.  There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of Parent or any of its Subsidiaries.

Section 5.19   Affiliate Transactions.  Except for (x) Contracts filed or incorporated by reference as an exhibit to the Parent SEC Documents, (y) the Parent Benefit Plans, or (z) or as set forth on Section 5.19 of the Parent Disclosure Letter, (a) there are no Contracts or understandings that are in existence as of the date of this Agreement, nor are there any currently proposed Contracts or understandings, between, on the one hand, Parent or any of its Subsidiaries and, on the other hand, any (i) present executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries or any person that has served as an executive officer or director of Parent or any of its Subsidiary within the last five (5) years or any of such officer’s or director’s immediate family members, (ii) any person who owns of record or beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act)  five percent (5%) or more of the shares of Parent Common Stock outstanding as of the date of this Agreement, or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in the foregoing clause (ii), to the Knowledge of Parent)  (other than Parent or any of its Subsidiaries) and (b) there are no material properties, rights or assets that are used in the business of Parent or any of its Subsidiaries and owned by any current or former director or executive officer of the Parent or any of its Subsidiaries or any person who beneficially owns five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or Affiliates) (other than Parent or its Subsidiaries).

Section 5.20  Finders or Brokers.  Except as set forth on Section 5.20 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.21   Opinion of Parent’s Financial Advisor.  The Parent Board has received the opinion of Clear Street LLC, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth therein, the Aggregate Merger Consideration to be paid by Parent provided for pursuant to this Agreement is fair, from a financial point of view, to Parent.  A correct and complete copy of such written opinion will be made available to Company, for informational purposes only and solely on a non-reliance basis, promptly after receipt thereof by the Parent Board.

Section 5.22   Required Vote of Parent Stockholders.  The affirmative vote of (a) the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the Parent Articles of Incorporation Amendment is the only vote of holders of securities of Parent which is required to approve the Parent Articles of Incorporation Amendment and (b) a majority of the votes cast by the holders of the shares of Parent Common Stock present at the Parent Meeting on the Parent Stock Issuance is the only vote of holders of securities of Parent which is required to approve the Parent Stock Issuance (the votes specified in clauses (a) and (b), the “Parent Stockholder Approval”).  The vote or consent of Parent as the sole stockholder of Merger Sub (which has been obtained or will be obtained immediately following the execution hereof) to approve and/or adopt this Agreement is the only vote or consent of the holders of any class or series of capital stock or other equity interests of Merger Sub necessary to approve this Agreement or the Merger, as applicable, or the other transactions contemplated hereby.

Section 5.23  Certain Arrangements.  To the Knowledge of Parent, except as set forth on Section 5.23 of the Parent Disclosure Letter, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Company Stock or any member of Company’s management or Company Board, on the other hand, relating in any way to Company, Company’s securities, the transactions contemplated by this Agreement or to the operations of Company after the Effective Time.

Section 5.24  Ownership of Company Shares.  Except as set forth on Section 5.24 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries or its or their Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Stock except pursuant to this Agreement.

Section 5.25 Ownership and Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.26   Digital Assets; Bitcoin Miners.

(a)
Parent and its Subsidiaries deposit substantially all of their Digital Assets, including any bitcoin or Cronos, in digital wallets held by Parent (such digital wallets, the “Parent Wallets”). There are no material Liens on, or rights of any person to, Parent Wallets or the Digital Assets contained in such Parent Wallets other than Permitted Liens. Parent and its Subsidiaries have taken commercially reasonable steps to protect the Parent Wallets and such Digital Assets.

(b)	Parent and its Subsidiaries do not own or lease any bitcoin miners or other cryptocurrency miners.

(c)
Parent and its Subsidiaries own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the Digital Assets of Parent and its Subsidiaries (collectively, the “Parent Digital Assets”), free and clear of all Liens except for Permitted Liens. Parent and its Subsidiaries have taken commercially reasonable steps to protect the Parent Digital Assets from theft or loss due to malfeasance. Neither Parent nor any of its Subsidiaries has taken any actions where it owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

(d)
Except as would not be material to Parent and its Subsidiaries, taken as a whole, as of the date hereof and the Effective Time, Parent will own all (i) cash held in Digital Asset wallets or similar mediums of custody for Parent Digital Assets or exchange accounts and (ii) Parent Digital Assets held by Parent, including such amounts of Parent Digital Assets as necessary for Parent’s compliance with the Parent’s covenants under the Parent Convertible Notes Indenture.

Section 5.27  Takeover Laws.  Assuming the representations and warranties of Company set forth in Section 4.22 are true and correct, the Parent Board has taken all necessary actions such that no restriction under any Takeover Law or any similar provisions of the articles of incorporation and bylaws of Parent is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.28   Pending Transactions.  None of Parent or any Subsidiary of Parent is a party to any pending equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Merger or the expiration of termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the Merger, (c) delay the consummation of the Merger, or (d) otherwise result, or would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

Section 5.29   No Additional Representations.  Except for the representations and warranties contained in this Article V, none of the Parent Parties nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates.  Each of the Parent Parties acknowledges that neither Company nor any other Person has made any representation or warranty, express or implied, except as expressly set forth in Article IV, and none of the Parent Parties has relied on any representation other than those expressly set forth in Article IV.  Without limiting the foregoing, each of the Parent Parties makes no representation or warranty to Company with respect to any business or financial projection or forecast relating to Parent or any of its Subsidiaries, whether or not included in the data room or any management presentation.  Each of the Parent Parties, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Company has specifically disclaimed any express or implied representation or warranty made by any Person, other than those set forth in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1     Conduct of Business by Company.

(a)
From and after the date of this Agreement and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law (including any Public Health Measures), (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its business in the ordinary course of business in all material respects and (2) preserve substantially intact its present business organization.

(b)
Without limiting the generality of the foregoing Section 6.1(a), between the date of this Agreement and the Effective Time or the Termination Date, if any, except (A) as may be required by applicable Law (including any Public Health Measures), (B) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement, or (D) as set forth in Section 6.1(b) of the Company Disclosure Letter, Company shall not, and shall not permit any of its Subsidiaries to:

(i)         declare, accrue, set aside, authorize, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, units or other securities of Company or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of Company to Company or to any of its other wholly owned Subsidiaries;

(ii)         adjust, split, combine, subdivide, or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)       except as required by a Company Benefit Plan in effect on the date of this Agreement, (A) (1) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Company or its Subsidiaries with an annual base compensation of more than $250,000, (2) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Company or its Subsidiaries with an annual base compensation of $250,000 or less by more than five percent (5%) unless in the ordinary course of business consistent with past practice, or (3) increase the benefits provided to Company’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance or retention agreement with any employee or individual independent contractor with an annual base compensation of more than $250,000, executive officer or director of Company or any of its Subsidiaries (except for separation agreements entered into in the ordinary course of business consistent with past practice in connection with terminations of employment); (C) enter into, establish, adopt, amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other employee representative; (D) except as permitted pursuant to clause (A) or (B) above, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any material Company Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement); (E) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to Company’s or its Subsidiaries’ current or former employees, individual independent contractors, executive officers or directors; or (F) grant any new Company Equity Awards or other equity-based incentive awards;

(iv)        change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP or applicable Law or to comply with any SEC rule;

(v)       adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vi)       except for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, issue, sell, grant, deliver, pledge, dispose of or encumber or otherwise subject to a Lien or authorize the issuance, sale, grant, delivery, pledge, disposal, encumbrance or subjection to any Lien (other than a Permitted Lien), of (A) any shares of its capital stock or other ownership interest in Company or any Subsidiaries or any securities or instrument convertible into or exchangeable or exercisable for any such shares or ownership interest, (B)  any rights issued by Company or any of its Subsidiaries that are linked in any way to the price of any class of its capital stock or of any class of capital stock of any of its Subsidiaries, their value, the value of any of their respective Subsidiaries or any part of its assets, business or Subsidiaries or any dividends or other distributions declared or paid on any shares of its capital stock or the capital stock of any of its Subsidiaries, or  (C) any rights, warrants or options to acquire or with respect to any such shares, securities, instruments or interests, except that Company may issue shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards or Company Warrants outstanding on the date hereof or issued or granted in accordance with this Agreement, the Conversion or the Company Convertible Note;

(vii)       except for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem, buy back or otherwise acquire any shares of its capital stock or other securities or shares of its capital stock or other securities of any of their respective Subsidiaries, or any rights, warrants or options to acquire or with respect to any such shares, securities, instruments or interests, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations upon the settlement of such award from a holder of such Company Equity Awards outstanding on the date hereof or issued or granted in accordance with this Agreement or pursuant to the exercise of Company Warrants outstanding on the date hereof;

(viii)      incur, offer, place, arrange, syndicate, assume, guarantee, redeem, defease, endorse, prepay or otherwise become liable for any Debt (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (2) any Debt that will be cancelled or repaid prior to the Effective Time, (3) guarantees by Company of indebtedness for borrowed money of Subsidiaries of Company, which indebtedness is incurred in compliance with this Section 6.1(b)(viii), (4) guarantees or performance bonds that may be entered into by Company or its Subsidiaries in connection with contracts entered into by Company with its customers in the ordinary course of business from time to time, and (5) indebtedness for borrowed money that, together with the other Debt of Company and its Subsidiaries, minus all cash and cash equivalents of Company and its Subsidiaries, does not exceed the sum of (A) $10,000,000 in aggregate principal amount outstanding at any time incurred by Company or any of its Subsidiaries other than in accordance with clauses (1) through (3), inclusive, plus (B) the purchase price paid in connection with any acquisition or license consented to by Parent;

(ix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets or having a fair market value in excess of $5,000,000 in the aggregate, except (1) for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of this Agreement and made available to Parent prior to the date of this Agreement, (3) for Liens arising by reason of deposits necessary to obtain standby letters of credit and bank guarantees in the ordinary course of business, or (4) sales, charters, leases or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(x)        (1) modify, amend or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to Company or any of its Subsidiaries or terminate any Company Material Contract, in each case other than in the ordinary course of business or (2) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Company Material Contract), except to the extent such Contract provides for an action that would otherwise be permitted under this Section 6.1(b);

(xi)       initiate, waive, release, assign, compromise, voluntarily settle, pay, discharge or satisfy (1) any actual or threatened Action, other than any Action to which Section 6.14 applies or that involves only the payment of monetary damages not in excess of $1,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of Company or any of its Subsidiaries (provided, that in no event shall Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any Action to which Section 6.14 applies; provided that Company shall promptly provide notice to Parent of any voluntary settlement, payment, discharge or satisfaction of any Action that does not require consent under this Section 6.1(b)(xi) and involves payment of an amount in excess of $250,000 or the release of a liability in excess of $250,000;

(xii)       (1) make, change or revoke any material Tax election, except in the ordinary course of business in a manner consistent with past practice, (2) file any material amended Tax Return, (3) change any material Tax accounting period or make a material change in any method of Tax accounting, (4) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (5) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or foreign Law) with respect to Taxes, (6) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (7) enter into any tax sharing, tax indemnity, tax reimbursement, tax receivable, tax allocation or similar agreement with respect to Taxes, or (8) request any ruling from any Governmental Entity relating to Taxes;

(xiii)     acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf software licenses), other than acquisitions for consideration (including assumed liabilities) that does not exceed $1,000,000 in the aggregate;

(xiv)     sell, assign, transfer or license any Intellectual Property owned by Company or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business);

(xv)       adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Company or any of its Subsidiaries (other than the Merger or the transactions contemplated by this Agreement);

(xvi)    enter into, renew or amend in any material respect any transaction with any Affiliate (other than transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xvi), it being understood that this Section 6.1(b)(xvi) (including this proviso) shall not be read to narrow Section 6.1(b)(iii);;

(xvii)    voluntarily fail to maintain, cancel or materially reduce coverage under any insurance policy or program in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Company, its Subsidiaries and their assets and properties (except as permitted pursuant to Section 6.1(b)(iii));

(xviii)    enter into any material new line of business; or

(xix)      agree, resolve, authorize or commit, in writing or otherwise, to take any of the foregoing actions.

Section 6.2     Conduct of Business by Parent Parties.

(a)
From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, if any, and except (i) as may be required by applicable Law (including any Public Health Measures), (ii) as may be consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.2(b) of the Parent Disclosure Letter, each of the Parent Parties shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct their business in the ordinary course of business in all material respects and (2) preserve substantially intact its present business organization.

(b)
Without limiting the generality of the foregoing Section 6.2(a), between the date of this Agreement and the Effective Time or the Termination Date, if any, except (A) as may be required by applicable Law (including any Public Health Measures), (B) as may be consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement or (D) as set forth in Section 6.2(b) of the Parent Disclosure Letter, each of the Parent Parties shall not, and shall not permit any of its Subsidiaries to:

(i)        declare, accrue, set aside, authorize, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, Parent Digital Assets, stock, units or other securities of Parent or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of Parent to Parent or to any of its other wholly owned Subsidiaries;

(ii)        adjust, split, combine, subdivide, or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)      except as required by a Parent Benefit Plan in effect on the date of this Agreement, (A) (1) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Parent or its Subsidiaries with an annual base compensation of more than $250,000, (2) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Parent or its Subsidiaries with an annual base compensation of $250,000 or less by more than five percent (5%) unless in the ordinary course of business consistent with past practice, or (3) increase the benefits provided to Parent’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance or retention agreement with any employee or individual independent contractor with an annual base compensation of more than $250,000, executive officer or director of Parent or any of its Subsidiaries (except for separation agreements entered into in the ordinary course of business consistent with past practice in connection with terminations of employment); (C) enter into, establish, adopt, amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other employee representative; (D) except as permitted pursuant to clause (A) or (B) above, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any material Parent Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a material Parent Benefit Plan if it were in existence as of the date of this Agreement); (E) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to Parent’s or its Subsidiaries’ current or former employees, individual independent contractors, executive officers or directors; or (F) grant any new Parent Equity Awards or other equity-based incentive awards;

(iv)        change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP or applicable Law or to comply with any SEC rule;

(v)       other than the Parent Articles of Incorporation Amendment and the Parent Bylaws Amendment, adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vi)      except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, issue, sell, grant, deliver, pledge, dispose of or encumber or otherwise subject to a Lien or authorize the issuance, sale, grant, delivery, pledge, disposal, encumbrance or subjection to any Lien (other than a Permitted Lien) of (A) any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities or instrument convertible into or exchangeable or exercisable for any such shares or ownership interest, (B)  any rights issued by Parent or any of its Subsidiaries that are linked in any way to the price of any class of its capital stock or of any class of capital stock of any of its Subsidiaries, their value, the value of any of their respective Subsidiaries or any part of its assets, business or Subsidiaries or any dividends or other distributions declared or paid on any shares of its capital stock or the capital stock of any of its Subsidiaries, or (C) any rights, warrants or options to acquire or with respect to any such shares, securities, instruments, or interests, except that Parent may issue shares of Parent Common Stock pursuant to the exercise or settlement of Parent  Equity Awards, Parent Warrants or Parent Convertible Notes, in each case outstanding on the date hereof or issued or granted in accordance with this Agreement;

(vii)      except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem, buy back or otherwise acquire any shares of its capital stock or other securities or shares of its capital stock or other securities of any of their respective Subsidiaries, or any rights, warrants or options to acquire or with respect to any such shares, securities, instruments or interests, other than the acquisition of shares of Parent Common Stock from a holder of Parent Equity Awards in satisfaction of withholding obligations upon the settlement of such award from a holder of such Parent Equity Awards outstanding on the date hereof or issued or granted in accordance with this Agreement or pursuant to the exercise of Parent Warrants or Parent Convertible Notes outstanding on the date hereof;

(viii)     incur, offer, place, arrange, syndicate, assume, guarantee, redeem, defease, endorse, prepay or otherwise become liable for any Debt (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (2) any Debt that will be cancelled or repaid prior to the Effective Time, (3) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 6.2(b), (4) guarantees or performance bonds that may be entered into by Parent or its Subsidiaries in connection with contracts entered into by Parent with its customers in the ordinary course of business from time to time, and (5) indebtedness for borrowed money that, together with the other Debt of Parent and its Subsidiaries, minus all cash and cash equivalents of Parent and its Subsidiaries, does not exceed the sum of (A) $10,000,000 in aggregate principal amount outstanding at any time incurred by Parent or any of its Subsidiaries other than in accordance with clauses (1) through (3), inclusive, plus (B) the purchase price paid in connection with any acquisition or license consented to by Company;

(ix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets (including Parent Digital Assets) or having a fair market value in excess of $5,000,000 in the aggregate, except (1) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of this Agreement and made available to Company prior to the date of this Agreement, (3) for Liens arising by reason of deposits necessary to obtain standby letters of credit and bank guarantees in the ordinary course of business or (4) sales, charters, leases or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(x)        (1) modify, amend or waive (or with respect to hedges covering Parent Digital Assets, allow to expire) any rights under any Parent Material Contract in any material respect in a manner which is adverse to Parent or any of its Subsidiaries or terminate any Parent Material Contract, in each case other than in the ordinary course of business or (2) enter into any Contract that would constitute a Parent Material Contract if entered into prior to the date of this Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Parent Material Contract), except to the extent such Contract provides for an action that would otherwise be permitted under this Section 6.2(b);

(xi)       initiate, waive, release, assign, compromise, voluntarily settle, pay, discharge or satisfy (1) any actual or threatened Action, other than any Action to which Section 6.14 applies or that involves only the payment of monetary damages not in excess of $1,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of Parent or any of its Subsidiaries (provided, that in no event shall Parent or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Company if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any Action to which Section 6.14 applies; provided, that Parent shall promptly provide notice to Company of any voluntary settlement, payment, discharge or satisfaction of any Action that does not require consent under this Section 6.2(b)(xi) and involves payment of an amount in excess of $250,000 or the release of a liability in excess of $250,000;

(xii)       (1) make, change or revoke any material Tax election, except in the ordinary course of business in a manner consistent with past practice, (2) file any material amended Tax Return, (3) change any material Tax accounting period or make a material change in any method of Tax accounting, (4) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (5) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or foreign Law) with respect to Taxes, (6) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (7) enter into any tax sharing, tax indemnity, tax reimbursement, tax receivable, tax allocation or similar agreement with respect to Taxes, or (8) request any ruling from any Governmental Entity relating to Taxes;

(xiii)     acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf software licenses), other than acquisitions for consideration (including assumed liabilities) that does not exceed $1,000,000 in the aggregate;

(xiv)     sell, assign, transfer or license any Intellectual Property owned by Parent or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business);

(xv)       adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Parent or any of its Subsidiaries (other than the Merger or the transactions contemplated by this Agreement or in compliance with Section 6.6 and Article VIII of this Agreement);

(xvi)      enter into, renew or amend in any material respect any transaction with any Affiliate (other than transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.2(b)(xvi), it being understood that this Section 6.2(b)(xvi) (including this proviso) shall not be read to narrow Section 6.2(b)(iii);

(xvii)    voluntarily fail to maintain, cancel or materially reduce coverage under any insurance policy or program in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent, its Subsidiaries and their assets and properties (except as permitted pursuant to Section 6.2(b)(iii));

(xviii)    enter into any material new line of business; or

(xix)      agree, resolve, authorize or commit, in writing or otherwise, to take any of the foregoing actions.

Section 6.3    Control of Operations.  Nothing contained in this Agreement shall give (a) any Parent Party, directly or indirectly, the right to control or direct Company’s operations or (b) Company, directly or indirectly, the right to control or direct the Parent Party’s operations, prior to the Effective Time.  Prior to the Effective Time, each Parent Party and Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4     Access.

(a)
Subject to compliance with applicable Laws (including any Public Health Measures) and solely for purposes related to the consummation of the transactions contemplated by this Agreement, each Party shall afford to the other Party and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to such Party’s and its Subsidiaries’ officers, employees, properties, assets, equipment, inventory, operating sites, Contracts, commitments, operating and financial reports, work papers, books and records, (i) other than any such matters that relate to the negotiation and execution of this Agreement, (ii) under the supervision of appropriate personnel of the providing Party, (iii) in such a manner not to unreasonably interfere with the usual operation of the providing party, (iv) to the extent reasonably necessary for (A) the consummation of the Transactions or (B) planning for the integration of the parties’ businesses, and (v) with respect to properties, assets, equipment, inventory, operating sites, Contracts, commitments, operating and financial reports, work papers, books and records, solely to the extent such items are in the possession or control of such Party or any of its Representatives.  The foregoing notwithstanding, a Party shall not be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a Party, would, in the reasonable judgment of such Party, result in a loss of privilege or Trade Secret protection to such Party or any of its Subsidiaries or would constitute a violation of any applicable Laws, including any Public Health Measures (provided, that in each case such Party shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects).  Subject to the foregoing restrictions, each Party shall be permitted to conduct reasonable inspections, assessments and testing of the other Party’s properties, assets, equipment, inventory and operating sites; provided, however, that nothing herein shall authorize any Party or its Representatives to undertake any testing involving invasive techniques, including testing involving sampling of soil, sediment, groundwater, surface water, air or building materials, at any of the other Party’s or its Subsidiary’s properties, without the prior written consent of such other Party, which consent shall not be unreasonably delayed, conditioned or withheld.

(b)
Each Party hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Confidential Information (as defined in the NDA), as such term is used in, and shall be treated in accordance with, the NDA.

Section 6.5     No Solicitation by Company.

(a)
Except as expressly permitted by this Section 6.5, from and after the date of this Agreement until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), Company and its Subsidiaries shall not, and Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, announcements or communications relating to, or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to, a Company Alternative Proposal from any Persons, (ii) enter into, participate in, maintain or continue any discussions or negotiations with any Persons with respect to Company or its Subsidiaries in connection with a Company Alternative Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.5 and to limit its conversation or other communication exclusively to such referral), (iii) furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Company that constitutes, or would reasonably expected to lead to, any Company Alternative Proposal by any Person, or (iv) accept any Company Alternative Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Company Alternative Proposal or otherwise relating to any Company Alternative Proposal, including, without limitation, any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating thereto, or any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby.  Within five (5) Business Days following the date hereof, Company shall request that any Person (other than Parent) and its Representatives promptly return or destroy all confidential information concerning Company and its Subsidiaries theretofore furnished thereto by or on behalf of Company or any of its Subsidiaries in connection with a Company Alternative Proposal, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between Company and such Person.  In addition, except as expressly permitted under this Section 6.5, from the date of this Agreement until the Effective Time, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) unless the Company Board determines in good faith that a failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and then solely to the extent necessary to allow such Person to make and pursue a Company Alternative Proposal, (B) submit any Company Alternative Proposal or any matter related thereto to a vote of Company Stockholders, or (C) accept, authorize, cause or permit Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for the consummation of any transaction contemplated by any Company Alternative Proposal or otherwise relating to any Company Alternative Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Alternative Acquisition Agreement”).

(b)
Notwithstanding anything to the contrary in this Section 6.5, if Company receives a written Company Alternative Proposal from any Person at any time following the date of this Agreement and prior to the time the Company Stockholder Approval is obtained (provided that there has not been any material breach of the restrictions in this Section 6.5 with respect to the making of such Company Alternative Proposal), Company and its Representatives may contact such Person solely to clarify the terms and conditions thereof in compliance with this Section 6.5, and (i) Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Company and its Subsidiaries to such Person if Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that, subject to applicable Law, Company shall substantially contemporaneously therewith make available to Parent any non-public information concerning Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent, and (ii) Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Company Alternative Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Company Board or relevant committee thereof determines in good faith (after consultation with Company’s outside counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (after consultation with Company’s outside counsel and financial advisor) such Company Alternative Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and provides Parent with written notice of such determination.

(c)
Company shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Company Alternative Proposal or material modification thereto, and shall (i) promptly (and in any event within twenty-four (24) hours of any such event) notify Parent of its entry into an Acceptable Confidentiality Agreement and the receipt of any Company Alternative Proposal or any material amendment thereto, (ii) promptly (and in any event within twenty-four (24) hours of receipt of a Company Alternative Proposal or material amendment thereto) provide with respect to any Company Alternative Proposal or material amendment thereto, a written summary of the material terms and conditions of each such Company Alternative Proposal or such material amendment thereto, including in such summary the identity of the Person making such Company Alternative Proposal, and (iii) shall keep Parent informed in reasonable detail, on a current basis, of any material developments or modifications to the terms of any such Company Alternative Proposal or amendment thereto and the status of any discussions or negotiations relating to such material developments or modifications.

(d)
Except as set forth in this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Consent Solicitation Statement, or (C) approve, adopt, endorse or recommend to Company Stockholders, or publicly propose to approve, adopt, endorse or recommend to Company Stockholders, a Company Alternative Proposal or Company Superior Proposal (any of the foregoing, a “Company Change of Recommendation”) or (ii) cause or permit Company or any of its Subsidiaries to enter into any Company Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may (I) effect a Company Change of Recommendation if the Company Board determines in good faith (after consultation with Company’s outside counsel) that, as a result of any event, change, development or circumstance that materially affects the business, assets of operations of Company and its Subsidiaries, taken as a whole, (other than any event, change, development or circumstance resulting from a material breach of this Agreement by Company) that was not known to or, if known, the consequences of which were not reasonably foreseeable by, the Company Board as of or prior to the execution and delivery of this Agreement (a “Company Intervening Event”) and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any adjustments to the terms and conditions of the Merger proposed by Parent in response to such Company Intervening Event); provided, that in no event shall any event, change, development or circumstance resulting from or relating to any of the following give rise to a Company Intervening Event:  (i) the receipt, existence or terms of a Company Alternative Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the public announcement, pendency or consummation of the transaction contemplated hereby (or the public announcement of any discussions among the Parties related thereto); (iii) any change in the trading price or trading volume of the Parent Common Stock or Parent Digital Assets (although for purposes of clarity, any underlying events or circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) any action taken by either Party pursuant to the affirmative covenants set forth in Section 6.10, or the consequences of any such action, (v) the fact that, in and of itself, Company or any of its respective Subsidiaries meets, fails to meet or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been, or will be, a Company Intervening Event to the extent not otherwise excluded hereunder), or (vi) any change in general economic or political conditions or the securities, credit, financial or Digital Asset markets (including changes in interest or exchange rates), and (II) if Company receives a Company Alternative Proposal (provided that there has not been any material breach of the restrictions in this Section 6.5 in connection with the making of such Company Alternative Proposal) that the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) constitutes a Company Superior Proposal (taking into account any adjustments to the terms and conditions of the Merger proposed by Parent in response to such Company Alternative Proposal), and (after consultation with Company’s outside counsel) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, effect a Company Change of Recommendation and/or cause or permit Company to terminate this Agreement and enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 8.1(c)(iii); provided, however, the Company Board may take the actions described in clause (I) or (II) if and only if:

(i)          Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least five (5) Business Days in advance of taking such action, which notice shall specify, as applicable, a reasonably detailed description of such Company Intervening Event or the material terms of the Company Alternative Proposal received by Company that constitutes a Company Superior Proposal, including the identity of the party making the Company Alternative Proposal, a copy of such written Company Alternative Proposal or amendment thereto and any other written terms, documents or proposals provided to Company or any of its Subsidiaries in connection with such Company Alternative Proposal and, with respect to any Company Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Company Alternative Proposal or such amendment thereto;

(ii)        after providing such notice and prior to taking such actions, Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to take such actions; and

(iii)        the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 p.m. Eastern Time on the fifth (5th) Business Day of such five (5) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Company Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and, after consultation with Company’s outside counsel and financial advisor, the Company Alternative Proposal received by Company would continue to constitute a Company Superior Proposal, in each case, if such changes offered in writing by Parent were given effect.  Notwithstanding the foregoing, the Parties agree (x) that in the event that, after commencement of the five (5) Business Day period referred to above, there is any material revision to the terms of a Company Superior Proposal, including any revision in price, or any material change to the facts and circumstances related to a Company Intervening Event, such period shall be extended, if applicable, to ensure that at least four (4) Business Days remain in such period subsequent to the time Company notifies Parent of any such material revision or change and (y) that there may be multiple extensions of such period.

(e)
Nothing contained in this Section 6.5 shall be deemed to prohibit Company, the Company Board or any committee of the Company Board from making any disclosure if the Company Board determines in good faith after consultation with Company’s outside counsel that failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that neither the Company Board nor any committee thereof shall effect a Company Change of Recommendation unless the applicable requirements of Section 6.5(d) shall have been satisfied.

(f)
Company agrees that any violation of the restrictions contained in this Section 6.5 by any of Company’s Subsidiaries, or by any of Company’s or its Subsidiaries’ respective Representatives acting through, or at the direction of, senior management of such Representative or acting at the direction of Company shall be deemed to be a breach of this Section 6.5 by Parent.

Section 6.6     No Solicitation by Parent.

(a)
Except as expressly permitted by this Section 6.6, from and after the date of this Agreement until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), Parent and its Subsidiaries shall not, and Parent shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, announcements or communications relating to, or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to, a Parent Alternative Proposal from any Persons, (ii) enter into, participate in, maintain or continue any discussions or negotiations with any Persons with respect to Parent or its Subsidiaries in connection with a Parent Alternative Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.6 and to limit its conversation or other communication exclusively to such referral),  (iii) furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Parent that constitutes, or would reasonably expected to lead to, any Parent Alternative Proposal by any Person, or (iv) accept any Parent Alternative Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Parent Alternative Proposal or otherwise relating to any Parent Alternative Proposal, including, without limitation, any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating thereto, or any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby.  Within five (5) Business Days following the date hereof, Parent shall request that any Person (other than Company) and its Representatives promptly return or destroy all confidential information concerning Parent and its Subsidiaries theretofore furnished thereto by or on behalf of Parent or any of its Subsidiaries in connection with a Parent Alternative Proposal, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between Parent and such Person.  In addition, except as expressly permitted under this Section 6.6, from the date of this Agreement until the Effective Time, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Parent Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) unless the Parent Board determines in good faith that a failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and then solely to the extent necessary to allow such Person to make and pursue a Parent Alternative Proposal, (B) submit any Parent Alternative Proposal or any matter related thereto to a vote of Parent Stockholders or (C) accept, authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for the consummation of any transaction contemplated by any Parent Alternative Proposal or otherwise relating to any Parent Alternative Proposal (other than an Acceptable Confidentiality Agreement) (a “Parent Alternative Acquisition Agreement”).

(b)
Notwithstanding anything to the contrary in this Section 6.6, if Parent receives a written Parent Alternative Proposal from any Person at any time following the date of this Agreement and prior to the time the Parent Stockholder Approval is obtained (provided that there has not been any material breach of the restrictions in this Section 6.6 with respect to the making of such Parent Alternative Proposal), Parent and its Representatives may contact such Person solely to clarify the terms and conditions thereof in compliance with this Section 6.6, and (i) Parent and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Parent and its Subsidiaries to such Person if Parent receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that, subject to applicable Law, Parent shall substantially contemporaneously therewith make available to Company any non-public information concerning Parent or its Subsidiaries that is provided to any Person given such access that was not previously made available to Company, and (ii) Parent and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Parent Alternative Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Parent Board or relevant committee thereof determines in good faith (after consultation with Parent’s outside counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (after consultation with Parent’s outside counsel and financial advisor) such Parent Alternative Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal and provides Company with written notice of such determination.

(c)
Parent shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Parent Alternative Proposal or material modification thereto, and shall (i) promptly (and in any event within twenty-four (24) hours of any such event) notify Company of its entry into an Acceptable Confidentiality Agreement and the receipt of any Parent Alternative Proposal or any material amendment thereto, (ii) promptly (and in any event within twenty-four (24) hours of receipt of a Parent Alternative Proposal or material amendment thereto) provide with respect to any Parent Alternative Proposal or material amendment thereto, a written summary of the material terms and conditions of each such Parent Alternative Proposal or such material amendment thereto, including in such summary the identity of the Person making such Parent Alternative Proposal, and (iii) shall keep Company informed in reasonable detail, on a current basis, of any material developments or modifications to the terms of any such Parent Alternative Proposal or amendment thereto and the status of any discussions or negotiations relating to such material developments or modifications.

(d)
Except as set forth in this Section 6.6(d), neither the Parent Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Company, the Parent Recommendation, (B) fail to include the Parent Recommendation in the Proxy Statement/Prospectus, (C) approve, adopt, endorse or recommend to Parent Stockholders, or publicly propose to approve, adopt, endorse or recommend to Parent Stockholders, a Parent Alternative Proposal or Parent Superior Proposal, or (D) if a tender offer or exchange offer for shares of capital stock of Parent that constitutes a Parent Alternative Proposal is commenced, fail to recommend against, or recommend, the acceptance of such tender offer or exchange offer by Parent Stockholders within ten (10) Business Days after commencement of such tender offer or exchange offer (provided that making any “stop, look and listen” communication to Parent Stockholders pursuant to Rule 14d-9(f) of the Exchange Act (or any similar communications to Parent Stockholders) shall not be prohibited) (any of the foregoing, a “Parent Change of Recommendation”) or (ii) cause or permit Parent or any of its Subsidiaries to enter into any Parent Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may (I) effect a Parent Change of Recommendation if the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that, as a result of any event, change, development or circumstance that materially affects the business, assets of operations of Parent and its Subsidiaries, taken as a whole, (other than any event, change, development or circumstance resulting from a material breach of this Agreement by any Parent Party) that was not known to or, if known, the consequences of which were not reasonably foreseeable by, the Parent Board as of or prior to the execution and delivery of this Agreement (a “Parent Intervening Event”) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any adjustments to the terms and conditions of the Merger proposed by Company in response to such Parent Intervening Event); provided, that in no event shall any event, change, development or circumstance resulting from or relating to any of the following give rise to a Parent Intervening Event:  (i) the receipt, existence or terms of a Parent Alternative Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Company or the public announcement, pendency or consummation of the transaction contemplated hereby (or the public announcement of any discussions among the Parties related thereto); (iii) any change in the trading price or trading volume of the Parent Common Stock or Parent Digital Assets (although for purposes of clarity, any underlying events or circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) any action taken by either Party pursuant to the affirmative covenants set forth in Section 6.10, or the consequences of any such action, (v) the fact that, in and of itself, Parent or any of its respective Subsidiaries meets, fails to meet or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been, or will be, a Parent Intervening Event to the extent not otherwise excluded hereunder), or (vi) any change in general economic or political conditions or the securities, credit, financial or Digital Asset markets (including changes in interest or exchange rates), and (II) if Parent receives a Parent Alternative Proposal (provided that there has not been any material breach of the restrictions in this Section 6.6 in connection with the making of such Parent Alternative Proposal) that the Parent Board determines in good faith (after consultation with Parent’s outside counsel and financial advisor) constitutes a Parent Superior Proposal (taking into account any adjustments to the terms and conditions of the Merger proposed by Company in response to such Parent Alternative Proposal), and (after consultation with Parent’s outside counsel) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, effect a Parent Change of Recommendation and/or cause or permit Parent to terminate this Agreement and enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal in accordance with Section 8.1(d)(iii); provided, however, the Parent Board may take the actions described in clause (I) or (II) if and only if:

(i)          Parent shall have provided prior written notice to Company of the Parent Board’s intention to take such actions at least five (5) Business Days in advance of taking such action, which notice shall specify, as applicable, a reasonably detailed description of such Parent Intervening Event or the material terms of the Parent Alternative Proposal received by Parent that constitutes a Parent Superior Proposal, including the identity of the party making the Parent Alternative Proposal, a copy of such written Parent Alternative Proposal or amendment thereto and any other written terms, documents or proposals provided to Parent or any of its Subsidiaries in connection with such Parent Alternative Proposal and, with respect to any Parent Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Parent Alternative Proposal or such amendment thereto;

(ii)        after providing such notice and prior to taking such actions, Parent shall have negotiated, and shall have caused its Representatives to negotiate, with Company in good faith (to the extent Company desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Parent Board not to take such actions; and

(iii)       the Parent Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Company by 11:59 p.m. Eastern Time on the fifth (5th) Business Day of such five (5) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Parent Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and, after consultation with Parent’s outside counsel and financial advisor, the Parent Alternative Proposal received by Parent would continue to constitute a Parent Superior Proposal, in each case, if such changes offered in writing by Company were given effect.  Notwithstanding the foregoing, the Parties agree (x) that in the event that, after commencement of the five (5) Business Day period referred to above, there is any material revision to the terms of a Parent Superior Proposal, including any revision in price, or any material change to the facts and circumstances related to a Parent Intervening Event, such period shall be extended, if applicable, to ensure that at least four (4) Business Days remain in such period subsequent to the time Parent notifies Company of any such material revision or change and (y) that there may be multiple extensions of such period.

(e)
Nothing contained in this Section 6.6 shall be deemed to prohibit Parent, the Parent Board or any committee of the Parent Board from (i) complying with its disclosure obligations under U.S. federal securities Law, determined in good faith (after consultation with outside counsel), with regard to a Parent Alternative Proposal, including taking and disclosing to Parent Stockholders a position contemplated by, as applicable, Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to Parent Stockholders in connection with the making or amendment of a tender offer or exchange offer), or making any “stop, look and listen” communication to Parent Stockholders (or any similar communications to Parent Stockholders) or (ii) making any disclosure if the Parent Board determines in good faith after consultation with Parent’s outside counsel that failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that neither the Parent Board nor any committee thereof shall effect a Parent Change of Recommendation unless the applicable requirements of Section 6.6(d) shall have been satisfied.

(f)
Parent agrees that any violation of the restrictions contained in this Section 6.6 by any of Parent’s Subsidiaries, or by any of Parent’s or its Subsidiaries’ respective Representatives acting through, or at the direction of, senior management of such Representative or acting at the direction of Parent shall be deemed to be a breach of this Section 6.6 by Parent.

Section 6.7     Registration Statement; Consent Solicitation Statement; Proxy Statement/Prospectus.

(a)
As promptly as practicable after the execution of this Agreement, Parent shall prepare (with Company’s reasonable cooperation as reasonably requested by Parent) and shall file or submit with the SEC a registration statement on Form S-4 (including any amendments or supplements thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include (i) a consent solicitation statement in preliminary form (as amended or supplemented, the “Consent Solicitation Statement”) in connection with the solicitation by Company of the Company Stockholder Approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) a proxy statement and prospectus in preliminary form (as amended or supplemented, the “Proxy Statement/Prospectus”) relating to the Parent Meeting to be held to consider (A) approval of the Parent Stock Issuance and (B) approval of the Parent Articles of Incorporation Amendment.  Each of Company and Parent shall use its reasonable best efforts to ensure that each of the Registration Statement and the Proxy Statement/Prospectus, when filed with the SEC, comply as to form in all material respects with all legal requirements applicable thereto, including the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act.  Subject to Section 6.7(d), unless the Parent Board has made a Parent Change of Recommendation in accordance with Section 6.6, the Proxy Statement/Prospectus shall include the Parent Recommendation.  Subject to Section 6.7(d), unless the Company Board has made a Company Change of Recommendation in accordance with Section 6.5, the Consent Solicitation Statement shall include the Company Recommendation. Prior to the filing of the Registration Statement, Parent shall provide Company and its counsel a reasonable opportunity to review and comment on such documents, and Parent will consider, in good faith, incorporating any such comments of Company and/or its counsel prior to such filing.  Parent shall use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding as promptly as reasonably practicable to and using reasonable best efforts to resolve all comments received from the SEC concerning the Merger Materials) and (ii) keep the Registration Statement effective as long as is necessary to consummate the Merger and the Parent Stock Issuance.  Each of Parent and Company shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Merger Materials and the resolution of any comments received from the SEC.  Following the effective date of the Registration Statement, each of Parent and Company shall take all actions necessary to cause the Proxy Statement/Prospectus to be mailed to Parent Stockholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, the Consent Solicitation Statement, the Proxy Statement/Prospectus, and any amendments or supplements thereto.

(b)
Each of Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party, or as requested by the staff of the SEC, to be included in the Merger Materials and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement/Prospectus, the Registration Statement and the resolution of any comments to either of the foregoing documents received from the SEC.  Parent shall also use reasonable efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable federal securities Laws and applicable state securities or “blue sky” laws in connection with the Parent Stock Issuance. If at any time prior to the receipt of the Parent Stockholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by Company or Parent which is required to be set forth in an amendment or supplement to, in the case of the Registration Statement or any amendment or supplement thereto, that would cause it to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or in the case of the Proxy Statement/Prospectus or Consent Solicitation Statement or any amendment or supplement thereto, that would cause it to include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party and (i) an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, (ii) with respect to the Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to Parent Stockholders and (iii) with respect to the Consent Solicitation Statement, to the extent required by applicable Law, disseminated to Company Stockholders.

(c)
The Parties shall notify each other promptly of the receipt of any comments, responses or requests for additional information, in each case whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus, Consent Solicitation Statement or the Registration Statement and shall supply each other, as promptly as practicable after receipt thereof, with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Merger Materials or the Merger and (ii) all stop orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Parent without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d)
No filing of, or amendment or supplement to the Merger Materials will be made by a Party without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that Parent, in connection with a Parent Change of Recommendation made in compliance with the terms hereof, may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (x) a Parent Change of Recommendation, (y) a statement of the reason of the board for making such a Parent Change of Recommendation, and (z) additional information reasonably related to the foregoing.

(e)
As promptly as reasonably practicable following the date of this Agreement, the Company will use its reasonable best efforts to deliver to Parent (i) audited financial statements for each of the year ended March 31, 2025 and the year ended March 31, 2024 (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for the nine months ended December 31, 2025 (the “Company Interim Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”); provided however, Company shall deliver the Company Financial Statements no later than February 28, 2026 (the “Financial Statement Deadline”); provided further, that if Company does not deliver the Company Financial Statements by the Financial Statement Deadline due to any delay attributable to events beyond the reasonable control of Company, including force majeure events, any Action not arising from Company’s breach of this Agreement, or the inability of the auditors to complete their audit in a timely manner despite Company’s reasonable best efforts, the Financial Statement Deadline shall be extended for such additional time as is reasonably necessary to complete the Company Financial Statements and related audit and the Company shall continue to use reasonable best efforts to deliver such financial statements. Company shall ensure that each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement, will comply with all SEC requirements with respect thereto and will be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be. Company shall reasonably cooperate, and shall direct its independent auditors to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Company Audited Financial Statements and the Company Interim Financial Statements and shall provide Parent with a reasonable opportunity to consult with Company from time to time prior to the Closing, with respect to the progress of the preparation of such Company Audited Financial Statements or Company Interim Financial Statements or pro forma financial statements.

Section 6.8     Parent Meeting and Company Stockholder Approval.

(a)
Subject to the other provisions of this Agreement, Parent shall (i) take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Registration Statement is declared effective (and no later than forty-five (45) days after such date), for the purpose of obtaining the Parent Stockholder Approval (the “Parent Meeting”), provided that Parent shall be entitled to one or more adjournments or postponements of the Parent Meeting if it determines (in consultation with Company) it is reasonably advisable to do so to obtain a quorum, to obtain the Parent Stockholder Approval or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Meeting, and (ii) unless there has been a Parent Change of Recommendation in accordance with Section 6.6, use reasonable best efforts to solicit and obtain from Parent Stockholders proxies in favor of the Parent Stock Issuance and the Parent Articles of Incorporation Amendment; provided, however, that Parent shall postpone or adjourn the Parent Meeting no more than two (2) times for up to an aggregate of fifteen (15) Business Days upon the reasonable request of Company; provided, further, unless this Agreement shall have been terminated pursuant to Article VIII, no Parent Change of Recommendation nor any public proposal or announcement or other submission to Parent of a Parent Alternative Proposal shall obviate or otherwise affect the obligation of Parent to duly call, give notice of, convene and hold the Parent Meeting for the purpose of obtaining the Parent Stockholder Approval in accordance with this Section 6.8(a).  The only matters to be voted upon at the Parent Meeting are (i) the Parent Stock Issuance, (ii) the Parent Articles of Incorporation Amendment, (iii) any adjournment or postponement of the Parent Meeting, (iv) any other matters as are required by applicable Law to be voted on solely in connection with the transactions contemplated by this Agreement and (v) any other matters mutually agreed between Parent and Company.

(b)
As promptly as practicable following the date upon which the Registration Statement becomes effective under the Securities Act, and in any event no later than five (5) Business Days thereafter, Company shall submit the Consent Solicitation Statement (including the Company Written Consent) to Company Stockholders and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval by no later than the date of the Parent Meeting (the “Company Stockholder Approval Deadline”). Company shall deliver to Parent a copy of the written consent in the form of an irrevocable written consent (the “Company Written Consent”) in accordance with Section 228 of the DGCL evidencing the Company Stockholder Approval as promptly as practicable after the Company Stockholder Approval becomes effective or, in the event that the Company is not able to obtain the Company Stockholder Approval via the Company Written Consent, Company shall duly and promptly convene a special meeting of Company Stockholders for the purpose of voting on the adoption of this Agreement and approving the Conversion and the Merger. Unless there has been a Company Change of Recommendation in accordance with Section 6.6, the Consent Solicitation Statement (including the Company Written Consent) shall include the Company Recommendation. Unless this Agreement shall have been terminated pursuant to Article VIII, no Company Change of Recommendation nor any public proposal or announcement or other submission to Company of a Company Alternative Proposal shall obviate or otherwise affect the obligation of Company to submit the Consent Solicitation Statement (including the Company Written Consent) to Company Stockholders and allow Company Stockholders to consent and/or vote on the matters set forth therein.  If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Company Stockholder Approval, Company will prepare and deliver to its stockholders who have not executed the Company Written Consent the notice required by Sections 228(e) (if applicable) and 262 of the DGCL (if applicable).

Section 6.9    Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger as part of the Aggregate Merger Consideration and any shares of Parent Common Stock to be issued in connection with Rollover Options, Rollover RSUs and Assumed Warrants, if applicable, to be approved for listing on the Nasdaq and the NYSE Texas, subject to official notice of issuance, prior to the Closing.

Section 6.10   Efforts.

(a)
Subject to the terms and conditions set forth in this Agreement, each of the Parties to this Agreement shall (and shall cause each of their Affiliates to) use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or proceeding by, any Governmental Entity; (ii) the obtaining of all consents, approvals or waivers from third parties required to be obtained in connection with the Merger; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, Company, or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract (with the exception of any filing fee, or similar, payable to any Governmental Entities with respect to the Specified Approvals or Parent Approvals).

(b)
Subject to the terms and conditions herein provided and without limiting the foregoing, the Parties shall (and shall cause their Affiliates to) (i) promptly, but in no event later than twenty (20) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act, and file as promptly as practicable any other required filings and/or notifications under other applicable Antitrust Laws or Foreign Investment Laws listed in Section 4.3(b) of the Company Disclosure Letter and Section 5.3(b) of the Parent Disclosure Letter, with respect to the Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act or any other Antitrust Law or Foreign Investment Laws; (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law; and (iv) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  Company and Parent shall not (and shall cause their Subsidiaries and Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, enter into or extend a timing agreement with any Governmental Entity or withdraw or refile any filing under the HSR Act or any other Antitrust Law or Foreign Investment Law, without the prior written consent of the other Party.

(c)
If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or Foreign Investment Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or Foreign Investment Law, each of Parent and Company shall (and shall cause each of their Affiliates to) use reasonable best efforts to (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal up to a final non-appealable order if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Antitrust Law or Foreign Investment Law so as to permit consummation of the transactions contemplated by this Agreement.

(d)
Notwithstanding anything to the contrary in this Agreement, none of the Parties shall be required to (and none of the Parties shall without the prior written consent of the other Parties) agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other Action imposed, required or requested by a Governmental Entity, including but not limited to selling, holding separate or otherwise disposing of or conducting their respective businesses (or, following the Closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses (or, following the Closing, the combined business) in a specified manner, or entering into or agreeing to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their businesses (or, following the Closing, the combined business) in a specified manner, or permitting the sale, hold separate or other disposition of, any assets of Parent, Company or their respective Affiliates, or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of, Company or Parent.

(e)
Without limiting the foregoing, Parent and Company shall not, and shall cause their Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take or cause to take any action, if doing so would reasonably be expected to:  (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the Specified Approvals or Parent Approvals; (ii) materially delay the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of any Governmental Entities entering a judgment prohibiting the consummation of the transactions contemplated by this Agreement; (iv) materially increase the risk of not being able to remove any such judgment on appeal or otherwise; or (v) otherwise materially impair or delay the ability of any Parent Party to perform its material obligations under this Agreement.

(f)
The Parties shall (and shall cause their Affiliates to) cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 6.10; and, subject to applicable legal limitations and the instructions of any Governmental Entity, Company, on the one hand, and Parent, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies (or, in the case of oral communications, summaries) of notices or other material communications received by Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.  Subject to applicable Law relating to the exchange of information, Company, on the one hand, and Parent, on the other hand, shall to the extent practicable permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any substantive written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of Company and its Subsidiaries, or proposals from third parties with respect thereto; (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations; and (z) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Company and its operations.  Each of the Parties agrees not to (and to cause each of their Affiliates not to) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other Party or if advisable the other Party’s outside counsel the opportunity to attend and participate.

Section 6.11   Takeover Laws.  If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.12   Public Announcements.  The initial press release of the Parties announcing the execution of this Agreement shall be in a form mutually agreed upon by the Parties. Thereafter, neither Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any other press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement without first providing the other Party the opportunity to review and comment upon such release or announcement, unless such Party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, in which event such Party shall use its reasonable best efforts to provide an opportunity for the other Party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided each Party and its respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and Company in compliance with this Section 6.12.  Notwithstanding the foregoing, (i) the restrictions set forth in this Section 6.12 shall not apply in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby, (ii) no provision of this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees, and (iii) Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from Company, or provide Company with an opportunity to review and comment, with respect to a public announcement or press release issued in connection with the receipt and existence of a Parent Alternative Proposal and matters related thereto or Parent Change of Recommendation, other than as set forth in and subject to compliance with Section 6.6.

Section 6.13   Indemnification and Insurance.

(a)
From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(b)
For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement); provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant to this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount.  Company may (or, if requested by Parent, shall) purchase, prior to the Effective Time, a six (6) year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Company with respect to claims arising from facts or events that occurred at or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) for a maximum cost of 300% of the last annual premium paid by Company prior to the date of this Agreement in respect of the current policies of directors’ and officers’ liability insurance maintained by Company, which prepaid “tail” policy shall include as much coverage as reasonably practicable for such amount.  If such “tail” prepaid policy has been obtained by Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other Party shall have any further obligation to purchase or pay for insurance hereunder.

(c)
All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under Company’s (or any Subsidiary of Company’s) certificate of incorporation, limited liability company agreement, bylaws, other organizational documents or indemnification Contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of Company (or any Subsidiary of Company) at or prior to the date of this Agreement shall survive the Merger.  Without limiting the foregoing, the organizational documents of the Surviving Corporation (or any Subsidiary of the Surviving Corporation), from and after the Effective Time, shall contain provisions no less favorable to the Company Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification that are set forth as of the date of this Agreement in the certificate of incorporation, limited liability company agreement, bylaws and other organizational documents of Company (or any Subsidiary of Company), which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Parties.  In addition, from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Company Indemnified Party under this Section 6.13 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.13) as incurred to the fullest extent permitted under applicable Law for a period of six (6) years from the Effective Time; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(d)
If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume or cause the Surviving Corporation to continue to be bound by the obligations set forth in this Section 6.13.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of their Subsidiaries or their respective officers and directors, it being understood and agreed that the indemnification provided for in this Section 6.13 is not prior to, or in substitution for, any claims under any such policies.

(e)
The provisions of this Section 6.13 (i) shall survive the consummation of the Merger and continue in full force and effect, (ii) are intended to be for the benefit of, and shall be enforceable by a Company Indemnified Party and his or her heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.14   Stockholder Litigation.  In the event that any litigation or other Action of any Company Stockholder or Parent Stockholder related to this Agreement, the Merger, the Conversion, or the other transactions contemplated by this Agreement is initiated or pending, or, to the Knowledge of the applicable Party, threatened in writing, against any Party or its Subsidiaries and/or the members of the board of directors of such Party (or of any equivalent governing body of any Subsidiary of such Party) prior to the Effective Time (or earlier termination of this Agreement), such Party shall promptly notify the other Party of any such stockholder or Action by a Company Stockholder or Parent Stockholder, give the other Party the opportunity to participate in the defense or settlement of any such Action, and shall keep the other Party reasonably informed with respect to the status thereof.  No settlement of any such stockholder or Action by a Company Stockholder or Parent Stockholder shall be agreed to without the other Party’s consent (not to be unreasonably withheld, delayed or conditioned).

Section 6.15   Financing Matters.

(a)
From the date of this Agreement until the Effective Time, the Parties shall, and shall cause their Subsidiaries to, cooperate with one another as reasonably requested by any other Party hereto in connection with obtaining or refinancing any debt financing of Parent, Company or their Affiliates, including by using reasonable best efforts to (i) furnish financial and other pertinent information of Parent, Company or their Subsidiaries necessary to show the pro forma impact of the transactions contemplated by this Agreement on Parent, Company and its Subsidiaries, as applicable, (ii) cooperate with the creation and perfection of pledge and security instruments effective as of the Effective Time and (iii) provide pertinent information of Parent, Company and their Subsidiaries in connection with the applicable debt financing (1) required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations or (2) as may otherwise be reasonably requested and customarily needed for refinancings or debt financings of the type contemplated; provided that such Party shall be reimbursed for any reasonable out-of-pocket costs incurred by such Party in connection with such cooperation with respect to the other Party’s debt financing.

(b)
Notwithstanding anything to the contrary contained in Section 6.15(a), nothing in this Section 6.15 shall require any such cooperation to the extent that it would (i) require the Parties hereto or any of their respective Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement (including Section 6.1 or Section 6.2), (ii) unreasonably interfere with the ongoing business or operations of such Party or any of its Subsidiaries, (iii) require a Party or any of its Subsidiaries to take any action that will conflict with or violate the organizational documents of such Party or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Parent Material Contract or Company Material Contract, as the case may be, or (iv) require a Party or any of its Subsidiaries to enter into or approve any financing, pledge, security or similar agreement in connection with the foregoing prior to the Effective Time.

Section 6.16  Approval of Merger Sub.  Immediately following the execution and delivery of this Agreement by the Parties, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with applicable Law, by written consent.

Section 6.17   Section 16 Matters.  Prior to the Effective Time, Parent and Company, if applicable, shall use their respective reasonable best efforts to take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.18   Conversion of Company Preferred Stock.  Prior to the Effective Time, upon receipt of the Company Preferred Approval, Company shall promptly deliver to each holder of Company Preferred Stock notice of the time and place of the Conversion as set forth in the Consent Solicitation Statement and in accordance with Article 5.2 of the Company Certificate of Incorporation, which notice shall provide for the Conversion to become effective prior to immediately prior to the Effective Time.

Section 6.19  Additional Agreements.  In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the surviving entities of the Merger with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations or the constituent limited liability company of the Merger, as applicable, the proper officers and directors of each Party to this Agreement shall take all such necessary action.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.20   Section 280G Approval.  Company shall, prior to the Closing Date, (a) solicit from each Person who has a right to any payments or benefits pursuant to the Company Benefit Plans in connection with the transactions contemplated by this Agreement that would constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (b), of such Person’s rights to such parachute payments that equal to or exceed three times such Person’s “base amount” (within the meaning of Section 280G of the Code) less one dollar (the “Waived 280G Benefits”) and (b) solicit the approval of the Company Stockholders, in the manner required under Section 280G(b)(5)(B) of the Code, of any Waived 280G Benefits.  Prior to the Closing Date, Company shall deliver to Parent a written notice that either (i) the requisite vote was obtained with respect to the Waived 280G Benefits or (ii) such requisite vote was not obtained and, as a consequence, the Waived 280G Benefits shall not be made or provided.  Prior to distributing any waivers, consents or disclosure statements relating to such vote and no later than ten (10) Business Days prior to the Closing Date, Company shall provide Parent with drafts of such documents for Parent’s reasonable review and comment, and any reasonable Parent comments shall be accepted prior to any such distribution.

Section 6.21   Employee Matters.

(a)
With respect to each employee of the Company or any of its Subsidiaries and each employee of the Parent or any of its Affiliates who remains employed with Parent or any of its Affiliates (including, for clarity, the Company or any of its Subsidiaries) immediately following the Closing (each, a “Continuing Employee”), for the period beginning on the Closing Date and ending no earlier than the one-year anniversary of the Closing Date, Parent shall, or shall cause its Affiliate to, provide to such Continuing Employee (i) an annual base salary or hourly wage, as applicable and an annual cash bonus target opportunity, in each case, that are not less favorable than that provided to such Continuing Employee immediately prior to the Closing, (ii) employee benefits (excluding equity compensation, severance pay and benefits, retiree health benefits, and defined benefit pension plan benefits) that are no less favorable in the aggregate than the employee benefits that were available to such Continuing Employee immediately prior to the Closing under the Company Benefit Plans or the Parent Benefit Plans, as applicable (and excluding, for clarity, amounts payable with respect to the Company’s equity, change of control, or similar bonuses payable in connection with the Closing), (iii) for each such Continuing Employee who was employed by Company or any of its Subsidiaries immediately prior to the Closing Date, severance benefits in accordance with Section 6.21(a) of the Company Disclosure Letter and (iv) for each such Continuing Employee who was employed by Parent or any of its Subsidiaries immediately prior to the Closing Date, severance benefits in accordance with Section 6.21(a) of the Parent Disclosure Letter.

(b)
With respect to each Continuing Employee who begins to participate in a benefit plan of Parent or any of its Affiliates (a “Successor Benefit Plan”), Parent shall, or shall cause its Affiliate to, cause such Successor Benefit Plan to (i) credit such Continuing Employee for purposes of eligibility, vesting and level of benefits under such Successor Benefit Plan with the service that was credited under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date (including service with predecessor employers); provided, however, that such Successor Benefit Plan may exclude any such prior service credit that would result in a duplication of benefits. With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, Parent shall, or shall cause its Affiliate to, to the extent allowed under the applicable Successor Benefit Plan, use commercially reasonable efforts to (i) cause  such Continuing Employee to be eligible to participate in the applicable Successor Benefit Plans which provide medical, dental, prescription drug or vision benefits without any waiting periods or any pre-existing condition exclusions and without regard to any evidence of insurability, actively-at-work or similar requirements and (ii) give credit for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by such Continuing Employee and such Continuing Employee’s eligible dependents under a comparable benefit plan in which such Continuing Employee participated immediately prior to the Closing Date and during the plan year of such Successor Benefit Plan in which the Closing Date occurs. Parent shall, or shall cause its Affiliate to, recognize and credit each Continuing Employee with the unused vacation time, sick leave, paid time off and other leave accrued by such Continuing Employee as of immediately prior to the Closing Date.

(c)
Nothing in this Section 6.21 (i) amends, or will be deemed to establish, amend, or prevent the amendment or termination of, any Company Benefit Plan or any other benefit or compensation plan, program or arrangement, (ii) be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Parent or any of its Affiliates from terminating the employment of any Continuing Employee at any time after the Closing, or (iii) shall create any third-party beneficiary rights or remedies in any Continuing Employee or any other Person.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger and the other transactions to be effected at the Closing as contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by Parent and Company) at or prior to and as of the Closing of the following conditions:

(a)	The Company Stockholder Approval shall have been duly obtained.

(b)	The Parent Stockholder Approval shall have been duly obtained.

(c)
No Order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Conversion, the Merger, the Parent Stock Issuance or the Parent Articles of Incorporation Amendment shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger, the Conversion, the Parent Stock Issuance or the Parent Articles of Incorporation Amendment.

(d)
Any applicable waiting period (and any extension thereof and any timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Merger contemplated by this Agreement entered into in connection therewith) under the HSR Act relating to the Merger shall have expired or been earlier terminated; and all consents, waivers, approvals, licenses, permits, orders or authorizations required to be obtained under Antitrust Laws and Foreign Investment Laws that are listed on Section 7.1(d) of the Company Disclosure Letter shall have been obtained from the applicable Governmental Entity (whether by lapse of time or express confirmation of the relevant Governmental Entity) and shall be in full force and effect at the Closing.

(e)
The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC.

(f)	The Parent Common Stock to be issued as Aggregate Merger Consideration shall have been approved for listing on the Nasdaq and the NYSE Texas, subject to official notice of issuance.

Section 7.2    Conditions to Obligations of Company to Effect the Merger.  The obligations of Company to effect the Merger and the other transactions to be effected at the Closing as contemplated by this Agreement are further subject to the fulfillment (or waiver in writing by Company) at or prior to and as of the Closing of the following conditions:

(a)
(i) The representations and warranties of the Parent Parties set forth in this Agreement  (other than the representations and warranties set forth in the first sentence of Section 5.1(a), and in Section 5.1(b), Section 5.2, Section 5.3(a), Section 5.3(c)(i), Section 5.7(b)-(d), Section 5.10(b) and Section 5.20) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); (ii) the representations and warranties in the penultimate sentence of Section 5.2(b) and in the first sentence of Section 5.1(a) and in Section 5.1(b), Section 5.3(a), Section 5.3(c)(i) and Section 5.7(b)-(d) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representations or warranties expressly relate to an earlier date, in which case only as of such earlier date); and (iii) the representations and warranties of the Parent Parties set forth in Section 5.2 (other than the penultimate sentence of Section 5.2(b)), Section 5.10(b) and Section 5.20 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)	Each Parent Party shall have performed in all material respects all obligations under this Agreement required to be performed by them at or prior to the Closing.

(c)
Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)
Company shall have received, on the Closing Date, an opinion, in form and substance reasonably satisfactory to Company (the “Closing Tax Opinion”), from Baker Botts L.L.P. or another nationally recognized tax counsel reasonably acceptable to Company (or if any such counsel is unable to deliver such opinion, DLA Piper LLP) (“Tax Counsel”), dated as of the Closing Date, concluding that, on the basis of facts, representations and assumptions set forth or referred to in such Closing Tax Opinion, for U.S. federal income tax purposes, the Conversion and the Merger will qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Code.

(e)	Parent shall have delivered or cause to be delivered to Company the Parent Fully Diluted Shares Certificate, signed by an executive officer of Parent.

(f)
Parent shall have taken all actions necessary to cause the Parent Board and the officers of Parent as of the Effective Time to be constituted as set forth in each of Section 2.5(b), Section 2.5(c), Section 2.5(d) and Section 2.5(e).

(g)	The Parent Articles of Incorporation Amendment shall have been duly filed with the Secretary of State of the State of Florida.

Section 7.3   Conditions to Obligations of Parent to Effect the Merger.  The obligations of each Parent Party to effect the Merger and the other transactions to be effected at the Closing as contemplated by this Agreement is further subject to the fulfillment (or waiver in writing by Parent) at or prior to and as of the Closing of the following conditions:

(a)
(i) The representations and warranties of Company set forth in this Agreement (other than the representations and warranties set forth in the first sentence of Section 4.1(a), and in Section 4.1(b), Section 4.2, Section 4.3(a), Section 4.3(c)(i), Section 4.7(b)-(d), Section 4.10(b) and Section 4.20) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); (ii) the representations and warranties in the penultimate sentence of Section 4.2(b) and in the first sentence of Section 4.1(a) and in Section 4.1(b), Section 4.3(a), Section 4.3(c)(i) and Section 4.7(b)-(d) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representations or warranties expressly relate to an earlier date, in which case only as of such earlier date); and (iii) the representations and warranties of Company set forth in Section 4.2 (other than the penultimate sentence of Section 4.2(b)), Section 4.10(b) and Section 4.20 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)	Company shall have performed in all material respects all obligations under this Agreement required to be performed by it at or prior to the Closing.

(c)
Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of Company, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)	Company shall have delivered or cause to be delivered to Parent the Company Fully Diluted Shares Certificate.

(e)
Company shall have delivered to Parent a certificate on behalf of Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2), 1.1445-2(c)(3) and 1.897-2(h), as applicable, certifying that Company is not a “foreign person” within the meaning of Section 1445 of the Code and that interests in Company are not United States real property interests within the meaning of Sections 897 and 1445 of the Code.

Section 7.4     Frustration of Closing Conditions.  Neither Company nor Parent may rely, as a basis for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 as the case may be, to be satisfied if the failure to perform any material obligation required to be performed by such Party has been the primary cause of the failure of such condition.

ARTICLE VIII

TERMINATION

Section 8.1   Termination and Abandonment.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a)	by the mutual written consent of Company and Parent;

(b)	by either Company or Parent:

(i)         if the Effective Time shall not have occurred on or before December 18, 2026 (the “End Date”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have been the primary cause of, or principally resulted in, the failure to consummate the Merger on or before such date;

(ii)         if any court of competent jurisdiction shall have issued or entered an Order permanently enjoining or otherwise permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as required by Section 6.10 to prevent, oppose and remove such injunction;

(iii)       if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained; or

(iv)        if the Company Stockholder Approval shall not have been obtained by the Company Stockholder Approval Deadline.

(c)	by Company:

(i)          at any time prior to the receipt of the Parent Stockholder Approval, if a Parent Change of Recommendation has occurred;

(ii)       if any Parent Party shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within thirty (30) days following Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Company delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Company is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be capable of being satisfied; or

(iii)      in accordance with Section 6.5(d), if (A) the Company Board has authorized Company to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) prior to or concurrently with such termination, Company shall have paid the Company Termination Fee to Parent pursuant to Section 8.3(b)(iii) and (C) concurrently with the termination of this Agreement, Company enters into a Company Alternative Acquisition Agreement with respect to the Company Superior Proposal referred to in clause (A).

(d)	by Parent:

(i)          if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within thirty (30) days following Parent’s delivery of written notice to Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Parent or Merger Sub is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be capable of being satisfied;

(ii)         at any time prior to the receipt of the Company Stockholder Approval, if a Company Change of Recommendation has occurred; or

(iii)       in accordance with Section 6.6(d), if (A) the Parent Board has authorized Parent to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal, (B) prior to or concurrently with such termination, Parent shall have paid the Parent Termination Fee to Company pursuant to Section 8.3(a)(iii) and (C) concurrently with the termination of this Agreement, Parent enters into a Parent Alternative Acquisition Agreement with respect to the Parent Superior Proposal referred to in clause (A).

Section 8.2     Manner and Effect of Termination.  Any Party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions of this Agreement pursuant to which such termination is being effected and the basis therefor described in reasonable detail.  In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Parties or their respective Subsidiaries or Affiliates.  Notwithstanding the foregoing:  (a) no such termination shall relieve any Party of its obligation to pay the Company Expenses, Parent Termination Fee or Parent Expenses, as applicable, if, as and when required pursuant to Section 8.3; (b) no such termination shall relieve any Party for liability for such Party’s Willful Breach of this Agreement or for Fraud; and (c) (i) the NDA (in accordance with its terms), and (ii) the provisions of Section 6.4(b), this Section 8.2, Section 8.3, and Article IX will survive the termination of this Agreement.

Section 8.3     Termination Fee.

(a)	In the event that:

(i)          (1) this Agreement shall have been terminated pursuant to (x) Section 8.1(b)(i) [End Date] (provided, in the case of a termination by Parent, Company had the right to terminate this Agreement pursuant to Section 8.1(b)(i) [End Date], or Company had the right to terminate this Agreement pursuant to Section 8.1(c)(i) [Parent Change in Recommendation] or Section 8.1(c)(ii) [Parent Breach of Reps and Warranties or Covenants]), (y) Section 8.1(b)(iii) [Parent No-Vote] or (z) Section 8.1(c)(ii) [Parent Breach of Reps and Warranties or Covenants], (2) Parent or any other Person shall have publicly disclosed or announced a Parent Alternative Proposal made on or after the date of this Agreement but prior to the Parent Meeting, and such Parent Alternative Proposal has not been publicly withdrawn (A) in the case of clause (1)(x) above, prior to the End Date, (B) in the case of clause (1)(y) above, at least five (5) days prior to the date of the Parent Meeting, and (C) in the case of clause (1)(z) above, prior to a material breach that gives rise to Company’s termination right pursuant to Section 8.1(c)(ii), and (3) within twelve (12) months of such termination, a Parent Alternative Proposal is consummated or a Parent Alternative Acquisition Agreement is entered into (which Parent Alternative Proposal is thereafter consummated); provided that, for purposes of this clause (3), the references to “20%” in the definition of “Parent Alternative Proposal” shall be deemed to be references to “more than 50%” and, in the case of clause (1)(x), references in this clause (3) to “Parent Alternative Proposal” shall be with the same Person or Affiliate of such Person that made the Parent Alternative Proposal that was made and not publicly withdrawn as set forth in clause (2) or with any other Person that submitted a subsequent Parent Alternative Proposal in response to any then pending Parent Alternative Proposal referenced in clause (2);

(ii)         Company shall have terminated this Agreement pursuant to Section 8.1(c)(i) [Parent Change in Recommendation]; or

(iii)        Parent shall have terminated this Agreement pursuant to Section 8.1(d)(iii)[Parent Superior Proposal];

then, Parent shall, (A) in the case of clause (i) above, upon the consummation of the Parent Alternative Proposal, pay Company (or one or more of its designees) the Parent Termination Fee less any amount previously paid under Section 8.3(c); (B) in the case of clause (ii) above, within two (2) Business Days after such termination, pay Company (or one or more of its designees) the Parent Termination Fee; and (C) in the case of clause (iii) above, upon the entry into a Parent Alternative Acquisition Agreement, pay Company (or one or more of its designees) the Parent Termination Fee; in each case by wire transfer of immediately available funds to one or more accounts designated by Company; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.  Following receipt by Company (or one or more of its designees) of the Parent Termination Fee in accordance with this Section 8.3(a), Parent shall have no further liability with respect to this Agreement or the transactions contemplated herein to Company or its Subsidiaries or Affiliates or any other Person, other than in respect of Willful Breach of this Agreement or Fraud.

(b)	In the event that:

(i)          (1) this Agreement shall have been terminated pursuant to (x) Section 8.1(b)(i) [End Date] (provided, in the case of a termination by Company, Parent had the right to terminate this Agreement pursuant to Section 8.1(b)(i) [End Date], or Parent had the right to terminate this Agreement pursuant to Section 8.1(d)(ii) [Company Change in Recommendation] or Section 8.1(d)(i) [Company Breach of Reps and Warranties or Covenants]), (y) Section 8.1(b)(iv) [Company No-Vote] or (z) Section 8.1(d)(i) [Company Breach of Reps and Warranties or Covenants], (2) Company or any other Person shall have publicly disclosed or announced a Company Alternative Proposal made on or after the date of this Agreement but prior to the Company Stockholder Approval Deadline, and such Company Alternative Proposal has not been publicly withdrawn (A) in the case of clause (1)(x) above, prior to the End Date, (B) in the case of clause (1)(y) above, at least five (5) days prior to the date of the Company Stockholder Approval Deadline, and (C) in the case of clause (1)(z) above, prior to a material breach that gives rise to Parent’s termination right pursuant to Section 8.1(d)(i), and (3) within twelve (12) months of such termination, a Company Alternative Proposal is consummated or a Company Alternative Acquisition Agreement is entered into (which Company Alternative Proposal is thereafter consummated); provided that, for purposes of this clause (3), the references to “20%” in the definition of “Company Alternative Proposal” shall be deemed to be references to “more than 50%” and, in the case of clause (1)(x), references in this clause (3) to “Company Alternative Proposal” shall be with the same Person or Affiliate of such Person that made the Company Alternative Proposal that was made and not publicly withdrawn as set forth in clause (2) or with any other Person that submitted a subsequent Company Alternative Proposal in response to any then pending Company Alternative Proposal referenced in clause (2);

(ii)         Parent shall have terminated this Agreement pursuant to Section 8.1(d)(ii) [Company Change in Recommendation]; or

(iii)        Company shall have terminated this Agreement pursuant to Section 8.1(c)(iii) [Company Superior Proposal];

then, Company shall, (A) in the case of clause (i) above, upon the consummation of the Company Alternative Proposal, pay Parent (or one or more of its designees) the Company Termination Fee less any amount previously paid under Section 8.3(c); (B) in the case of clause (ii) above, within two (2) Business Days after such termination, pay Parent (or one or more of its designees) the Company Termination Fee; and (C) in the case of clause (iii) above, upon the entry into a Company Alternative Acquisition Agreement, pay Parent (or one or more of its designees) the Company Termination Fee; in each case by wire transfer of immediately available funds to one or more accounts designated by Parent; it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion.  Following receipt by Parent (or one or more of its designees) of the Company Termination Fee in accordance with this Section 8.3(a), Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Parent or its Subsidiaries or Affiliates or any other Person, other than in respect of Willful Breach of this Agreement or Fraud.

(c)
Expenses.  In the event this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(iii) and the Parent Termination Fee is not otherwise payable by Parent pursuant to Section 8.3(a), then Parent shall pay to Company the Company Expenses within two (2) Business Days of such termination by wire transfer of immediately available funds to one or more accounts designated by Company.  In the event this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(iv) and the Company Termination Fee is not otherwise payable by Company pursuant to Section 8.3(b), then Company shall pay to Parent the Parent Expenses within two (2) Business Days of such termination by wire transfer of immediately available funds to one or more accounts designated by Parent.

(d)
If Parent or Company fails to timely pay an amount due pursuant to this Section 8.3, the defaulting Party shall pay the non-defaulting Party interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%) per annum through the date such payment is actually received.  If, in order to obtain such payment, the non-defaulting Party commences a proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the non-defaulting Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding.

(e)
The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.  The Parties agree that other than in respect of Willful Breach of this Agreement or Fraud (i) subject to Section 8.2, payment of the Company Expenses, the Parent Expenses, the Parent Termination Fee or the Company Termination Fee, as applicable, shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the receiving Party following the termination of this Agreement and (ii) in no event will the receiving Party or any other Person seek to recover any other money damages (other than the payment of the Company Expenses, the Parent Expenses, the Parent Termination Fee or the Company Termination Fee, as applicable) or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.  This Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time, which shall survive to the extent expressly provided for herein or therein.

Section 9.2    Expenses.  Except as set forth in Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses, except that (x) Company and Parent shall each pay fifty percent (50%) of all expenses incurred in connection with the printing, filing and mailing of the Registration Statement (including applicable SEC filing fees) other than legal expenses and (y) Parent shall pay all filing fees paid in respect of the HSR Act for any such filings required of Parent, Company, or their respective Affiliates, any other Antitrust Laws, Foreign Investment Laws, and/or any such other laws or regulations applicable to any of Parent or its Affiliates.

Section 9.3   Counterparts; Effectiveness.  This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4     Governing Law; Jurisdiction.

(a)
This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)
In addition, each of the Parties to this Agreement irrevocably agrees that any legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the State of Texas. In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Texas Business Court, First Division B, or, if the Texas Business Court, First Division B, does not have jurisdiction over a particular matter, the United States District Court for the Northern District of Texas, or, if both the Texas Business Court, First Division B, and the United States District Court for the Northern District of Texas do not have jurisdiction over a particular matter, any other state court within the State of Texas sitting in Dallas County, and, in each case, any appellate court therefrom.  Notwithstanding Section 9.4(a), this Section 9.4(b) shall be governed by and construed in accordance with the laws of the State of Texas.  Each of the Parties to this Agreement hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, Action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, Action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the Parties to this Agreement agrees that service of process upon such Party in any such Action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7.

Section 9.5     Specific Enforcement.

(a)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger, the Conversion or other transactions contemplated by this Agreement), the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach (including failing to take such actions as are required of them hereunder to consummate the Merger, the Conversion or other transactions contemplated by this Agreement).  Each Party acknowledges and agrees that (A) each Party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Company, Parent or Merger Sub would have entered into this Agreement.

(b)
Each Party further agrees that (i) no such Party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6   Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

Section 9.7     Notices.  Any notice required to be given hereunder shall be in writing, and sent by reliable overnight delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of confirmation of transmission if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, and provided that the sender does not receive any out-of-office replies or other automatically generated responses), addressed as follows:

To Company:

TAE Technologies, Inc.
19631 Pauling
Foothill Ranch, CA 92610
Attention: Michl Binderbauer, Chief Executive Officer
E-mail Address: [***]

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Travis Wofford; Sarah Dodson; Andrew Schulte
Phone: [***]
E-mail Address: [***]

To the Parent Parties:

Trump Media & Technology Group Corp.
401 N. Cattlemen Road, Suite 200
Sarasota, FL 34232
Attention: Scott Glabe, General Counsel and Secretary
Email Address: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Viktor Sapezhnikov; Brian Wohlberg
Phone: [***]
E-mail Address: [***]

or to such other address as any Party shall specify with respect to itself by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any purported assignment not permitted by this Section 9.8 shall be null and void.

Section 9.9    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding anything to the contrary, under no circumstances shall the rights of holders of Company Stock or shares of Parent Common Stock as third-party beneficiaries pursuant to Section 9.10(b)(ii) be enforceable by such stockholders, respectively, or any other Person acting for or on their behalf other than Company or Parent, respectively, and such Party’s successors in interest.

Section 9.10   Entire Agreement; No Third-Party Beneficiaries.

(a)
This Agreement (including the exhibits, annexes and schedules to this Agreement) and the NDA, which shall survive the execution and delivery of this Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

(b)
Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (i) as specifically provided in Section 6.13 (which shall be for the benefit of the Company Indemnified Parties from and after the Effective Time) and Section 9.12 (which shall be for the benefit of the Persons named in the second sentence thereof); and (ii) solely from and after the Effective Time and subject to the consummation of the Merger, the provisions of Article III with respect to holders of Company Common Stock (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Stock as of the Effective Time).

Section 9.11   Amendments; Waivers.

(a)
At any time prior to the Effective Time, any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Parties hereto, provided, that if the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, then no such amendment may be made to this Agreement that requires further stockholder approval under applicable Law or in accordance with the rules and regulations of any applicable stock exchange without obtaining such further approval.

(b)
At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the covenants or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement.  Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party.  Notwithstanding the foregoing, no failure or delay by a Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12  Non-Recourse.  Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Action in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement may only be brought against the Persons expressly named as Parties (or any of their respective successors and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party.  No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Action in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

Section 9.13  Fulfillment of Obligations.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Devin Nunes
Name:	Devin Nunes
Title:	President

T MEDIA SUB, INC.

By:	/s/ Devin Nunes
Name:	Devin Nunes
Title:	President

TAE TECHNOLOGIES, INC.

By:	/s/ Michl Binderbauer
Name:	Michl Binderbauer
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Parent Articles of Incorporation Amendment

ARTICLES OF INCORPORATION

OF

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

[           ], 2026

Trump Media & Technology Group Corp., a corporation incorporated and existing under the laws of the State of Florida (the “Corporation”), hereby certifies as follows:

ARTICLE I

NAME

The name of the Corporation is Trump Media & Technology Group Corp.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the Florida Business Corporation Act (as the same exists or may hereafter be amended from time to time, the “FBCA”).

ARTICLE III

PRINCIPAL OFFICE

The address of the Corporation’s principal office is 401 N. Cattlemen Road, Suite 200, Sarasota, Florida 34232.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Florida is 1200 South Pine Island Road, Plantation, Florida 33324. The name of the Corporation’s registered agent at such address is C T Corporation System.

[Exhibit A to Agreement and Plan of Merger]

ARTICLE V

CAPITAL STOCK

Section 5.1      Authorized Capital Stock. The Corporation is authorized to issue a total of 2,000,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 1,998,000,000 shares of common stock (the “Common Stock”), and (b) 2,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 5.2     Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the FBCA, and the Board is hereby expressly vested with the authority to the fullest extent provided by the FBCA, now or hereafter, to adopt any such resolution or resolutions.

Section 5.3      Voting.

(a) Voting Power. Except as otherwise required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(b) Nature of Voting Rights. Except as may be otherwise provided in these Articles of Incorporation (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, at all meetings of the shareholders and on all matters properly submitted to a vote of the shareholders, each holder of Common Stock, as such, shall (i) have the right to one vote per share of Common Stock held of record by such holder; and (ii) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”); and (iii) be entitled to vote only upon such matters and in such manner as may be provided by these Articles of Incorporation or the Bylaws; provided, however, that, except as otherwise required by any non-waivable provision of applicable law, holders of shares of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any Preferred Stock Designation). These Articles of Incorporation do not authorize cumulative voting.

(c) Modification. Notwithstanding any other provisions of applicable law, these Articles of Incorporation, or the Bylaws that may otherwise permit a lesser vote of the shareholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 5.3.

[Exhibit A to Agreement and Plan of Merger]

Section 5.4     Dividends. Except as otherwise provided in these Articles of Incorporation (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, the Board may from time to time declare, and the Corporation may pay, dividends on outstanding shares of Common Stock from funds lawfully available therefor. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate dividend is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Section 5.5     Liquidation, Dissolution, or Winding Up of the Corporation. Except as otherwise provided in these Articles of Incorporation (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders. Notwithstanding the foregoing, the Board may pay or make a disparate distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Section 5.6     Nature of Rights. Except as may be otherwise provided in these Articles of Incorporation or required by any non-waivable provision of applicable law, all shares of Common Stock shall have the same rights, privileges, and powers, shall rank equally (including, without limitation, as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), shall share ratably, and shall be identical in all respects and as to all matters.

Section 5.7     Rights, Warrants, and Options. The Corporation may create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of Common Stock of any class or classes, with such rights, warrants, and options to be evidenced by or in such instruments approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise, and other terms and conditions of such rights, warrants, or options; provided, however, that the consideration to be received for any shares of Common Stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1    Board Powers. The Corporation’s Board of Directors (the “Board”) shall manage and direct the business and affairs of the Corporation. The Board is empowered to exercise all such powers and to do all such acts as may be exercised or done by the Corporation. This grant of power to the Board does not limit any of the powers expressly given to the Board under, but is subject to any conflicting provision of, the FBCA (to the extent that such provision is non-waivable), these Articles of Incorporation, and the Bylaws; provided, however, that a provision or a modification of a provision of the Bylaws adopted by the shareholders shall not invalidate any prior act of the Board that would have been valid if such addition or modification of a provision to the Bylaws had not been adopted.

[Exhibit A to Agreement and Plan of Merger]

Section 6.2      Number. The number of directors constituting the Board, and any increase or decrease in that number, shall be fixed exclusively by resolution of the Board. However, in no event may a decrease in the number of directors constituting the Board shorten the term of any incumbent director or result in there being less than one director.

Section 6.3       Classification; Term.

(a) Classification and Initial Term. The Board shall be classified into three classes: Class I, Class II, and Class III. The number of directors in each class shall be fixed exclusively by resolution of the Board. The initial term of the Class III directors shall expire at the 2027 Annual Meeting. As provided in Section 6.3(b), the term of the Class I directors shall expire at the 2028 Annual Meeting and the term of the Class II directors shall expire at the 2029 Annual Meeting. If the number of directors constituting the Board is changed pursuant to Section 6.2, any resulting increase or decrease shall be apportioned by the Board among the director classes so as to maintain the proportion of directors in each class as nearly equal as possible.

(b) Term. Except as set forth in Section 6.3(a) with respect to the initial terms of the initial directors in the director classes, a director’s term shall expire at the third annual meeting of the shareholders following his or her most recent election or re-election as such. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member.

(c) Limitation. Notwithstanding anything to the contrary in Section 6.3(a), Section 6.3(b) or Section 6.5, (i) if the shareholders do not re-elect (or elect, with respect to a director appointed by the Board pursuant to Section 6.5) a director upon the expiration of his or her then-current term, he or she shall nonetheless remain in office until the qualification of his or her successor and (ii) a director’s term shall end early upon his or her resignation, removal, or death.

Section 6.4      Election. At the Corporation’s annual meeting of the shareholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the shareholders present, in person or represented by proxy, at the meeting and entitled to vote thereon. The immediately preceding sentence is subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock. Unless required by the Bylaws, the directors need not be elected by written ballot.

[Exhibit A to Agreement and Plan of Merger]

Section 6.5      Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from a director’s resignation, removal, or death may be filled solely and exclusively by the vote of a majority of the remaining directors then in office (or, if applicable, the sole remaining director), even if such directors constitute less than a quorum. Any director so appointed shall hold office until the expiration of the remaining full term of the class of directors to which the new directorship was added or in which the vacancy occurred, subject to Section 6.3(c).

Section 6.6      Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66.67% of the voting power of all then-outstanding shares of Common Stock entitled to vote generally in the election of directors. Notwithstanding any other provisions of applicable law, these Articles of Incorporation, or the Bylaws that may otherwise permit a lesser vote of the shareholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 6.6.

Section 6.7    Preferred Stock-Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by any non-waivable provision of applicable law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in these Articles of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the FBCA, and subject to the terms of any series of outstanding Preferred Stock, the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors. The shareholders may not adopt, amend, alter, or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by these Articles of Incorporation (including any Preferred Stock Designation), by the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of the Common Stock entitled to vote thereon. Notwithstanding any other provisions of applicable law, these Articles of Incorporation, or the Bylaws that may otherwise permit a lesser vote of the shareholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VII.

[Exhibit A to Agreement and Plan of Merger]

ARTICLE VIII

SPECIAL MEETINGS OF SHAREHOLDERS; NO ACTION BY WRITTEN CONSENT

Section 8.1     Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the shareholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of shareholders of the Corporation may not be called by another person or persons.

Section 8.2      Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders shall be given in the manner provided in the Bylaws.

Section 8.3     Effectuation; No Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to these Articles of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the shareholders at any annual or special meeting of the shareholders may be effected only at a duly called annual or special meeting of the shareholders and may not be effected by any written consent in lieu thereof by such shareholders.

Section 8.4      Modification. Notwithstanding any other provisions of applicable law, these Articles of Incorporation, or the Bylaws that may otherwise permit a lesser vote of the shareholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1.    Limitation of Director Liability. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except to the extent such exemption from liability or limitation of liability is not permitted under the FBCA. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal. If the FBCA is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be further eliminated or limited to the fullest extent permitted by the FBCA as so amended, automatically and without further action, upon the date of such amendment.

[Exhibit A to Agreement and Plan of Merger]

Section 9.2      Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the FBCA, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, other enterprise, or nonprofit entity, including, without limitation, service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee, or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent permitted by the FBCA pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by any non-waivable provision of the FBCA, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 are contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, these Articles of Incorporation, the Bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 arising for any reason shall, unless otherwise required by any non-waivable provision of applicable law or by the express provisions of such repeal or amendment, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced, or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

[Exhibit A to Agreement and Plan of Merger]

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

AFFILIATED TRANSACTIONS

The Corporation expressly elects not to be subject to the provisions of Section 607.0901 of the FBCA.

ARTICLE XI

CONTROL-SHARE ACQUISITIONS

The Corporation expressly elects not to be subject to the provisions of Section 607.0902 of the FBCA.

ARTICLE XII

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation shall offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation (other than any legal obligation between the offeror and the director or officer pertaining to the offer).

[Exhibit A to Agreement and Plan of Merger]

ARTICLE XIII

AMENDMENTS TO THE ARTICLES OF INCORPORATION

These Articles of Incorporation may not be amended, amended and restated, or repealed except with the approval of the Board and, except as otherwise set forth in these Articles of Incorporation, with the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the Common Stock entitled to vote thereon; provided, however, that the foregoing is subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock. Notwithstanding the foregoing, except as otherwise required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any Preferred Stock Designation) or the FBCA.

ARTICLE XIV

EXCLUSIVE FORUM

Section 14.1   Forum.

(a) Claims Arising Under State Law. Subject to Section 14.1(b), to the fullest extent permitted by applicable law and absent the Corporation’s express written consent to an alternative forum, a state court located within the 12th Judicial Circuit of the State of Florida (or, if a state court located within the State of Florida does not have jurisdiction, the federal district court for the Middle District of Florida) shall be the sole and exclusive forum for any shareholder (including any beneficial owner thereof) to bring (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Corporation to the Corporation or the Corporation’s shareholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the FBCA, these Articles of Incorporation, or the Bylaws (including, without limitation, with respect to the interpretation, validity or enforceability of any provision thereof); or (iv) any action asserting a claim governed by the internal affairs doctrine.

(b) Claims Arising Under Federal Law. To the fullest extent permitted by applicable law and absent the Corporation’s express written consent to an alternative forum, the federal district court for the Middle District of Florida shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Section 14.2   Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 14.1 is filed in a court other than in accordance therewith (a “Foreign Action”) in the name of any shareholder (or a beneficial owner thereof), such shareholder or beneficial owner, as applicable, shall be deemed to have consented to (a) the personal jurisdiction of a state court located within the 12th Judicial Circuit of the State of Florida in connection with any action brought in any such court to enforce Section 14.1(a) or the personal jurisdiction of the federal district court for the Middle District of Florida in connection with any action brought in any such court to enforce Section 14.1(b) (an “FSC Enforcement Action”) and (b) having service of process made upon him, her, or it in any such FSC Enforcement Action by service upon such his, her, or its counsel in the Foreign Action as agent for such shareholder or beneficial owner, as applicable.

[Exhibit A to Agreement and Plan of Merger]

Section 14.3   Severability. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

Section 14.4   Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XIV.

Section 14.5    Modification. Notwithstanding any other provisions of applicable law, these Articles of Incorporation, or the Bylaws that may otherwise permit a lesser vote of the shareholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or these Articles of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XIV.

***

[Exhibit A to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Trump Media & Technology Group Corp. has caused these Articles of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:
Name:
Title:

[Exhibit A to Agreement and Plan of Merger]

Exhibit B
Parent Bylaws Amendment

BYLAWS

OF

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Florida shall be located at either (a) the principal place of business of the Corporation in the State of Florida or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Florida. The registered office and registered agent of the Corporation may be changed from time to time by the Board of Directors of the Corporation (the “Board”) in the manner provided by applicable law.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Florida, have such other offices and places of business, both within and outside the State of Florida, as the Board may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

SHAREHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of shareholders shall be held at such place, either within or without the State of Florida, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the shareholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of shareholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of shareholders shall be held at such place, either within or without the State of Florida, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

[Exhibit B to Agreement and Plan of Merger]

Section 2.3. Notices. Written notice of each shareholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each shareholder entitled to vote thereat as of the record date for determining the shareholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the Florida Business Corporation Act, as the same exists and may subsequently be amended (the “FBCA”). If said notice is for a shareholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of shareholders as to which notice has been given may be postponed, and any meeting of shareholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Articles of Incorporation, as the same may be amended or restated from time to time (the “Articles of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a shareholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the shareholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The shareholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

[Exhibit B to Agreement and Plan of Merger]

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of shareholders, a complete list of the shareholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the shareholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the shareholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each shareholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present. If a meeting of shareholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of shareholders.

(b) Manner of Voting. At any shareholders meeting, every shareholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by shareholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the shareholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of shareholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a shareholder may authorize another person or persons to act for such shareholder as proxy, either of the following shall constitute a valid means by which a shareholder may grant such authority. No shareholder shall have cumulative voting rights.

(i) A shareholder may execute a writing authorizing another person or persons to act for such shareholder as proxy. Execution may be accomplished by the shareholder or such shareholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

[Exhibit B to Agreement and Plan of Merger]

(ii) A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a shareholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of shareholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the shareholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Articles of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of shareholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of shareholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

[Exhibit B to Agreement and Plan of Merger]

Section 2.6. Adjournments. Any meeting of shareholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the shareholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Shareholders. No business may be transacted at an annual meeting of shareholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any shareholder of the Corporation (x) who is a shareholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of shareholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for shareholder action. Subject to Section 2.7(a)(iii), a shareholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described in this Section 2.7(a).

[Exhibit B to Agreement and Plan of Merger]

(ii) To be in proper written form, a shareholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such shareholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, (E) any material interest of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such shareholder (or a qualified representative of such shareholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a shareholder as to any proposal (other than nominations) if the shareholder has notified the Corporation of such shareholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such shareholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any shareholder of any such business. If the Board or the chairman of the annual meeting determines that any shareholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a shareholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting of shareholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

[Exhibit B to Agreement and Plan of Merger]

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of shareholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of shareholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. No Consents in Lieu of Meeting. Unless otherwise provided by the Articles of Incorporation, any action required or permitted to be taken by the shareholders at any annual or special meeting of the shareholders may be effected only at a duly called annual or special meeting of the shareholders and may not be effected by any written consent in lieu thereof by such shareholders.

[Exhibit B to Agreement and Plan of Merger]

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws required to be exercised or done by the shareholders. Directors need not be shareholders or residents of the State of Florida. Subject to the Articles of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any shareholder of the Corporation (x) who is a shareholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of shareholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a shareholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of shareholders, a shareholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

[Exhibit B to Agreement and Plan of Merger]

(d) To be in proper written form, a shareholder’s notice to the Secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice (A) the name and record address of such shareholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such shareholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such shareholder among such shareholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such shareholder (or a qualified representative of such shareholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such shareholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of shareholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a shareholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the shareholder (or a qualified representative of the shareholder) does not appear at the meeting of shareholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Articles of Incorporation.

[Exhibit B to Agreement and Plan of Merger]

Section 3.3. Compensation. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual shareholders meeting at the place of the annual shareholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Florida) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Florida) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Articles of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Articles of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

[Exhibit B to Agreement and Plan of Merger]

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

[Exhibit B to Agreement and Plan of Merger]

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Articles of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be up to two Chief Executive Officers, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, a Chairman of the Board, a President, Vice Presidents, Assistant Secretaries, a Treasurer and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including, without limitation, one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the shareholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the shareholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

[Exhibit B to Agreement and Plan of Merger]

(b) Chief Executive Officer(s). The Chief Executive Officer(s) shall be the chief executive officer(s) of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer(s) (if he or she shall be a director) shall preside when present at all meetings of the shareholders and the Board. For purposes of these Bylaws, references to the Chief Executive Officer shall be deemed to include both Chief Executive Officers if the position is shared between two individuals. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the shareholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the shareholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the shareholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

[Exhibit B to Agreement and Plan of Merger]

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove the same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Shareholder and Director Officers. Any number of offices may be held by the same person unless the Articles of Incorporation or these Bylaws otherwise provide. Officers need not be shareholders or residents of the State of Florida.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the FBCA.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

[Exhibit B to Agreement and Plan of Merger]

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Articles of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Articles of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

[Exhibit B to Agreement and Plan of Merger]

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Shareholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

[Exhibit B to Agreement and Plan of Merger]

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the FBCA and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

[Exhibit B to Agreement and Plan of Merger]

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the FBCA requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the FBCA. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the FBCA, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

[Exhibit B to Agreement and Plan of Merger]

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Articles of Incorporation, these Bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the FBCA.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the shareholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the shareholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 607.0851 of the FBCA.

[Exhibit B to Agreement and Plan of Merger]

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of shareholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of and to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

[Exhibit B to Agreement and Plan of Merger]

(b) In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Articles of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Shareholders. Whenever under applicable law, the Articles of Incorporation or these Bylaws notice is required to be given to any shareholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the shareholder, to the extent permitted by, and subject to the conditions set forth in Section 607.0141 of the FBCA. A notice to a shareholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the shareholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the shareholder at the shareholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the shareholder at the shareholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the shareholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the shareholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the shareholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the shareholder. A shareholder may revoke such shareholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

[Exhibit B to Agreement and Plan of Merger]

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Shareholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to shareholders, any notice to shareholders given by the Corporation under any provision of the FBCA, the Articles of Incorporation or these Bylaws shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. A shareholder may revoke such shareholder’s consent by delivering written notice of such revocation to the Corporation. Any shareholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the FBCA, the Articles of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Florida, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the FBCA, the Articles of Incorporation or these Bylaws, to any shareholder to whom (1) notice of two consecutive annual meetings of shareholders and all notices of shareholder meetings or of the taking of action by written consent of shareholders without a meeting to such shareholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such shareholder at such shareholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such shareholder shall not be required. Any action or meeting that shall be taken or held without notice to such shareholder shall have the same force and effect as if such notice had been duly given. If any such shareholder shall deliver to the Corporation a written notice setting forth such shareholder’s then current address, the requirement that notice be given to such shareholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Florida, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 607.0141 of the FBCA. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

[Exhibit B to Agreement and Plan of Merger]

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Articles of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Shareholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, shareholders entitled to vote at such meeting and proxy holders not physically present at a meeting of shareholders may, by means of remote communication:

(i) participate in a meeting of shareholders; and

(ii) be deemed present in person and vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such shareholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Articles of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

[Exhibit B to Agreement and Plan of Merger]

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Articles of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Florida at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

[Exhibit B to Agreement and Plan of Merger]

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the shareholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Articles of Incorporation, the affirmative vote of the holders of 66.7% of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders to adopt, amend, alter or repeal the Bylaws.

Section 9.16. Federal Forum. In supplement to, not in replacement of, and, except as otherwise specifically provided in, the Articles of Incorporation, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, and specifically the federal district court for the Middle District of Florida, shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act, Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated under the Exchange Act or Securities Act. If any action the subject matter of which is (i) within the scope of Section 14.1 of the Articles of Incorporation is filed in the name of any shareholder in a court other than a court located within the 12th Judicial Circuit of the State of Florida or (ii) outside the scope of Section 14.1 of the Articles of Incorporation is filed in the name of any shareholder in a court other than the federal district court for the Middle District of Florida (the foregoing (i) and (ii), each a “Foreign Action”), such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the 12th Judicial Circuit or the Middle District of the State of Florida in connection with any action brought in any such court to enforce Section 14.1 of the Articles of Incorporation, (b) the personal jurisdiction of the federal district court for the Middle District of Florida in connection with any action brought in any such court to enforce this Section 9.16 (the foregoing (a) and (b) each a “FSC Enforcement Action”), and (c) having service of process made upon such shareholder in any such FSC Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

[Exhibit B to Agreement and Plan of Merger]

EXECUTION VERSION

Exhibit C
Parent Voting Support Agreement

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of December 18, 2025 (this “Agreement”), is made and entered into by and between TAE Technologies, Inc., a Delaware corporation (“Company”), and the Donald J. Trump Revocable Trust dated April 7, 2014, a trust governed by the laws of Florida (as amended, the “Trust”) and of which Donald J. Trump Jr. is the sole trustee (together with any additional or successor trustee of the Trust that may be appointed, the “Trustee”). Each of Company and the Trust is referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Company is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Company, Trump Media & Technology Group Corp., a Florida corporation (“Parent”), and T Media Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, at the closing of the transactions contemplated thereby and on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Company, with the result that Company will survive as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Trust is the Beneficial Owner or record owner of, and has either sole or shared voting power and dispositive power over, such number of shares of Parent Common Stock (collectively, “Parent Securities”), as is indicated opposite the Trust’s name on Schedule A attached hereto (such Parent Securities, “Existing Securities” and any such Parent Securities acquired by the Trust after the date hereof and prior to the Expiration Date, “New Securities”);

WHEREAS, Company desires that the Trust agrees, and the Trust is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below) in a manner prohibited by this Agreement, and to vote all of the Subject Securities with respect to which the Trust has voting rights in a manner so as to facilitate consummation of the Merger; and

WHEREAS, as a condition and an inducement to Company’s willingness to enter into the Merger Agreement, the Trust has agreed to enter into this Agreement with respect to all Subject Securities that the Trust Beneficially Owns or is the holder of record as of the date hereof and any additional Subject Securities that the Trust may acquire Beneficial Ownership or record ownership of after the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

[Exhibit C to Agreement and Plan of Merger]

ARTICLE I
DEFINITIONS

Section 1.1    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Agreement” shall have the meaning set forth in the preamble to this Agreement.

(b)
“Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rules 13d-3 and 13d-5 adopted by the SEC under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rules (in each case, irrespective of whether or not either such Rule is actually applicable in such circumstance); provided that, notwithstanding the generality of the foregoing, for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, redemption rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty (60) days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own,” “Beneficially Owned” and “Own Beneficially” shall have correlative meanings.

(c)	“Board” shall mean the Board of Directors of Parent.

(d)	“Company” shall have the meaning set forth in the preamble to this Agreement.

(e)
“Company’s Knowledge” shall mean the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, after reasonable inquiry of the direct reports of such individual.

(f)	“Existing Securities” shall have the meaning set forth in the recitals to this Agreement.

(g)
“Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date as the Merger Agreement shall be terminated in accordance with its terms, (c) a Parent Change of Recommendation in accordance with Section 6.6(d) of the Merger Agreement or (d) the termination of this Agreement by mutual written consent of the Parties hereto.

(h)	“Merger” shall have the meaning set forth in the recitals to this Agreement.

(i)	“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

(j)	“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

(k)	“New Securities” shall have the meaning set forth in the recitals to this Agreement.

[Exhibit C to Agreement and Plan of Merger]

(l)	“Parent” shall have the meaning set forth in the recitals to this Agreement.

(m)	“Parent Securities” shall have the meaning set forth in the recitals to this Agreement.

(n)	“Parties” shall have the meaning set forth in the preamble to this Agreement.

(o)
“Permitted Transfer” shall mean, with respect to the Trust, so long as (a) such Transfer is in accordance with applicable Law and (b) the Trust is in compliance with this Agreement, any Transfer of Subject Securities by the Trust to an Affiliate of the Trust, so long as such Affiliate, in advance of such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Trust and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the Trust from its obligations under this Agreement, other than with respect to the Subject Securities transferred in accordance with the foregoing provision; provided further, the Trust delivers advance notice of such Transfer pursuant to Section 8.02.

(p)	“Subject Securities” shall mean, collectively, Existing Securities and any New Securities.

(q)
“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, conveyance, exchange, encumbrance, hedge, gift, pledge, hypothecation, disposition, loan or other transfer (whether by revocation of the Trust, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise), either voluntary or involuntary, (ii) entry into any Contract, option or other understanding with respect to any offer, sale, assignment, conveyance, exchange, encumbrance, hedge, gift, pledge, hypothecation, disposition, loan or other transfer (whether by revocation of  the Trust, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise), (iii) to otherwise grant, permit or suffer the creation of any Liens (other than those created by this Agreement or under applicable securities laws) or (iv) to commit or agree, directly or indirectly, to take any of the foregoing actions.

(r)	“Trust” shall have the meaning set forth in the preamble to this Agreement.

(s)	“Trustee” shall have the meaning set forth in the preamble to this Agreement.

(t)	“Trust’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the Trustee.

[Exhibit C to Agreement and Plan of Merger]

ARTICLE II
AGREEMENT TO RETAIN SUBJECT SECURITIES

Section 2.1    Transfer and Encumbrance of Subject Securities. Until the earlier of (x) the Expiration Date and (y) the date the Parent Stockholder Approval is obtained, the Trust  agrees, with respect to any Subject Securities Beneficially Owned or held of record by the Trust, not to (a) Transfer any such Subject Securities except pursuant to a Permitted Transfer or (b) deposit any such Subject Securities into a voting trust or enter into any agreement, arrangement or understanding with any Person to vote or give instructions inconsistent with this Article II, including any rights to acquire, any granting of, options, rights of first offer or refusal, or any voting agreement or arrangement with respect to the Trust’s Subject Securities, grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or enter into any agreement or arrangement with any person to limit, restrict or adversely affect the Trust’s legal power to, authority or right to vote any of its Subject Securities or otherwise prevent the Trust from performing its obligations under this Agreement or commit or agree, directly or indirectly, to take any of the foregoing actions.  The Trust further authorizes Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities and that this Agreement places limits on the voting of the Subject Securities (in each case subject to the provisions hereof); provided, however, that any such stop transfer order shall terminate upon the earlier of (x) the Expiration Date and (y) the date the Parent Stockholder Approval is obtained. For the avoidance of doubt, nothing in this Agreement will restrict the Trust from Transferring any Parent Securities following receipt of the Parent Stockholder Approval.

Section 2.2     Acquisition of Additional Parent Securities.  If and to the extent that the Trust acquires Beneficial Ownership or record ownership of New Securities, or with respect to which the Trust otherwise acquires sole or shared voting power, following the execution of this Agreement and prior to the Expiration Date, such New Securities shall constitute Subject Securities and be subject to the terms and conditions of this Agreement.

Section 2.3    Unpermitted Transfers. Any Transfer or attempted or purported Transfer of any Subject Securities in violation of Section 2.01 shall be null and void ab initio.

[Exhibit C to Agreement and Plan of Merger]

ARTICLE III
AGREEMENT TO VOTE AND APPROVE

Section 3.1    Agreement to Vote and Approve. Until the Expiration Date, at every meeting of the stockholders of Parent (whether annual or special) called with respect to any of the following matters, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, the Trust shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities Beneficially Owned or held of record by the Trust (or such holder of record on such applicable record date): (a) in favor of the Parent Articles of Incorporation Amendment and the Parent Stock Issuance, (b) in favor of any other proposal in respect of which the vote or written consent of the Trust is requested that could reasonably be expected to facilitate the approval of the transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the stockholders of Parent to a later date if there are not sufficient votes to approve the Parent Articles of Incorporation Amendment and the Parent Stock Issuance and/or if there are not sufficient shares present in person or by proxy at such meeting of the stockholders of Parent to constitute a quorum, and (c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or of the Trust under this Agreement, (ii) any amendment to Parent’s articles of incorporation or by-laws that would reasonably be expected to prohibit or impede the timely consummation of the Merger and/or the other transactions contemplated by the Merger Agreement or (iii) any change in a majority of the Board (other than in connection with the election of the Board Designees in accordance with the terms of the Merger Agreement).  Any such vote shall be cast, or consent shall be given, for purposes of this Section 3.01, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent. At any meeting of the stockholders of Parent (whether annual or special) to which this Section 3.01 is applicable, the Trust shall, or shall direct the holder(s) of record of all of the Subject Securities of the Trust on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Securities of the Trust to be counted as present thereat for purposes of establishing a quorum. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if there is any amendment or other modification to the Merger Agreement that is material and adverse to the Trust, then the Trust shall have no obligation to vote any of the Subject Securities in accordance with this Section 3 (including in favor of the Parent Articles of Incorporation Amendment or Parent Stock Issuance).

ARTICLE IV
SHAREHOLDER CAPACITY

Section 4.1     Agreement to Act only in Shareholder Capacity.  Notwithstanding anything to the contrary in this Agreement, this Agreement applies solely to the Trust in the Trust’s capacity as a shareholder of Parent, and nothing in this Agreement shall prevent the Trustee from acting in such Trustee’s capacity as an employee, officer or director of Parent or any Subsidiary of Parent, or taking any action in such capacity (including at the direction of the Board).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust hereby represents and warrants to Company as follows:

Section 5.1    Due Authority; Organization.  The Trust is duly formed, validly existing and has all requisite corporate, trust or other power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Trust has been duly and validly authorized by all necessary action on the part of the Trust, and no other proceedings on the part of the Trust are necessary to approve this Agreement or to consummate the transaction contemplated hereby, and the Trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly and validly executed and delivered by the Trust and, assuming this Agreement constitutes the valid and binding agreement of Company, constitutes a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, subject to the Enforceability Exceptions.

[Exhibit C to Agreement and Plan of Merger]

Section 5.2     Ownership of the Existing Securities.  As of the date hereof, (a) the Trust is the Beneficial Owner and record owner of Existing Securities as indicated on Schedule A hereto, free and clear of any proxy, voting restriction, adverse claim or other Lien, other than Liens created by this Agreement, the Merger Agreement or under applicable securities Laws, and (b) the Trustee has sole voting power over all of the Existing Securities Beneficially Owned or held of record by the Trust and sole power of disposition with respect to all of the Existing Securities, and no Person other than the Trustee has any right to direct or approve the voting or disposition of any of the Existing Securities. As of the date hereof, the Trust does not Beneficially Own or hold of record, any capital stock or other securities of Parent or any Subsidiary of Parent other than the Existing Securities set forth on Schedule A opposite the Trust’s name. As of the date hereof, the Trust does not Beneficially Own or hold of record, any rights to purchase or acquire any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent except as set forth on Schedule A opposite the Trust’s name.  None of the Existing Securities are subject to any voting trust agreement or other Contract to which the Trust is a party restricting or otherwise relating to the voting or Transfer of any of the Existing Securities.  The Trust has not appointed or granted any proxy or power of attorney that is in effect with respect to any Existing Securities. The Trust has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein.

Section 5.3     No Conflict; Consents.

(a)
The execution and delivery of this Agreement by the Trust does not, and the performance by the Trust of its obligations under this Agreement will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of the Trust or (ii) (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to the Trust or any of its properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which the Trust or any of its properties or assets are bound, or by which the Trust or any of its properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Trust.

(b)
Except for any required filings by the Trust with the SEC, the execution and delivery of this Agreement by the Trust does not, and the performance by the Trust of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

[Exhibit C to Agreement and Plan of Merger]

Section 5.4    Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to the Trust’s Knowledge, threatened against or affecting, the Trust or any of its Affiliates that would reasonably be expected to impair or adversely affect the ability of the Trust or any of its Affiliates to perform the Trust’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to the Trust as follows:

Section 6.1    Due Authority. Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Company has been duly and validly authorized, and no other corporate proceedings on the part of Company are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Company and, assuming this Agreement constitutes the valid and binding agreement of the Trust, constitutes a legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.2     No Conflict; Consents.

(a)
The execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations under this Agreement will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of Company or (ii) (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Company or any of its properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Company or any of its properties or assets are bound, or by which Company or any of its properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Company.

(b)
Except for any required filings by Company with the SEC, the execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 6.3    Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to Company’s Knowledge, threatened against or affecting, Company or any of its Affiliates that would reasonably be expected to impair or adversely affect the ability of Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

[Exhibit C to Agreement and Plan of Merger]

ARTICLE VII
NO LEGAL ACTION

Section 7.1     No Legal Action. The Trust shall not bring, commence, institute, maintain, voluntarily aid, finance, encourage or prosecute, and agree to take all actions necessary to opt out of any class in any class action with respect to, any claim, appeal, litigation, arbitration or proceeding which, and the Trust hereby waives any claim, appeal, litigation, arbitration or proceeding that, (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement (other than to enforce it) or (b) alleges the breach of any fiduciary duty of any Person (including any member of the Board or any committee thereof) in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. In addition, in the case of a class action, the Trust agrees not to bring, commence, institute, maintain, voluntarily aid, finance, encourage, prosecute or participate in and to take all actions necessary to opt out of, any class in any class action with respect to (a) or (b) above.

ARTICLE VIII
TERMINATION AND NOTICE

Section 8.1    Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Date. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing set forth in this Section 8.01 shall relieve any Party from liability for any Willful Breach in respect of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; and (b) the provisions of this Section 8.01, and Article IX, shall survive any termination of this Agreement.

Section 8.2    Notice of Certain Events. Until the Expiration Date, the Trust shall notify Company promptly of (a) the receipt by the Trust of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, (b) any acquisition of New Securities by the Trust pursuant to Section 2.02 and (c) any Permitted Transfer; provided, however, that the delivery of any notice pursuant to this Section 8.02 shall not limit or otherwise affect the remedies available to any Party.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Reliance by Company. The Trust understands and acknowledges that Company is entering into the Merger Agreement (and the other documents related thereto) in reliance upon the Trust’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Trust contained in this Agreement.

[Exhibit C to Agreement and Plan of Merger]

Section 9.2    No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities.  All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Trust, and Company shall have no authority to direct the Trust in the voting or disposition of any of the Subject Securities, except as otherwise provided herein.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Company, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 9.3    Further Assurances. From time to time, at the request of Company and without further consideration, the Trust shall take such further action as may reasonably be deemed to be necessary or desirable to effect the transactions contemplated by this Agreement.

Section 9.4   Certain Adjustments.  In the event of a change in the number of shares of Parent Securities by reason of any reclassification, recapitalization, split (including a reverse split), subdivision, combination, exchange or readjustment, or any stock or unit dividend or stock or unit distribution or other similar transaction, the terms “Parent Securities,” “New Securities” and “Subject Securities” shall be deemed to refer to and include such shares or units as well as all such stock or unit dividends and distributions and any securities into which or for which any or all of such shares or units may be changed or exchanged or which are received in such transaction.

Section 9.5     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses, whether or not the Merger is consummated.

Section 9.6   Counterparts; Effectiveness.  This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties to this Agreement and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.7     Governing Law; Jurisdiction.

(a)
This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Exhibit C to Agreement and Plan of Merger]

(b)
In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the State of Texas. In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Texas Business Court, First Division B, or, if the Texas Business Court, First Division B, does not have jurisdiction over a particular matter, the United States District Court for the Northern District of Texas, or, if both the Texas Business Court, First Division B, and the United States District Court for the Northern District of Texas do not have jurisdiction over a particular matter, any other state court within the State of Texas sitting in Dallas County, and, in each case, any appellate court therefrom.  Notwithstanding Section 9.07(a), this Section 9.07(b) shall be governed by and construed in accordance with the laws of the State of Texas.  Each of the Parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.07, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the Parties to this Agreement agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.09.

[Exhibit C to Agreement and Plan of Merger]

Section 9.8     Specific Enforcement.

(a)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.  Each Party acknowledges and agrees that (A) each Party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Company nor the Trust would have entered into this Agreement.

(b)
Each Party further agrees that (i) no such Party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.08, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.09.

Section 9.10  Notices. Any notice required to be given hereunder shall be in writing, and sent by reliable overnight delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of confirmation of transmission if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, and provided that the sender does not receive any out-of-office replies or other automatically generated responses), addressed as follows:

To the Company:

TAE Technologies, Inc.
19631 Pauling
Foothill Ranch, CA 92610
Attention: Michl Binderbauer, Chief Executive Officer
E-mail Address: [***]

with a copy (which shall not constitute notice) to:

[Exhibit C to Agreement and Plan of Merger]

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Travis Wofford; Sarah Dodson; Andrew Schulte
Phone: [***]
E-mail Address: [***]

To the Trust:

Donald J. Trump Revocable Trust dated April 7, 2014
115 Eagle Tree Terrace
Jupiter, FL 33477

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Viktor Sapezhnikov; Brian Wohlberg
Phone: [***]
E-mail Address: [***]

or to such other address as any Party shall specify with respect to itself by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.11   Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any purported assignment not permitted by this Section 9.11 shall be null and void.

[Exhibit C to Agreement and Plan of Merger]

Section 9.12   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.13   Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.14   Amendments; Waivers.

(a)	Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Parties hereto.

(b)
Except as otherwise set forth herein, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the covenants or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement.  Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party.  Notwithstanding the foregoing, no failure or delay by a Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.15 Headings.  The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

Section 9.16   Interpretation.  References in this Agreement to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement, unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such agreement or instrument.  Words in the singular shall be held to include the plural and vice versa.  References to “written” or “in writing” include in electronic form.  The word “or” shall not be exclusive.  The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and not merely “if.” Each of the Parties has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement.  A reference to any Person includes such Person’s successors and permitted assigns.

[Exhibit C to Agreement and Plan of Merger]

Section 9.17   Documentation and Information. The Trust consents to and authorizes the publication and disclosure by Parent and Company and their respective Affiliates of the Trust’s identity and holdings of Subject Securities, and the nature of the Trust’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement; provided, that the Trust will be provided with an opportunity to review any such disclosure prior to public release. As promptly as reasonably practicable, the Trust shall notify Parent and Company, as applicable, of any required corrections with respect to any written information supplied by the Trust specifically for use in any such disclosure document, if and to the extent the Trust becomes aware that any have become false or misleading in any material respect.

Section 9.18  Obligation to Update Schedule A.  The Trust agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by the Trust, the Trust will, as promptly as practicable following the completion thereof, notify each of Parent and Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature Page Follows]

[Exhibit C to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first above written.

TAE TECHNOLOGIES, INC.

By:
Name:
Title:

DONALD J. TRUMP REVOCABLE TRUST DATED APRIL 7, 2014

By:
Name:	Donald J. Trump Jr.
Title:	Sole trustee

[Exhibit C to Agreement and Plan of Merger]

EXECUTION VERSION

Exhibit D
Company Voting Support Agreement

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of December 18, 2025 (this “Agreement”), is made and entered into by and between Trump Media & Technology Group Corp., a Florida corporation (“Parent”), and each of the parties listed on Schedule A hereto (each, a “Securityholder” and, collectively, the “Securityholders”). Each of Parent and each Securityholder is referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, TAE Technologies, Inc., a Delaware corporation (“Company”), and T Media Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, at the closing of the transactions contemplated thereby and on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Company, with the result that Company will survive as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, each Securityholder is the Beneficial Owner or record owner of, and has either sole or shared voting power and dispositive power over, such number of shares of Company Common Stock and Company Preferred Stock (collectively, “Company Securities”), as is indicated opposite such Securityholder’s name on Schedule A attached hereto (such Company Securities, “Existing Securities” and any such Company Securities acquired by such Securityholder after the date hereof and prior to the Expiration Date, “New Securities”);

WHEREAS, Parent desires that the Securityholders agree, and each Securityholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below) in a manner prohibited by this Agreement, and to vote all of the Subject Securities with respect to which the Securityholder has voting rights in a manner so as to facilitate consummation of the Merger; and

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, each Securityholder has agreed to enter into this Agreement with respect to all Subject Securities that such Securityholder Beneficially Owns or is the holder of record as of the date hereof and any additional Subject Securities that such Securityholder may acquire Beneficial Ownership or record ownership of after the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Agreement” shall have the meaning set forth in the preamble to this Agreement.

(b)
“Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rules 13d-3 and 13d-5 adopted by the SEC under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rules (in each case, irrespective of whether or not either such Rule is actually applicable in such circumstance); provided that, notwithstanding the generality of the foregoing, for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, redemption rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty (60) days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own,” “Beneficially Owned” and “Own Beneficially” shall have correlative meanings.

(c)	“Board” shall mean the Board of Directors of Company.

(d)	“Company” shall have the meaning set forth in the preamble to this Agreement.

(e)	“Company Securities” shall have the meaning set forth in the recitals to this Agreement.

(f)	“Existing Securities” shall have the meaning set forth in the recitals to this Agreement.

(g)
“Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date as the Merger Agreement shall be terminated in accordance with its terms, (c) a Company Change of Recommendation in accordance with Section 6.5(d) of the Merger Agreement or (d) the termination of this Agreement by mutual written consent of the Parties hereto.

(h)	“Merger” shall have the meaning set forth in the recitals to this Agreement.

(i)	“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

(j)	“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

(k)	“New Securities” shall have the meaning set forth in the recitals to this Agreement.

(l)	“Parent” shall have the meaning set forth in the recitals to this Agreement.

(m)
“Parent’s Knowledge” shall mean the actual knowledge of the Parent’s Chief Executive Officer, Chief Financial Officer or General Counsel, after reasonable inquiry of the direct reports of such individual.

(n)	“Parties” shall have the meaning set forth in the preamble to this Agreement.

(o)
“Permitted Transfer” shall mean, with respect to each Securityholder, so long as (a) such Transfer is in accordance with applicable Law and (b) such Securityholder is in compliance with this Agreement, any Transfer of Subject Securities by such Securityholder to an Affiliate of such Securityholder, so long as such Affiliate, in advance of such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Securityholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve such Securityholder from its obligations under this Agreement, other than with respect to the Subject Securities transferred in accordance with the foregoing provision; provided further, such Securityholder delivers advance notice of such Transfer pursuant to Section 8.02.

(p)	“Securityholder” and “Securityholders” shall have the meaning set forth in the preamble to this Agreement.

(q)	“Securityholder’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the Securityholder.

(r)	“Subject Securities” shall mean, collectively, with respect to each Securityholder, such Securityholder’s Existing Securities and any New Securities.

(s)
“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, conveyance, exchange, encumbrance, hedge, gift, pledge, hypothecation, disposition, loan or other transfer (whether by revocation of the Securityholder, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise), either voluntary or involuntary, (ii) entry into any Contract, option or other understanding with respect to any offer, sale, assignment, conveyance, exchange, encumbrance, hedge, gift, pledge, hypothecation, disposition, loan or other transfer (whether by revocation of  the Securityholder, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise), (iii) to otherwise grant, permit or suffer the creation of any Liens (other than those created by this Agreement or under applicable securities laws) or (iv) to commit or agree, directly or indirectly, to take any of the foregoing actions.

ARTICLE II
AGREEMENT TO RETAIN SUBJECT SECURITIES.

Section 2.1    Transfer and Encumbrance of Subject Securities. Until the earlier of (x) the Expiration Date and (y) the date the Company Stockholder Approval is obtained, each Securityholder  agrees, with respect to any Subject Securities Beneficially Owned or held of record by such Securityholder, not to (a) Transfer any such Subject Securities except pursuant to a Permitted Transfer or (b) deposit any such Subject Securities into a voting trust or enter into any agreement, arrangement or understanding with any Person to vote or give instructions inconsistent with this Article II, including any rights to acquire, any granting of, options, rights of first offer or refusal, or any voting agreement or arrangement with respect to such Securityholder’s Subject Securities, grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or enter into any agreement or arrangement with any person to limit, restrict or adversely affect such Securityholder’s legal power to, authority or right to vote any of its Subject Securities or otherwise prevent such Securityholder from performing its obligations under this Agreement or commit or agree, directly or indirectly, to take any of the foregoing actions.  Such Securityholder further authorizes Company to notify Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities and that this Agreement places limits on the voting of the Subject Securities (in each case subject to the provisions hereof); provided, however, that any such stop transfer order shall terminate upon the earlier of (x) the Expiration Date and (y) the date the Company Stockholder Approval is obtained. For the avoidance of doubt, nothing in this Agreement will restrict any Securityholder from Transferring any Company Securities following receipt of the Company Stockholder Approval.

Section 2.2   Acquisition of Additional Company Securities.  If and to the extent that a Securityholder acquires Beneficial Ownership or record ownership of New Securities, or with respect to which such Securityholder otherwise acquires sole or shared voting power, following the execution of this Agreement and prior to the Expiration Date, such New Securities shall constitute Subject Securities and be subject to the terms and conditions of this Agreement.

Section 2.3    Unpermitted Transfers. Any Transfer or attempted or purported Transfer of any Subject Securities in violation of Section 2.01 shall be null and void ab initio.

ARTICLE III
AGREEMENT TO VOTE AND APPROVE.

Section 3.1    Agreement to Vote and Approve. Until the Expiration Date, at every meeting of the stockholders of Company (whether annual or special) called with respect to any of the following matters, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of the stockholders of Company with respect to any of the following matters, each Securityholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities Beneficially Owned or held of record by such Securityholder (or such holder of record on such applicable record date): (a) in favor of the Merger Agreement, the Conversion and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (b) in favor of any other proposal in respect of which the vote or written consent of such Securityholders is requested that could reasonably be expected to facilitate the approval of the transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the stockholders of Company to a later date if there are not sufficient votes to approve the Merger Agreement, the Conversion and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting of the stockholders of Company to constitute a quorum, and (c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of such Securityholder under this Agreement, (ii) any amendment to Company’s certificate of incorporation or by-laws that would reasonably be expected to prohibit or impede the timely consummation of the Merger and/or the other transactions contemplated by the Merger Agreement or (iii) any change in a majority of the Board.  Any such vote shall be cast, or consent shall be given, for purposes of this Section 3.01, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent. At any meeting of the stockholders of Company (whether annual or special) to which this Section 3.01 is applicable, each Securityholder shall, or shall direct the holder(s) of record of all of the Subject Securities of such Securityholder on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Securities of such Securityholder to be counted as present thereat for purposes of establishing a quorum. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if there is any amendment or other modification to the Merger Agreement that is material and adverse to the holders of Company Securities, then the Securityholders shall have no obligation to vote any of the Subject Securities in accordance with this Section 3 (including in favor of the Conversion or the Merger).

ARTICLE IV
SECURITYHOLDER CAPACITY.

Section 4.1    Agreement to Act only in Shareholder Capacity.  Notwithstanding anything to the contrary in this Agreement, this Agreement applies solely to the Securityholders in the Securityholders’ capacity as shareholders of Company, and nothing in this Agreement shall prevent such Securityholder from acting in such Securityholder’s capacity as an employee, officer or director of Company or any Subsidiary of Company, or taking any action in such capacity (including at the direction of the Board).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS.

Each Securityholder hereby represents and warrants to Parent as follows:

Section 5.1     Due Authority; Organization.  Each Securityholder is duly formed, validly existing and has all requisite corporate, trust or other power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. If such Securityholder is an entity, the execution, delivery and performance of this Agreement by such Securityholder has been duly and validly authorized by all necessary action on the part of such Securityholder, and no other proceedings on the part of such Securityholder are necessary to approve this Agreement or to consummate the transaction contemplated hereby, and such Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes a legal, valid and binding agreement of such Securityholder, enforceable against such Securityholder in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2   Ownership of the Existing Securities.  As of the date hereof, such Securityholder (a)  is the Beneficial Owner and record owner of Existing Securities as indicated on Schedule A hereto, free and clear of any proxy, voting restriction, adverse claim or other Lien, other than Liens created by this Agreement, the Merger Agreement or under applicable securities Laws, and (b) has sole voting power over all of the Existing Securities Beneficially Owned or held of record by such Securityholder and sole power of disposition with respect to all of the Existing Securities, and no other Person has any right to direct or approve the voting or disposition of any of the Existing Securities. As of the date hereof, such Securityholder does not Beneficially Own or hold of record, any capital stock or other securities of Company or any Subsidiary of Company other than the Existing Securities set forth on Schedule A opposite such Securityholder’s name. As of the date hereof, such Securityholder does not Beneficially Own or hold of record, any rights to purchase or acquire any shares of capital stock or other equity interests of Company or any Subsidiary of Company except as set forth on Schedule A opposite such Securityholder’s name.  None of the Existing Securities are subject to any voting trust agreement or other Contract to which such Securityholder is a party restricting or otherwise relating to the voting or Transfer of any of the Existing Securities. Such Securityholder has not appointed or granted any proxy or power of attorney that is in effect with respect to any Existing Securities. Such Securityholder has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein.

Section 5.3     No Conflict; Consents.

(a)
The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of its obligations under this Agreement will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of such Securityholder or (ii) (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to such Securityholder or any of its properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which such Securityholder or any of its properties or assets are bound, or by which such Securityholder or any of its properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Securityholder.

(b)
The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 5.4    Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to such Securityholder’s Knowledge, threatened against or affecting, such Securityholder or any of its Affiliates that would reasonably be expected to impair or adversely affect the ability of such Securityholder or any of its Affiliates to perform such Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent hereby represents and warrants to each Securityholder as follows:

Section 6.1   Due Authority. Parent has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent has been duly and validly authorized, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of such Securityholder, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.2     No Conflict; Consents.

(a)
The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or (ii) (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Parent or any of its properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Parent or any of its properties or assets are bound, or by which Parent or any of its properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent.

(b)
Except for any required filings by Parent with the SEC, the execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 6.3    Absence of Litigation. As of the date of this Agreement, there is no Action or Order pending or, to Parent’s Knowledge, threatened against or affecting, Parent or any of its Affiliates that would reasonably be expected to impair or adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE VII
NO LEGAL ACTION.

Section 7.1    No Legal Action. The Securityholders shall not bring, commence, institute, maintain, voluntarily aid, finance, encourage or prosecute, and agree to take all actions necessary to opt out of any class in any class action with respect to, any claim, appeal, litigation, arbitration or proceeding which, and each Securityholder hereby waives any claim, appeal, litigation, arbitration or proceeding that, (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement (other than to enforce it) or (b) alleges the breach of any fiduciary duty of any Person (including any member of the Board or any committee thereof) in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. In addition, in the case of a class action, each Securityholder agrees not to bring, commence, institute, maintain, voluntarily aid, finance, encourage, prosecute or participate in and to take all actions necessary to opt out of, any class in any class action with respect to (a) or (b) above.

ARTICLE VIII
TERMINATION AND NOTICE.

Section 8.1    Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Date. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing set forth in this Section 8.01 shall relieve any Party from liability for any Willful Breach in respect of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; and (b) the provisions of this Section 8.01, and Article IX, shall survive any termination of this Agreement.

Section 8.2   Notice of Certain Events. Until the Expiration Date, each Securityholder shall notify Parent promptly of (a) the receipt by such Securityholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, (b) any acquisition of New Securities by such Securityholder pursuant to Section 2.02 and (c) any Permitted Transfer; provided, however, that the delivery of any notice pursuant to this Section 8.02 shall not limit or otherwise affect the remedies available to any Party.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Reliance by Parent. Each Securityholder understands and acknowledges that Parent is entering into the Merger Agreement (and the other documents related thereto) in reliance upon such Securityholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of each Securityholder contained in this Agreement.

Section 9.2   No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities.  All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to such Securityholder, and Parent shall have no authority to direct such Securityholder in the voting or disposition of any of the Subject Securities, except as otherwise provided herein.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 9.3     Further Assurances. From time to time, at the request of Parent and without further consideration, each Securityholder shall take such further action as may reasonably be deemed to be necessary or desirable to effect the transactions contemplated by this Agreement.

Section 9.4    Certain Adjustments.  In the event of a change in the number of shares of Parent Securities by reason of any reclassification, recapitalization, split (including a reverse split), subdivision, combination, exchange or readjustment, or any stock or unit dividend or stock or unit distribution or other similar transaction, the terms “Company Securities,” “New Securities” and “Subject Securities” shall be deemed to refer to and include such shares or units as well as all such stock or unit dividends and distributions and any securities into which or for which any or all of such shares or units may be changed or exchanged or which are received in such transaction.

Section 9.5     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses, whether or not the Merger is consummated.

Section 9.6   Counterparts; Effectiveness.  This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties to this Agreement and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.7     Governing Law; Jurisdiction.

(a)
This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)
In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the State of Texas. In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Texas Business Court, First Division B, or, if the Texas Business Court, First Division B does not have jurisdiction over a particular matter, the United States District Court for the Northern District of Texas, or, if both the Texas Business Court, First Division B and the United States District Court for the Northern District of Texas do not have jurisdiction over a particular matter, any other state court within the State of Texas sitting in Dallas County, and, in each case, any appellate court therefrom.  Notwithstanding Section 9.07(a), this Section 9.07(b) shall be governed by and construed in accordance with the laws of the State of Texas.  Each of the Parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.07, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the Parties to this Agreement agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.10.

Section 9.8     Specific Enforcement.

(a)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.  Each Party acknowledges and agrees that (A) each Party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Parent nor such Securityholder would have entered into this Agreement.

(b)
Each Party further agrees that (i) no such Party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.08, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.09.

Section 9.10  Notices. Any notice required to be given hereunder shall be in writing, and sent by reliable overnight delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of confirmation of transmission if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, and provided that the sender does not receive any out-of-office replies or other automatically generated responses), addressed as follows:

To Parent:

Trump Media & Technology Group Corp.
401 N. Cattlemen Road, Suite 200
Sarasota, FL 34232
Attention: Scott Glabe, General Counsel and Secretary
E-mail Address: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Viktor Sapezhnikov; Brian Wohlberg
Phone: [***]
E-mail Address: [***]

If to a Securityholder, to the address set forth for such Securityholder on Schedule A.

or to such other address as any Party shall specify with respect to itself by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.11   Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any purported assignment not permitted by this Section 9.11 shall be null and void.

Section 9.12   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.13   Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.14   Amendments; Waivers.

(a)	Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Parties hereto.

(b)
Except as otherwise set forth herein, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the covenants or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement.  Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party.  Notwithstanding the foregoing, no failure or delay by a Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.15 Headings.  The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

Section 9.16   Interpretation.  References in this Agreement to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement, unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such agreement or instrument.  Words in the singular shall be held to include the plural and vice versa.  References to “written” or “in writing” include in electronic form.  The word “or” shall not be exclusive.  The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and not merely “if.” Each of the Parties has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement.  A reference to any Person includes such Person’s successors and permitted assigns.

Section 9.17   Documentation and Information. Each Securityholder consents to and authorizes the publication and disclosure by Parent and Company and their respective Affiliates of such Securityholder’s identity and holdings of Subject Securities, and the nature of such Securityholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement; provided, that such Securityholder will be provided with an opportunity to review any such disclosure prior to public release. As promptly as reasonably practicable, such Securityholder shall notify Parent and Company, as applicable, of any required corrections with respect to any written information supplied by such Securityholder specifically for use in any such disclosure document, if and to the extent such Securityholder becomes aware that any have become false or misleading in any material respect.

Section 9.18  Obligation to Update Schedule A.  Each Securityholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by such Securityholder, such Securityholder will, as promptly as practicable following the completion thereof, notify each of Parent and Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first above written.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:
Name:
Title:

[SECURITYHOLDERS]

By:
Name:	[Securityholder]
Title:	Securityholder

Exhibit E

Governance Matters

Company Designees:

1.	Dr. Michl Binderbauer (Class III)
2.	Michael B. Schwab (Chairman, independent director) (Class II)

Parent Designees:

1.	Devin Nunes (Class III)
2.	Donald Trump Jr. (Class II)

Other Designee Selection Process:

Parent and Company will use reasonable best efforts to, during the 45-day period following the date of the Agreement, agree on five Other Designees. Each of the Other Designees and one of the Company Designees will be required to qualify as an “independent director” under the applicable rules of the SEC, the Nasdaq and the NYSE Texas.

If Parent and Company are unable to reach agreement on five Other Designees, then each of Parent and Company shall select two Other Designees, and the Company Designees, the Parent Designees and the four Other Designees will (and Parent and Company shall instruct their respective Board Designees to) use reasonable best efforts, as promptly as practical thereafter, to select a fifth Other Designee.

If the fifth Other Designee is not selected by the Effective Time, then the Parent Board, from the Effective Time, shall consist of only the Company Designees, the Parent Designees and the four Other Designees until such time as the Board Designees (or their duly appointed successors) shall select the Parent Board’s ninth member.

Officers of Parent:

1.	Devin Nunes, Co-Chief Executive Officer
2.	Dr. Michl Binderbauer, Co-Chief Executive Officer

Other Governance Matters:

1.	Chairperson of the Parent Board: Michael B. Schwab

Directors of Surviving Corporation:

The Chief Executive Officer and General Counsel of Company immediately prior to the Effective Time and Michael Schwab shall be the only directors of the Surviving Corporation immediately after the Effective Time.

[Exhibit E to Agreement and Plan of Merger]

Officers of Surviving Corporation:

The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

[Exhibit E to Agreement and Plan of Merger]

Exhibit F
Illustrative Fully Diluted Shares Certificate

ILLUSTRATIVE FORM
OF
COMPANY FULLY DILUTED SHARES CERTIFICATE

as of

December 15, 2025

This certificate is being delivered pursuant to Section 3.2(d)(ii) of the Agreement and Plan of Merger, dated as of December 18, 2025 (the “Merger Agreement”), by and among Trump Media & Technology Group Corp., a Florida corporation (“Parent”), T Media Sub, Inc., a Florida corporation, and TAE Technologies, Inc., a Delaware corporation (“Company”). Any capitalized term used but not otherwise defined herein has the meaning given to such term in the Merger Agreement.

The undersigned, being a duly appointed, qualified and acting officer of Company, solely in his aforementioned capacity and not in his individual capacity, hereby certifies to Parent as follows:

1.        Number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock resulting from the Conversion): 45,468,193.

2.       Number of shares of Company Common Stock that are issuable pursuant to all Company Equity Awards and Company Warrants taking into account the consummation of the transactions contemplated by the Merger Agreement and assuming the maximum number of shares of Company Common Stock that are or could become issuable thereunder following Closing: 16,711,482.

3.        Number of Disregarded Shares: 0.

4.        Company Fully Diluted Shares: 62,179,675.

5.        The report attached as Exhibit A hereto contains all necessary data to calculate the Company Fully Diluted Shares.

[Signature page follows]

[Exhibit F to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate to Parent as of the date first set forth above.

TAE TECHNOLOGIES, INC.

By:
Name:
Title:

[Exhibit F to Agreement and Plan of Merger]

ILLUSTRATIVE FORM
OF
PARENT FULLY DILUTED SHARES CERTIFICATE

as of

December 15, 2025

This certificate is being delivered pursuant to Section 3.2(d)(i) of the Agreement and Plan of Merger, dated as of December 18, 2025 (the “Merger Agreement”), by and among Trump Media & Technology Group Corp., a Florida corporation (“Parent”), T Media Sub, Inc., a Florida corporation, and TAE Technologies, Inc., a Delaware corporation (“Company”). Any capitalized term used but not otherwise defined herein has the meaning given to such term in the Merger Agreement.

The undersigned, being a duly appointed, qualified and acting officer of Parent, solely in his aforementioned capacity and not in his individual capacity, hereby certifies to Company as follows:

6.       Number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, excluding any treasury shares): 276,497,911.

7.        Number of shares of Parent Common Stock that are issuable pursuant to all Parent Equity Awards and Parent Warrants taking into account the consummation of the transactions contemplated by the Merger Agreement and assuming the maximum number of shares of Parent Common Stock that are or could become issuable thereunder following Closing: 14,409,926.

8.        Parent Fully Diluted Shares: 290,907,837.

9.        The report attached as Exhibit A hereto contains all necessary data to calculate the Parent Fully Diluted Shares.

[Signature page follows]

[Exhibit F to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate to Company as of the date first set forth above.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:
Name:
Title:

[Exhibit F to Agreement and Plan of Merger]